As filed with the Securities and Exchange Commission on March 25, 2016

File No. 001-37689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

ALJ REGIONAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4082185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

244 Madison Avenue, PMB #358

New York, NY 10016

(Address of Principal Executive Offices, including zip code)

(212) 883-0083

(Registrant’s telephone number, including area code)

Copies of all correspondence regarding this Form 10 should be directed to the following:

T. Robert Christ Chief Financial Officer ALJ Regional Holdings, Inc. 244 Madison Avenue, PMB #358 New York, NY 10016 (301) 529-3160	Christopher M. Forrester Shearman & Sterling LLP 1460 El Camino Real Menlo Park, CA 94025 (650) 838-3772

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01 per share	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐
Accelerated filer ☐	Smaller reporting company ☑

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this Form 10 regarding future financial performance, results and conditions and other statements that are not historical facts, including, among others, the statements regarding competition, the Company’s intention to retain earnings for use in the Company’s business operations, the Company’s ability to continue to fund its operations and service its indebtedness, the adequacy of the Company’s accrual for tax liabilities, management’s projection of continued taxable income, and the Company’s ability to offset future income against net operating loss carryovers, constitute forward-looking statements. The words “can,” “could,” “may,” “will,” “would,” “plan,” “future,” “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements are based on current expectations and are subject to risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain important factors, including, without limitation, the risks set forth under the caption “Risk Factors” below, which are incorporated herein by reference. Some, but not all, of the forward-looking statements contained in this Form 10 include, among other things, statements about the following:

●	any statements regarding our expectations for future performance;
●	our intentions to list our common stock on The Nasdaq Stock Market (“NASDAQ”);
●	our ability to compete effectively;
●	statements regarding future revenues of our subsidiaries and the potential concentration of such revenues coming from a limited number of customers;
●	Phoenix’s ability to meet all of its customer’s print project needs;
●	our expectations that interest expense will increase;
●	our expectations that we will continue to have non-cash compensation expenses;
●	our expectation that we will be in compliance with the required covenants pursuant to our loan agreements;
●	regulatory compliance costs; and
●	the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

The Company is also subject to general business risks, including results of tax audits, adverse state, federal or foreign legislation and regulation, changes in general economic factors, the Company’s ability to retain and attract key employees, acts of war or global terrorism and unexpected natural disasters. Any forward-looking statements included in this Form 10 are made as of the date hereof, based on information available to the Company as of the date hereof, and, the Company assumes no obligation to update any forward-looking statements.

Item 1.	Business

Overview

ALJ Regional Holdings, Inc. (“ALJ,” or “we”) is a holding company that operates three wholly owned subsidiaries. We purchased Faneuil, Inc. (“Faneuil”) on October 18, 2013; Floors-N-More, LLC, dba Carpets N’ More, (“Carpets”) on March 31, 2014; and Phoenix Color Corp. (“Phoenix”) on August 8, 2015. As a result, we have organized our business and corporate structure into three business segments: Faneuil, Carpets and Phoenix.

With several members of senior management and our Board of Directors coming from long careers in the professional service industry, ALJ is focused on acquiring and operating exceptional customer service-based businesses.

Faneuil

Background

Faneuil is a Delaware corporation with headquarters in Hampton, VA. We acquired Faneuil from Harland Clarke Holdings Corp., a wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. for aggregate consideration of $53.0 million in 2013. For additional information regarding this transaction, see “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Faneuil is a nationally recognized leader in technology-enabled in-person and automated service delivery, particularly in regulated, highly complex environments.

Services

Faneuil provides business processing solutions for an extensive client portfolio that includes both commercial and government entities across several verticals, including transportation, government services, utilities and healthcare. Utilizing advanced applications and a team of approximately 3,325 service professionals, Faneuil delivers broad outsourcing support, ranging from customer contact centers, fulfillment operations and information technology services, to manual and electronic toll collection, violation processing and medical device tracking, with the goal of building its clients’ brands by providing exemplary customer service.

Faneuil’s core competencies include:

●	High-volume, multi-channel customer contact centers
●	Customer relationship management
●	Billing, payment and claims processing
●	Data entry
●	Document management
●	Operational expertise
●	Workforce and support analytics
●	Quality assurance
●	Back office and fulfillment operations
●	System support and maintenance
●	Staffing services

Faneuil’s customer contact employees undergo intensive training and development, followed by structured monitoring and assessments before they are certified to process customer contacts. Faneuil’s customer contact employees provide service delivery through multiple communication channels, including telephone, fax, email, web chat and face-to-face interaction. Additionally, Faneuil provides multi-lingual representatives to accommodate the communication needs of non-English-speaking customers, as well as the hearing-impaired.

Employees

Faneuil had approximately 3,325 employees as of December 31, 2015. None of Faneuil’s employees are subject to any collective bargaining agreements. Faneuil considers its employee relations good.

Customers

Faneuil’s client portfolio includes both government and commercial entities nationwide, including several toll authorities, state agencies, municipalities, a publicly owned utility, two health benefit exchanges, an agency that operates the major airports serving the Washington, D.C. area and several other public and private entities.

Many of Faneuil’s customers are government agencies subject to contractual budgetary ceilings. State and local funding for these agencies are approved by the respective state legislature(s) each year. Depending on budgetary constraints, the contract values may be subject to change based upon ongoing legislative approval.

Competition

Faneuil’s primary competitors are other large providers of toll services, such as Xerox, AEComm and TransCore, Inc., as well as contact center operators such as Xerox, Maximus and Alberta Health Services. In many cases, Faneuil is smaller and has less financial and personnel resources than its competitors. If Faneuil cannot compete effectively to win new business and retain existing clients, its operating results will be negatively affected. To remain competitive, Faneuil must continuously implement new technologies, expand its portfolio of outsourced services and may have to make occasional strategic adjustments to its pricing for its services.

Properties

Faneuil leases all its properties with various locations throughout the United States for customer contact centers, walk-in retail, and administration. Corporate headquarters are located in Hampton, VA. Faneuil’s leased facilities comprise an aggregate of approximately 230,000 square feet with leases that expire at various dates through December 2020. Faneuil believes the facilities under lease will be adequate for at least the next 12 months. For additional information regarding Faneuil’s obligations under property leases, see Note 15 of Notes to Consolidated Financial Statements, included in Item 15 of this Report.

Backlog

Faneuil’s backlog represents multi-year contract deliverables, which totaled $290.2 million and $110.1 million as of September 30, 2015 and 2014, respectively and $269.3 million and $80.7 million as of December 31, 2015 and 2014, respectively.

Seasonality

Faneuil experiences seasonality within its various lines of business. For example, during the end of the calendar year through the end of the first calendar quarter, Faneuil generally experiences higher revenues in the healthcare markets as the contact centers increase operations during the enrollment periods of the healthcare exchanges. Faneuil’s revenue generally decreases in the healthcare sector during the remaining portion of the year after the enrollment period. Seasonality is less prevalent in the transportation segments though there is typically an increase in volume during the summer months.

Governmental Regulation

Faneuil’s business is subject to many legal and regulatory requirements in the United States, covering such matters as data privacy, consumer protection, health care requirements, labor relations, taxation, internal and disclosure control obligations, governmental affairs and immigration. For example, Faneuil is subject to state and federal laws and regulations regarding the protection of consumer information commonly referred to as “non-public personal information.” For instance, the collection of patient data through Faneuil’s contact center services and medical device tracking services is subject to the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, which protects the privacy of patient data. These laws, regulations and agreements require Faneuil to develop and implement policies to protect non-public personal information and to disclose these policies to consumers before a customer relationship is established and periodically after that. These laws, regulations, and agreements limit Faneuil’s ability to use or disclose non-public personal information for other than the purposes originally intended. Many of these regulations, including those related to data privacy, are frequently changing and sometimes conflict with existing ones amongst the various jurisdictions in which Faneuil provides services. Violations of these laws and regulations could result in liability for damages, fines, criminal prosecution, unfavorable publicity and restrictions on Faneuil’s ability to operate. Faneuil’s failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to Faneuil’s reputation in the marketplace, which could have a material adverse effect on Faneuil’s business, results of operations and financial condition. Also, because a substantial portion of Faneuil’s operating costs consists of labor costs, changes in governmental regulations relating to wages, healthcare and healthcare reform and other benefits or employment taxes could have a material adverse effect on Faneuil’s business, results of operations or financial condition.

Management

Faneuil is led by our board member Anna Van Buren, who has served as Faneuil’s President and Chief Executive Officer since 2009, and previously served in executive roles at Faneuil since 2004. For additional information regarding Ms. Van Buren, see “Item 5. Directors and Executive Officers.”

Carpets N’ More

Background

Carpets was originally organized in Nevada in 2007. We acquired Carpets from Levine Leichtman in 2014 for aggregate consideration of $5.25 million. For additional information regarding this transaction, see “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets, including flooring, countertops, cabinets, window coverings and garage/closet organizers. In addition to a stone and solid surface fabrication facility, Carpets has five retail locations in the Las Vegas area, where it provides multiple products for the commercial, retail and homebuilder markets.

Products and Services

Floor Coverings. Carpets provides various floor coverings to home builders, commercial and retail customers including carpet, hardwood, laminate, tile, ceramic, porcelain, natural stone, vinyl plank, vinyl tile, area rugs and specialty flooring including bamboo, leather, cork and large format tile.

Countertops and Surrounds. Carpets provides countertop and surrounds, primarily for bathrooms and kitchens, including natural stone, granite, ceramic, porcelain, solid surface, quartz and piedrafina.

Cabinets and Other Products. Carpets provides kitchen, bathroom, and garage cabinets, closet and closet organizers and window coverings including blinds, shutters, and shades.

Customers

Carpets sells to a variety of customers, including home owners and home builders as well as to owners and operators of commercial buildings. Carpets’ home building customers include some of the largest home builders in the United States, along with local builders in and around Las Vegas, Nevada. Carpets’ commercial customers include general contractors, real estate investment firms/funds and commercial entities such as casinos and other companies looking to improve their office space. Carpets’ retail customers include the general public interested in making home improvements.

Carpets bids directly with home builders on residential developments and is awarded flooring, countertops and surrounds and/or cabinet contracts. These contracts involve installing the base level products in each of the residential homes within the awarded development and, when requested, providing upgraded materials and services to the base level products. Carpets also bids on commercial work and is awarded contracts generally on a fixed price basis. These projects generally involve high-rise condos, office buildings, tenant improvements, off-strip casinos and general contractors. Carpets’ marketing activities include billboards, Internet search engine optimization, banner advertising, car wraps, affiliate websites and radio and television advertising.

Competition

Carpets’ primary competitors are other flooring, countertop and surround and cabinet providers in the Las Vegas area, such as Interior Specialist Inc. and Classic Flooring, as well as large box stores like Lowe’s, Home Depot and RC Willey. Carpets believes that its competitive advantages include a comprehensive and high-end quality solution for home builders for flooring, surrounds and cabinets, which provides them with a single point of accountability. Carpets also competes with discounted flooring companies like Cloud Carpet and Carpets Galore.

Seasonality

Carpets generally experiences seasonality within the home building business as the number of houses sold during the winter months are generally lower than other times during the year. Conversely, the number of houses sold and delivered during the remaining portion of the year increases by comparison.

Employees

Carpets had 123 employees as of December 31, 2015. None of its employees are subject to any collective bargaining agreements. Carpets considers its employee relations good.

Properties

Carpets leases and operates five retail locations in and around Las Vegas, NV. Carpets’ corporate offices are also located in Las Vegas, NV. Carpets’ leased facilities comprise an aggregate of approximately 90,000 square feet with leases that expire at various dates through September 2019. Carpets believes the facilities under lease will be adequate for at least the next 12 months. For additional information regarding our obligations under property leases, see Note 15 of Notes to Consolidated Financial Statements, included in Item 15 of this Report.

Management

Carpets is led by Steve Chesin, who has served as its Chief Executive Officer since 2007. For additional information about Mr. Chesin, see “Item 5. Directors and Executive Officers.”

Phoenix

Background

Phoenix was originally incorporated in New York in 1979 and reincorporated in Delaware in 1996. We acquired Phoenix from Visant Corporation in 2015 for aggregate consideration of $88.3 million. For additional information regarding this transaction, see “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Phoenix is a premier full-service, full-color printer with over 35 years of superior print experience. Drawing on a broad spectrum of materials and decorative technologies, Phoenix produces memorable, value-added components, heavily illustrated books and specialty commercial products. Book publishers generally design book components to enhance the sales appeal of their books. The production of book components requires specialized equipment, materials and finishes and often demands high-quality, intricate work. As a result, many leading publishers rely on specialty printers such as Phoenix to supply high-quality book components. This same philosophy applies to labels, packaging and specialty commercial products, where Phoenix’s customers require the knowledge and expertise of a printer that can enhance their products for sale into the commercial marketplace. Phoenix has been servicing the publishing industry within the United States since 1979 and has formed lasting relationships with many of the biggest names in book publishing.

As a domestic manufacturer, Phoenix offers extensive, in-house digital pre-press capabilities and its technologically advanced UV printing platform supports an array of printing and finishing options. Phoenix’s innovative special effects include foil stamping, UV embellishments and laminations, as well as its trademarked products LithoFoil®, MetalTone™, Look of Leather™ and VibraColor™.

Products and Services

Books and Components

Phoenix offers several products for books and components, which represents 96.5% of Phoenix’s revenue.

Phoenix is a leader in providing distinctive cover components and high-quality, heavily illustrated and multi-colored books for all markets. With its technologically advanced prepress and press operations as well as an array of finishing applications and innovative special effects, Phoenix is committed to producing memorable, value-added products.

Labels and Packaging

In recent years, Phoenix has expanded into the label and packaging markets to leverage its unique printing and finishing capabilities as well as its trademarked special effects and extensive offerings of finishes and coatings. In 2014, Phoenix acquired the Brady Palmer Company, establishing its presence in the cut and stack label market. Phoenix is continuing to pursue growth in the folding carton and box wrap markets as well, and has invested in additional manufacturing capabilities and sales and marketing personnel to support these efforts.

Employees

Phoenix had 334 employees as of December 31, 2015. None of its employees are subject to any collective bargaining agreements. Phoenix considers its employee relations good.

Customers

The majority of Phoenix’s customers include many of the leading publishing companies. Additionally, Phoenix has a smaller customer base focused on labeling and packaging.

Backlog

Phoenix generally completes all jobs within a 30-day timeframe from the date of request, and, therefore, does not have any significant backlog. Contract volume commitments are generally defined as a percentage of a customer’s book component business; thus, there is not a fixed dollar value in most of our agreements with our customers.

Seasonality

There is seasonality to Phoenix’s business. Education book component sales (school and college) traditionally peak in the first and second quarters of the calendar year. Other book components sales traditionally peak in the third quarter of the calendar year. Book sales also traditionally peak in the third quarter of the calendar year. The fourth quarter of the calendar year traditionally has been the Phoenix’s weakest quarter. These seasonal factors are not significant.

Competition

The printing industry in general, and the printing and manufacturing of books in particular, is extremely competitive. Over the past several years, there has been significant consolidation in the publishing industry, such that fewer publishers control a greater share of the market. Although there are still many small, independent publishers, they do not wield the leverage held by major publishing houses. Additionally, the printing industry has experienced a reduction in demand for trade books due to the impact of the e-book market and a reduction in textbooks due to lower state government funding, alternative product formats and digital distribution of content.

Phoenix’s primary competitors in the printing and manufacturing of books and book components include, but are not limited to, R.R. Donnelley, Coral Graphics, Quad Graphics, and Worzalla. There is no reliable industry data available to determine Phoenix’s market share and position versus that of its competitors. With respect to book components, a portion of the products is produced by the book manufacturers and a portion by component printers. The dollar value of book components manufactured by the book manufacturers or by other component printers is unknown. Phoenix and Coral Graphics are the two primary trade book component manufacturers used by major publishers in the U.S. market. Most high-quality, heavily-illustrated and multi-colored books sold in the U.S. are produced outside of the U.S. Phoenix competes with Worzalla and several domestic book manufacturers for that portion that is produced domestically.

Properties

Phoenix owns its principal properties for corporate offices and production located in Hagerstown, MD. Phoenix’s owned facilities comprise an aggregate of approximately 276,000 square feet. Phoenix believes the facilities will be adequate for at least the next 12 months. For additional information regarding Phoenix’s obligations under property leases, see Note 15 of Notes to Consolidated Financial Statements, included in Item 15 of this Report.

Management

Phoenix is led by our board member Marc Reisch, who serves as its Chairman and previously served as its Chief Executive Officer from 2008 to 2015. For additional information regarding Mr. Reisch, see “Item 5. Directors and Executive Officers.”

Additional Information About ALJ and its Subsidiaries

ALJ was originally incorporated in the State of Delaware under the name Nuparent, Inc. on June 22, 1999. The Company’s name was changed to YouthStream Media Networks, Inc. on June 24, 1999, and that name was used through October 23, 2006. The Company’s name was changed to ALJ Regional Holdings, Inc. on October 23, 2006.

As of December 31, 2015, ALJ had two employees, its Executive Chairman and its Chief Financial Officer, performing services dedicated primarily to general corporate and administrative matters. None of the employees of ALJ, Faneuil, Carpets or Phoenix are represented by a labor union.

Intellectual Property

We rely on copyright, trademark and trade secret laws as well as contractual restrictions to protect our proprietary information and intellectual property rights. We control access to our proprietary information and intellectual property, in part, by entering into confidentiality and invention assignment agreements with our employees, contractors and business partners. We also control the use of our proprietary information and intellectual property through provisions in our client agreements and distribution partner agreements.

We have seven registered trademarks and one registered copyright in the United States as well as a number of common law trademarks and trade names. We rely substantially on unpatented proprietary technology. We do not consider the success of our business, as a whole, to be dependent on our intellectual property.

Item 1A.	Risk Factors

The following risk factors and other information included in this Form 10 should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be significantly harmed.

Risks Related to Faneuil

Economic downturns and reductions in government funding could have a negative effect on Faneuil’s business.

Demand for the services offered by Faneuil has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond its control, including economic conditions. During economic downturns, the ability of both private and governmental entities to make expenditures may decline significantly. We cannot be certain that economic or political conditions will be generally favorable or that there will not be significant fluctuations adversely affecting Faneuil’s industry as a whole, or key industry segments targeted by Faneuil. In addition, Faneuil’s operations are, in part, dependent upon state government funding. Significant changes in the level of state government funding could have an unfavorable effect on Faneuil’s business, financial position, results of operations and cash flows.

Faneuil’s business involves many program-related and contract-related risks.

Faneuil’s business is subject to a variety of program-related risks, including changes in political and other circumstances, particularly since contracts for major programs are performed over extended periods of time. These risks include changes in personnel at government authorities, the failure of applicable government authorities to take necessary actions, opposition by third parties to particular programs and the failure by customers to obtain adequate financing for particular programs. Due to these factors, losses on a particular contract or contracts could occur, and Faneuil could experience significant changes in operating results on a quarterly or annual basis.

Delays in the government budget process or a government shutdown may adversely affect Faneuil’s cash flows and operating results.

Faneuil derives a significant portion of its revenue from state government contracts and programs. Any delay in the state government budget process or a state government shutdown may result in Faneuil’s incurrence of substantial labor or other costs without reimbursement under customer contracts, or the delay or cancellation of key programs in which Faneuil is involved, which could materially adversely affect Faneuil’s cash flows and operating results.

Faneuil faces intense competition. If Faneuil does not compete effectively, its business may suffer.

Faneuil faces intense competition from numerous competitors. Faneuil primarily competes on the basis of quality, performance, innovation, technology, price, applications expertise, system and service flexibility and established customer service capabilities, as its services relate to toll collection, customer contact centers and employee staffing. Faneuil may not be able to compete effectively on all of these fronts or with all of its competitors. In addition, new competitors may emerge, and service offerings may be threatened by new technologies or market trends that reduce the value of the services Faneuil provides. To remain competitive, Faneuil must respond to new technologies and enhance its existing services, and we anticipate that it may have to adjust the pricing for its services to stay competitive on future responses to proposals. If Faneuil does not compete effectively, its business, financial position, results of operations and cash flows could be materially adversely affected.

Faneuil’s dependence on a small number of customers could adversely affect its business or results of operations.

Faneuil derives a substantial portion of its revenue from a relatively small number of customers. For additional information regarding Faneuil’s customer concentrations, see “Item 2. Financial Information – Concentrations.” We expect that Faneuil’s largest customers will continue to account for a substantial portion of its total net revenue for the foreseeable future. Faneuil has long-standing relationships with many of its significant customers. However, because Faneuil’s customers generally contract for specific projects or programs with a finite duration, Faneuil may lose these customers if funding for their respective programs is discontinued, or if their projects end and the contracts are not renewed or replaced. The loss or reduction of, or failure to renew or replace, any significant contracts with any of these customers could materially reduce Faneuil’s revenue and cash flows. Additionally, many of Faneuil’s customers are government entities, which can unilaterally terminate or modify the existing contracts with Faneuil without cause and penalty to such government entities in many situations. If Faneuil does not replace them with other customers or other programs, the loss of business from any one of such customers could have a material adverse effect on its business or results of operations.

Faneuil’s ability to recover capital investments in connection with its contracts is subject to risk.

In order to attract and retain large outsourcing contracts, Faneuil sometimes makes significant capital investments to perform its services under the contract, such as purchases of information technology equipment and costs incurred to develop and implement software. The net book value of such assets, including a portion of Faneuil’s intangible assets, could be impaired, and Faneuil’s earnings and cash flow could be materially adversely affected in the event of the early termination of all or a part of such a contract, reduction in volumes and services thereunder for reasons including, but not limited to, a client’s merger or acquisition, divestiture of assets or businesses, business failure or deterioration, or a client’s exercise of contract termination rights.

Faneuil’s business could be adversely affected if Faneuil’s clients are not satisfied with its services.

Faneuil’s business model depends in large part on its ability to attract new work from its base of existing clients. Faneuil’s business model also depends on relationships it develops with its clients with respect to understanding its clients’ needs and delivering solutions that are tailored to those needs. If a client is not satisfied with the quality of work performed by Faneuil or a subcontractor or with the type of services or solutions delivered, Faneuil could incur additional costs to address the situation, the profitability of that work might be impaired and the client’s dissatisfaction with Faneuil’s services could lead to the termination of that work or damage Faneuil’s ability to obtain additional work from that client. Also, negative publicity related to Faneuil’s client relationships, regardless of its accuracy, may further damage Faneuil’s business by affecting its ability to compete for new contracts with current and prospective clients.

Faneuil’s dependence on subcontractors and equipment manufacturers could adversely affect it.

In some cases, Faneuil relies on and partners with third party subcontractors as well as third-party equipment manufacturers to provide services under its contracts. To the extent that Faneuil cannot engage subcontractors or acquire equipment or materials, Faneuil’s ability to perform according to the terms of its contracts with its customers may be impaired. If the amount Faneuil is required to pay for subcontracted services or equipment exceeds the amount Faneuil has estimated in bidding for fixed prices or fixed unit price contracts, it could experience reduced profit or losses in the performance of these contracts with its customers. Also, if a subcontractor or a manufacturer is unable to deliver its services, equipment or materials according to the negotiated terms for any reason, including the deterioration of its financial condition, Faneuil may be required to purchase the services, equipment or materials from another source at a higher price. This may reduce the expected profit or result in a loss on a customer contract for which the services, equipment or materials were needed.

Faneuil’s dependence on primary contractors could adversely affect its ability to secure new projects and derive a profit from its existing projects.

In some cases, Faneuil partners as a subcontractor with third parties who are the primary contractors. In these cases, Faneuil is largely dependent on the judgments of the primary contractors in bidding for new projects and negotiating the primary contracts, including establishing the scope of services and service levels to be provided. Furthermore, even if projects are secured, if a primary contractor is unable to deliver its services according to the negotiated terms of the primary contract for any reason, including the deterioration of its financial condition, the customer may terminate or modify the primary contract, which may reduce Faneuil’s profit or cause losses in the performance of the contract.

If Faneuil or a primary contractor guarantees to a customer the timely implementation or performance standards of a program, Faneuil could incur additional costs to meet its guaranteed obligations or liquidated damages if it fails to perform as agreed.

In certain instances, Faneuil or its primary contractor guarantees a customer that it will implement a program by a scheduled date. At times, they also provide that the program will achieve or adhere to certain performance standards or key performance indicators. Although Faneuil generally provides input to its primary contractors regarding the scope of services and service levels to be provided, it is possible that a primary contractor may make commitments without Faneuil’s input or approval. If Faneuil or the primary contractor subsequently fails to implement the program as scheduled, or if the program subsequently fails to meet the guaranteed performance standards, Faneuil may be held responsible for costs to the client resulting from any delay in implementation, or the costs incurred by the program to achieve the performance standards. In most cases where Faneuil or the primary contractor fails to meet contractually defined performance standards, Faneuil may be subject to agreed-upon liquidated damages. To the extent that these events occur, the total costs for the program would exceed Faneuil’s original estimates, and it could experience reduced profits or in some cases a loss for that program.

Adequate bonding is necessary for Faneuil to win new contracts.

In line with industry practice, Faneuil is often required, primarily in its toll and transportation programs, to provide performance and surety bonds to customers in conjunction with its contracts. These bonds indemnify the customer should Faneuil fail to perform its obligations under the contracts. If a bond is required for a particular program and Faneuil is unable to obtain an appropriate bond, Faneuil cannot pursue that program. The issuance of a bond is at the surety’s sole discretion. Moreover, due to events that affect the insurance and bonding markets generally, bonding may be more difficult to obtain in the future or may only be available at significant additional costs. There can be no assurance that bonds will continue to be available on reasonable terms, or at all. Any inability to obtain adequate bonding and, as a result, to bid on new work could harm Faneuil’s business.

Interruption of Faneuil’s data centers and customer contact centers could negatively impact Faneuil’s business.

If Faneuil were to experience a temporary or permanent interruption at one or more of Faneuil’s data or customer contact centers due to natural disaster, casualty, operating malfunction, cyber-attack, sabotage or any other cause, Faneuil may be unable to provide the services it is contractually obligated to deliver. This could result in Faneuil being required to pay contractual damages to some clients or to allow some clients to terminate or renegotiate their contracts. Notwithstanding disaster recovery and business continuity plans and precautions instituted to protect Faneuil’s clients and Faneuil from events that could interrupt delivery of services, there is no guarantee that such interruptions would not result in a prolonged interruption in Faneuil’s ability to provide services to its clients or that such precautions would adequately compensate Faneuil for any losses it may incur as a result of such interruptions.

Any business disruptions due to political instability, armed hostilities, acts of terrorism or natural disasters could adversely affect Faneuil’s financial performance.

If terrorist activities, armed conflicts, political instability or natural disasters occur in the United States or other locations, such events may negatively affect Faneuil’s operations, cause general economic conditions to deteriorate or cause demand for Faneuil’s services, many of which depend on travel, to decline. A prolonged economic slowdown or recession could reduce the demand for Faneuil’s services, and consequently, negatively affect

Faneuil’s future sales and profits. Any of these events could have a significant effect on Faneuil’s business, financial condition or results of operations.

Faneuil is subject to uncertainties regarding healthcare reform that could materially and adversely affect our business.

On March 23, 2010, President Obama signed the Affordable Care Act (the “Affordable Care Act”) into law, which has effected comprehensive health insurance reform, including the creation of health insurance exchanges, among other reforms. A portion of Faneuil’s healthcare business relates to providing services to health insurance exchanges in various states and Faneuil believes that there may be significant opportunities for growth in this area. However, as has been widely publicized, the Affordable Care Act has been fraught with challenges. Given these challenges, there is uncertainty about continued developments with respect to healthcare reform. Significant changes to, or repeal of, the Affordable Care Act could materially and adversely affect our business.

Faneuil’s business is subject to many regulatory requirements, and current or future regulation could significantly increase Faneuil’s cost of doing business.

Faneuil’s business is subject to many laws and regulatory requirements in the United States, covering such matters as data privacy, consumer protection, health care requirements, labor relations, taxation, internal and disclosure control obligations, governmental affairs and immigration. For example, Faneuil is subject to state and federal laws and regulations regarding the protection of consumer information commonly referred to as “non-public personal information.” For instance, the collection of patient data through Faneuil’s contact center services and medical device tracking services is subject to the Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, which protects the privacy of patients’ data. These laws, regulations and agreements require Faneuil to develop and implement policies to protect non-public personal information and to disclose these policies to consumers before a customer relationship is established and periodically after that. These laws, regulations, and agreements limit Faneuil’s ability to use or disclose non-public personal information for purposes other than the ones originally intended. Many of these regulations, including those related to data privacy, are frequently changing and sometimes conflict with existing ones among the various jurisdictions in which Faneuil provides services. Violations of these laws and regulations could result in Faneuil’s liability for damages, fines, criminal prosecution, unfavorable publicity and restrictions on Faneuil’s ability to operate. Faneuil’s failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to Faneuil’s reputation in the marketplace, which could have a material adverse effect on Faneuil’s business, results of operations and financial condition. In addition, because a substantial portion of Faneuil’s operating costs consist of labor costs, changes in governmental regulations relating to wages, healthcare and healthcare reform and other benefits or employment taxes could have a material adverse effect on Faneuil’s business, results of operations or financial condition.

A failure to attract and retain necessary personnel, skilled management, and qualified subcontractors may have an adverse impact on Faneuil’s business.

Because Faneuil operates in intensely competitive markets, its success depends to a significant extent upon its ability to attract, retain and motivate highly skilled and qualified personnel and to subcontract with qualified, competent subcontractors. If Faneuil fails to attract, develop, motivate, retain, and effectively utilize personnel with the desired levels of training or experience, or is unable to contract with qualified, competent subcontractors, Faneuil’s business will be harmed. Experienced and capable personnel remain in high demand, and there is continual competition for their talents. Additionally, regarding the labor-intensive business of Faneuil, quality service depends on Faneuil’s ability to retain employees and control personnel turnover. Any increase in the employee turnover rate could increase recruiting and training costs and could decrease operating effectiveness and productivity. Faneuil may not be able to continue to hire, train and retain a sufficient number of qualified personnel to adequately staff new client projects. Faneuil’s business is driven in part by the personal relationships of Faneuil’s senior management team, and its success depends on the skills, experience and performance of members of Faneuil’s senior management team. Despite executing an employment agreement with Faneuil’s CEO, she or other members of the management team may discontinue service with Faneuil and Faneuil may not be able to find individuals to replace them at the same cost, or at all. Faneuil has not obtained “key person” insurance for any member of its senior management team. The loss or interruption of the services of any key employee or the loss of a key subcontractor relationship could hurt Faneuil’s business, financial condition, cash flow, results of operations and prospects.

Risks Related to Carpets

The floor covering industry is highly dependent on national and regional economic conditions, such as consumer confidence and income, corporate and individual spending, interest rate levels, availability of credit and demand for housing. A decline in residential or commercial construction activity or remodeling and refurbishment in Las Vegas could have a material adverse effect on our business.

The floor covering industry is highly dependent on construction activity, including new construction, which is cyclical in nature and recently experienced a downturn. The downturn in the U.S. and global economies, along with the residential and commercial markets in such economies, particularly in Las Vegas, negatively impacted the floor covering industry and Carpets’ business. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, these activities lagged during the downturn. Although these difficult economic conditions have improved, there may be additional downturns that could cause the industry to deteriorate in the future. A significant or prolonged decline in residential/commercial remodeling or new construction activity could have a material adverse effect on the Company’s business and results of operations.

Carpets faces intense competition in the floor covering industry that could decrease demand for its products or force it to lower prices, which could have a material adverse effect on our business.

The floor covering industry is highly competitive. Carpets competes with a number of home improvement stores, building materials supply houses and lumber yards, specialty design stores, showrooms, discount stores, local, regional and national hardware stores, mail order firms, warehouse clubs, independent building supply stores and other retailers, as well as with installers. Also, it faces growing competition from online and multichannel retailers as its customers increasingly use computers, tablets, smart phones and other mobile devices to shop online and compare prices and products in real time. Intense competitive pressures from one or more of Carpets’ competitors or its inability to adapt effectively and quickly to a changing competitive landscape could affect its prices, its margins or demand for its products and services. If it is unable to respond timely and appropriately to these competitive pressures, including through maintaining competitive locations of stores, customer service, quality and price of merchandise and services, in-stock levels, and merchandise assortment and presentation, its market share and its financial performance could be adversely affected.

Carpets may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect its relationship with customers, its reputation, demand for its products and services and its market share.

Carpets operates in a market sector where demand is strongly influenced by rapidly changing customer preferences as to product design and features. Carpets’ success depends on its ability to anticipate and react to changing consumer demands promptly. All of its products are subject to changing consumer preferences that cannot be predicted with certainty. Also, long lead times for certain of its products may make it hard for it to respond quickly to changes in consumer demands. Consumer preferences could shift rapidly to different types of products or away from the types of products Carpets carries altogether, and its future success depends, in part, on its ability to anticipate and respond to these changes. Failure to anticipate and respond promptly to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels, which could have a material adverse effect on its financial condition.

Carpets relies on third-party suppliers for its products. If it fails to identify and develop relationships with a sufficient number of qualified suppliers, or if its suppliers experience financial or operational difficulties, its ability to timely and efficiently access products that meet its standards could be adversely affected.

Carpets sources, stocks and sells products from vendors, and its ability to fulfill their orders reliably and efficiently is critical to its business success. Its ability to continue to identify and develop relationships with qualified suppliers who can satisfy its standards for quality and the need to access products in a timely, efficient and cost-effective manner is a significant challenge. Carpets’ ability to access products can also be adversely affected by political instability, the financial instability of suppliers, suppliers’ noncompliance with applicable laws, trade restrictions, tariffs, currency exchange rates, supply disruptions, weather conditions, natural disasters, shipping or logistical interruptions or costs and other factors beyond its control. If these vendors fail or are unable to perform as expected and Carpets is unable to replace them quickly, its business could be adversely affected, at least temporarily, until it can do so, and potentially, in some cases, permanently.

Failure to achieve and maintain a high level of product and service quality could damage Carpets’ image with customers and negatively impact its sales, profitability, cash flows and financial condition.

Product and service quality issues could result in a negative impact on customer confidence in Carpets and the Carpets brand image. As a result, Carpets’ reputation as a retailer of high-quality products and services could suffer and impact customer loyalty. Additionally, a decline in product and service quality could result in product recalls, product liability and warranty claims. Carpets generally provides a one-year warranty on the installation of any of its products. Warranty work related directly to installation is repaired at the cost to Carpets, and product defects are generally charged back to the manufacturer.

If Carpets is unable to manage its installation service business effectively, it could suffer lost sales and be subject to fines, lawsuits and a damaged reputation.

Carpets acts as a general contractor to provide installation services to its customers. As such, it is subject to regulatory requirements and risks applicable to general contractors, which include management of licensing, permitting and the quality of its installers. If Carpets fails to effectively manage these processes or provide proper oversight of these services, it could suffer lost sales, fines and lawsuits, as well as damage to its reputation, which could adversely affect its business.

Carpets’ business is dependent on estimating fixed price projects correctly and completing the installations within budget. Carpets could suffer losses associated with installations on fixed price projects.

Most of Carpets’ business consists of fixed price projects that are bid for and contracted based on estimated costs. The estimating process includes budgeting for the appropriate amount of materials, labor and overhead. At times, this work can be substantial and as a result Carpets’ ability to estimate costs correctly and its ability to complete the project within budget or satisfaction without material defect is essential. If Carpets is unable to estimate a project properly or unable to complete the project within budget or without material defect, it may suffer losses, which could adversely affect its reputation, business, and financial condition.

Carpets’ success depends upon its ability to attract, train and retain highly qualified associates while also controlling its labor costs.

Carpets’ customers expect a high level of customer service and product knowledge from its associates. To meet the needs and expectations of its customers, it must attract, train and retain a large number of highly qualified associates while at the same time controlling labor costs. Its ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs, as well as the impact of legislation or regulations governing labor relations or healthcare benefits. Also, Carpets competes with other retail businesses for many of its associates in hourly positions, and it invests significant resources in training and motivating them to maintain a high level of job satisfaction. These positions have historically had high turnover rates, which can lead to increased training and retention costs. There is no assurance that Carpets will be able to attract or retain highly qualified associates in the future.

A substantial decrease or interruption in business from Carpets’ significant customers or suppliers could adversely affect its business.

A small number of customers have historically accounted for a substantial portion of Carpets net revenue. We expect that key customers will continue to account for a substantial portion of Carpets net revenue for the foreseeable future. However, Carpets may lose these customers for due to pricing, quality or other various issues. The loss or reduction of, or failure to renew or replace, any significant contracts with any of these customers could have a material adverse effect on its business or results of operations. For additional information regarding customer concentrations, see “Item 2. Financial Information – Concentrations”.

Historically, Carpets has purchased inventory from a small number of vendors. If these vendors became unable to provide materials promptly, Carpets would be required to find alternative vendors. Management estimates they could locate and qualify new vendors in approximately two weeks. For additional information regarding vendor concentrations, see “Item 2. Financial Information – Concentrations”.

Risks Related to Phoenix

Phoenix faces intense competition in the printing industry that could decrease demand for its products or force it to lower prices.

The printing industry is highly competitive. Phoenix competes directly or indirectly with a number of established book and book component manufacturers. New distribution channels such as digital formats, the internet and online retailers and growing delivery platforms (e.g., tablets and e-readers), combined with the concentration of retailer power, pose threats and provide opportunities to traditional consumer publishing models, potentially impacting both sales volumes and pricing.

Competitive pressures or the inability to adapt effectively and quickly to a changing competitive landscape could affect Phoenix’s prices, its margins or demand for its products and services. If Phoenix is unable to respond timely and appropriately to these competitive pressures, from existing or new competitors, its business could be adversely affected.

Economic weakness and uncertainty, as well as the effects of these conditions on Phoenix’s customers and suppliers, could reduce demand for or Phoenix’s ability to provide its products and services.

Economic conditions and, in particular, conditions in Phoenix’s customers’ and suppliers’ businesses, could affect its business and results of operations. Phoenix has experienced and may continue to experience reduced demand for certain of its products and services. As a result of uncertainty about global economic conditions, including factors such as unemployment, bankruptcies, financial market volatility, sovereign debt issues, government budget deficits and other factors which continue to affect the global economy, Phoenix’s customers and suppliers may experience further deterioration of their businesses, suffer cash flow shortages or file for bankruptcy. In turn, existing or potential customers may delay or decline to purchase Phoenix’s products and related services, and Phoenix’s suppliers and customers may not be able to fulfill their obligations to it in a timely fashion.

Phoenix’s educational textbook cover and component sales depend on continued government funding for educational spending, which impacts demand by its customers, and may be affected by changes in or continued restrictions on local, state and/or federal funding and school budgets. As a result, a reduction in consumer discretionary spending or disposable income and/or adverse trends in the general economy (and consumer perceptions of those trends) may affect Phoenix more significantly than other businesses in other industries.

In addition, customer difficulties could result in increases in bad debt write-offs and increases to Phoenix’s allowance for doubtful accounts receivable. Further, Phoenix’s suppliers may experience similar conditions as its customers, which may impact their viability and their ability to fulfill their obligations to it. Negative changes in these or related economic factors could materially adversely affect Phoenix’s business.

A substantial decrease or interruption in business from Phoenix’s significant customers or suppliers could adversely affect its business.

Phoenix has significant customer and supplier concentration. For additional information regarding customer and supplier concentrations, see “Item 2. Financial Information – Concentrations.” Any significant cancellation, deferral or reduction in the quantity or type of products sold to these principal customers or a significant number of smaller customers, including as a result of our failure to perform, the impact of economic weakness and challenges to their businesses, a change in buying habits, further industry consolidation or the impact of the shift to alternative methods of content delivery, including digital distribution and printing, to customers, could have a material adverse effect on Phoenix’s business. Further, if Phoenix’s major customers, in turn, are not able to secure large orders, they will not be able to place orders with Phoenix. A substantial decrease or interruption in business from Phoenix’s significant customers could result in write-offs or the loss of future business and could have a material adverse effect on Phoenix’s business.

Additionally, Phoenix purchases certain limited grades of paper for the production of their book and component products. If our suppliers reduce their supplies or discontinue these grades of paper, we may be unable to fulfill our contract obligations, which could have a material adverse effect on Phoenix’s business.

Fluctuations in the cost and availability of raw materials could increase Phoenix’s cost of sales.

Phoenix is dependent upon the availability of raw materials to produce its products. Phoenix primarily uses paper, ink and adhesives, and the price and availability of these raw materials are affected by numerous factors beyond Phoenix’s control. These factors include:

●	the level of consumer demand for these materials and downstream products containing or using these materials;
●	the supply of these materials and the impact of industry consolidation;
●	government regulation and taxes;
●	market uncertainty;
●	volatility in the capital and credit markets;

●	environmental conditions and regulations; and
●	political and global economic conditions.

Any material increase in the price of key raw materials could adversely impact Phoenix’s cost of sales or result in the loss of availability of such materials at reasonable prices. When these fluctuations result in significantly higher raw material costs, Phoenix’s operating results are adversely affected to the extent it is unable to pass on these increased costs to its customers or to the extent they materially affect customer buying habits. Significant fluctuations in prices for paper, ink and adhesives could, therefore, have a material adverse effect on Phoenix’s business.

Any disruption at Phoenix’s production facility could adversely affect its results of operations.

Phoenix is dependent on certain key production facilities and certain specialized machines. Any disruption of production capabilities due to unforeseen events, including mechanical failures, labor disturbances, weather or other force majeure events, at any of its principal facilities could adversely affect its business, results of operations, cash flows, and financial condition. Further, if any of the specialized equipment that Phoenix relies upon to make its products becomes inoperable, Phoenix may experience delays in its ability to fulfill customer orders, which could harm its relationships with its customers.

Phoenix is subject to environmental obligations and liabilities that could impose substantial costs upon Phoenix.

Phoenix’s operations are subject to a variety of federal, state, local and foreign laws and regulations governing emissions to air, discharge to water, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters. As an owner and operator of real property and a generator of hazardous substances, Phoenix may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of Phoenix’s current or past operations have involved metalworking and plating, printing and other activities that have resulted in or could result in environmental conditions giving rise to liabilities. If Phoenix incurs significant expenses related to environmental cleanup or damages stemming from harm or alleged harm to health, property or natural resources arising from contamination or exposure to hazardous substances, Phoenix’s business may be materially and adversely affected.

Risks Related to our Businesses Generally and our Common Stock

Our ability to engage in some business transactions may be limited by the terms of our debt.

Our financing documents contain affirmative and negative financial covenants restricting ALJ, Faneuil, Carpets and Phoenix. Specifically, our loan facilities include covenants restricting ALJ’s, Faneuil’s, Carpets’ and Phoenix’s ability to:

●	incur additional debt;
●	make certain capital expenditures;
●	incur or permit liens to exist;
●	enter into transactions with affiliates;
●	guarantee the debt of other entities, including joint ventures;
●	merge or consolidate or otherwise combine with another company; or
●	transfer or sale of our assets.

ALJ’s, Faneuil’s, Carpets’ and Phoenix’s respective abilities to borrow under our loan arrangements depend upon their respective abilities to comply with certain covenants and borrowing base requirements. Our and our subsidiaries’ abilities to meet these covenants and requirements may be affected by events beyond our control, and we or they may not meet these obligations. The failure of any of us or our subsidiaries to comply with these covenants and requirements could result in an event of default under our loan arrangements that, if not cured or waived, could terminate such party’s ability to borrow further, permit acceleration of the relevant debt (and other indebtedness based on cross-default provisions) and permit foreclosure on any collateral granted as security under the loan arrangements, which includes substantially all of our assets. Accordingly, any default under our loan facilities could also result in a material adverse effect on us that may result in our lenders seeking to recover from us or against our assets. There can also be no assurance that the lenders will grant waivers on covenant violations if they occur. Any such event of default would have a material adverse effect on us.

We have substantial indebtedness and our ability to generate cash to service our indebtedness depends on factors that are beyond our control.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, make it more difficult for us to satisfy our debt obligations, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions and place us at a competitive disadvantage. We expect to obtain the money to pay our expenses and pay the principal and interest on our indebtedness from cash flow from our operations and potentially from debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, or forgo attractive business opportunities.

Changes in interest rates may increase our interest expense.

A portion of our current borrowings, namely the Cerberus Term Loan and Cerberus/PNC Revolver, $103 million and $21,411, respectively as of September 30, 2015 and $101 million and $908,000, respectively as of December 31, 2015, and potential future borrowings, are and may continue to be at variable rates of interest, tied to LIBOR or the Prime Rate of interest, thus exposing us to interest rate risk. As recently announced by the Federal Reserve Board, the federal funds rate is expected to increase in the near term, which may also have an impact on long-term rates. If interest rates do increase, our debt service obligations on our variable rate indebtedness could increase even if the amount borrowed remained the same, resulting in a decrease in our net income. For example, if interest rates increased in the future by 100 basis points, based on our current borrowings as of September 30, 2015 and as of December 31, 2015, we would incur approximately an additional $1.0 million and $1.0 million, respectively, per annum in interest expense.

Account data breaches involving stored data or the misuse of such data could adversely affect our reputation, performance, and financial condition.

We provide services that involve the storage of non-public information. Cyber attacks designed to gain access to sensitive information are constantly evolving, and high profile electronic security breaches leading to unauthorized releases of sensitive information have occurred recently at a number of major U.S. companies, including several large retailers, despite widespread recognition of the cyber-attack threat and improved data protection methods. Any breach of the systems on which sensitive data and account information are stored or archived and any misuse by our employees, by employees of data archiving services or by other unauthorized users of such data could lead to damage to our reputation, claims against us and other potential increases in costs. If we are unsuccessful in defending any lawsuit involving such data security breaches or misuse, we may be forced to pay damages, which could materially and adversely affect our profitability and financial condition. Also, damage to our reputation stemming from such breaches could adversely affect our prospects. As the regulatory environment relating to companies’ obligations to protect such sensitive data becomes stricter, a material failure on our part to comply with applicable regulations could subject us to fines or other regulatory sanctions.

Some of our officers do not devote all of their time to us because of outside business interests, which could impair our ability to implement our business strategies and lead to potential conflicts of interest.

Jess Ravich, our Executive Chairman, is also the Group Managing Director of The TCW Group, an asset management firm. T. Robert Christ, our Chief Financial Officer, is also the Executive Vice President of Aristotle Inc., a political software company and age and identity verification company. While we believe that Messrs. Ravich and Christ are able to devote sufficient amounts of time to our business, the fact that Messrs. Ravich and Christ have outside business interests could lessen their focus on our business, and jeopardize our ability to implement our business strategies.

Additionally, some of our officers, in the course of their other business activities, may become aware of investments, business or other information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty. They may also in the future become affiliated with entities that are engaged in business or other activities similar to those we intend to conduct. As a result, they may have conflicts of interest in determining to which entity particular opportunities or information should be presented. If, as a result of such conflict, we are deprived of investments, business or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected.

We may not be able to consummate additional acquisitions and dispositions on acceptable terms or at all. Furthermore, we may not be able to integrate acquisitions successfully and achieve anticipated synergies, or the acquisitions and dispositions we pursue could disrupt our business and harm our financial condition and operating results.

As part of our business strategy, we intend to continue to pursue acquisitions and dispositions. Acquisitions and dispositions could involve a number of risks and present financial, managerial and operational challenges, including:

●	adverse developments with respect to our results of operations as a result of an acquisition which may require us to incur charges and/or substantial debt or liabilities;
●	disruption of our ongoing business and diversion of resources and management attention from existing businesses and strategic matters;
●	difficulty with assimilation and integration of operations, technologies, products, personnel or financial or other systems;
●	increased expenses, including compensation expenses resulting from newly hired employees and/or workforce integration and restructuring;
●	disruption of relationships with current and new personnel, customers and suppliers;
●	integration challenges related to implementing or improving internal controls, procedures and/or policies at a business that prior to the acquisition lacked the same level of controls, procedures and/or policies;
●	the assumption of certain known and unknown liabilities of the acquired business;
●	regulatory challenges or resulting delays; and
●	potential disputes (including with respect to indemnification claims) with the buyers of disposed businesses or with the sellers of acquired businesses, technologies, services or products.

We may not be able to consummate acquisitions or dispositions on favorable terms or at all. Our ability to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates, to negotiate acceptable terms for purchase and our access to financial resources, including available cash and borrowing capacity. In addition, we could experience financial or other setbacks if we are unable to realize, or are delayed in realizing, the anticipated benefits resulting from an acquisition, if we incur greater than expected costs in achieving the anticipated benefits or if any business that we acquire or invest in encounters problems or liabilities which we were not aware of or were more extensive than believed.

Our net operating loss carry-forwards could be substantially limited if we experience an “ownership change,” as defined in Section 382 of the Internal Revenue Code.

Our ability to utilize net operating losses (“NOLs”) and built in losses under Section 382 of the Code and tax credit carry-forwards to offset our future taxable income and/or to recover previously paid taxes would be limited if we were to undergo an “ownership change” within the meaning of Section 382 of the Code.

Section 382 of the Code contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its NOLs and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company.

If we undergo an ownership change for purposes of Section 382 as a result of future transactions involving our common stock, including purchases or sales of stock between 5% stockholders, our ability to use our NOLs and to recognize certain built-in losses would be subject to the limitations of Section 382. Depending on the resulting limitation, a significant portion of our NOLs could expire before we would be able to use them. As of September 30, 2015, we had an NOL carryforward for federal income tax purposes of approximately $162 million that expires from 2020 through 2028. Approximately $140 million of the carryforward expires in 2022. Our inability to utilize our NOLs would have a negative impact on our financial position and results of operations.

We do not believe we have experienced an “ownership change” as defined by Section 382 in the last three years. However, whether a change in ownership occurs in the future is largely outside of our control, and there can be no assurance that such a change will not occur.

In May 2009, we announced that our Board of Directors adopted a shareholder rights plan (the “Rights Plan”) designed to preserve stockholder value and the value of certain tax assets primarily associated with NOLs and built-in losses under Section 382 of the Code. We also amended our certificate of incorporation to add certain restrictions on transfers of our stock that may result in an ownership change under Section 382.

Our internal controls and procedures may be deficient.

Our internal controls and procedures, including the internal controls and procedures of our subsidiaries, may be subject to deficiencies or weaknesses. Remedying and monitoring internal controls and procedures distracts our management from its operations, planning, oversight and performance functions, which could harm our operating results. Additionally, any failure of our internal controls or procedures could harm our operating results or cause us to fail to meet our obligations to maintain adequate public information or to file periodic reports with the SEC, as applicable.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Our executive officers and directors and their affiliated entities together beneficially own a majority of our outstanding common stock and our Executive Chairman owns 40.04% of our outstanding common stock. As a result, these stockholders, if they act together or in a block, could have significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions, even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

We are an “emerging growth company” and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We shall continue to be deemed an emerging growth company until the earliest of:

(a) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more;

(b) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement;

(c) the date on which we have issued more than $1 billion in non-convertible debt, during the previous 3-year period, issued; or

(d) the date on which we are deemed to be a large accelerated filer.

As an emerging growth company we will be subject to reduced public company reporting requirements. As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

An active trading market for our common stock may never develop or be sustained.

We intend to apply for the listing of our common stock on NASDAQ under the symbol “ALJJ.” However we cannot assure you that an active trading market for our common stock will develop on NASDAQ or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you that a liquid trading market will exist, that you will be able to sell your shares of our common stock when you wish, or that you will obtain your desired price for your shares of our common stock.

We cannot assure you that our common stock will become listed on NASDAQ.

Although we intend to list our common stock on NASDAQ, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, or that we will be able to maintain a listing of our common stock on any such trading venue. Until such time as we qualify for listing on NASDAQ, our common stock will continue to be quoted on the Pink Sheets, which may make it more difficult for an investor to dispose of shares or obtain accurate quotations as to the market value of our common stock.

Our stock is a penny stock and, as a result, our stockholders are more limited in their ability to sell their stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with the sale of penny stocks, or low-priced securities other than securities registered on certain exchanges, to persons other than established customers and institutional accredited investors. Because our securities currently constitute penny stocks within the meaning of the rules, the rules apply to us and our securities. For transactions covered by these rules, prior to effecting a transaction in a penny stock, a broker-dealer must, among other things: (a) make a special suitability determination for the purchaser; (b) deliver a standardized risk disclosure document to the customer; (c) receive written acknowledgement of the receipt of the disclosure statement; (d) provide to customers current bids and offers, including the number of shares to which such bid and offer prices apply; (e) disclose to customers the broker-dealer and sales representation compensation; and (f) receive the purchaser’s written consent to the transaction prior to the sale. These suitability requirements and disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. If and when we list our common stock on NASDAQ, our stock will no longer be a penny stock.

The market price of our common stock is volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including the following:

●	our quarterly operating results or the operating results of other companies in our industry;
●	changes in general conditions in the economy, the financial markets or our industry;
●	announcements by our competitors of significant acquisitions; and
●	the occurrence of various risks described in these Risk Factors.

Also, the stock market has experienced extreme price and volume fluctuations recently. This volatility has had a significant impact on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Your share ownership may be diluted by the issuance of additional shares of our common or preferred stock in the future.

Your share ownership may be diluted by the issuance of additional shares of our common or preferred stock or securities convertible into common or preferred stock in the future. As of December 31, 2015, a total of 2,284,000 shares of our common stock are issuable pursuant to vested and outstanding options issued by us at a weighted-average exercise price of $2.15. It is probable that options to purchase our common stock will be exercised during their respective terms if the fair market value of our common stock exceeds the exercise price of the particular option. If the stock options are exercised, your share ownership will be diluted.

In addition, our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common or preferred stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common or preferred stock or the exercise of such securities could be substantially dilutive to shareholders of our common stock. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current shareholders. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. We cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings.

We do not currently plan to pay dividends to holders of our common stock.

We do not currently anticipate paying cash dividends to the holders of our common stock. Accordingly, holders of our common stock must rely on price appreciation as the sole method to realize a gain on their investment. There can be no assurances that the price of our common stock will ever appreciate in value.

The anti-takeover provisions of our stockholders rights plan may have the effect of delaying or preventing beneficial takeover bids by third parties.

We have a stockholder rights plan designed to preserve the value of certain tax assets primarily associated with our NOLs and built-in losses under Section 382. As of September 30, 2015, we had approximately $162 million of NOLs. The use of such losses to offset federal income tax would be limited if we experience an “ownership change” under Section 382. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of our stock by value increase their collective ownership of the aggregate amount of our stock by more than 50 percentage points over a defined period. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

In connection with the Rights Plan, we declared a dividend of one preferred share purchase right for each share of its common stock outstanding as of the close of business on May 21, 2009. Pursuant to the Rights Plan, any stockholder or group that acquires beneficial ownership of 4.9 percent or more of our outstanding stock (an “Acquiring Person”) without the approval of our Board of Directors would be subjected to significant dilution of its holdings. Any existing stockholder holding 4.9% or more of our stock will not be considered an Acquiring Person unless such stockholder acquires additional stock; provided that existing stockholders actually known to us to hold 4.9% or more of its stock as of April 30, 2009 are permitted to purchase up to an additional 5% of our stock without triggering the Rights Plan. In addition, in its discretion, the Board of Directors may exempt certain persons whose acquisition of securities is determined by the Board of Directors not to jeopardize our deferred tax assets and may also exempt certain transactions. The Rights Plan will continue in effect until May 13, 2019, unless it is terminated or the preferred share purchase rights are redeemed earlier by the Board of Directors.

While the Rights Plan is intended to protect our NOLs and built-in losses under Section 382, it may also have the effect of delaying or preventing beneficial takeover bids by third parties.

Item 2.	Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with (i) the consolidated audited financial statements and the related notes of ALJ Regional Holdings, Inc., (ii) the audited financial statements of Phoenix Color Corp., and the unaudited pro forma condensed combined financial statements, included elsewhere in this Form 10. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and in other parts of this Form 10.

Overview

ALJ Regional Holdings, Inc. (“ALJ,” or “we”) is a holding company that operates Faneuil, Inc., or Faneuil, Floors-N-More, LLC, dba Carpets N’ More, or Carpets, and Phoenix Color Corp., or Phoenix. With several members of senior management and our Board of Directors coming from long careers in the professional service industry, ALJ is focused on acquiring and operating exceptional customer service-based businesses.

We achieved higher net revenue for both the three months ended December 31, 2015 and for the year ended September 30, 2015, compared to the same period in 2014, primarily due to our acquisition of Phoenix in August of 2015 and increases in net revenue at Carpets, partially offset by a decrease in net revenue at Faneuil.

We continue to see our business evolve as we execute on our strategy of buying undervalued companies, such as our acquisition of Phoenix during the year ended September 30, 2015. In analyzing the financial impact of any potential acquisition, we focus on earnings, operating margin, cash flow and return on invested capital targets. We hire successful and experienced management teams to run each of our operating companies and incentivize them to drive higher profits. We are focused on increasing our revenues at each of our operating subsidiaries by investing in sales and marketing and expanding into new products and markets. During the year ended September 30, 2015, we invested additional resources at Faneuil to focus on state and local government business and expanded our Cabinet division at Carpets to focus on higher-margin cabinet products. Additionally, we invest in our company’s infrastructure to maintain and improve a long-term competitive cost structure.

During the quarter ended December 31, 2015, we also invested in uplisting our stock to the NASDAQ market. We believe that our investment will provide greater liquidity for our investor base and allow us to better leverage our stock in the future.

Results of Operations

Effective October 18, 2013, ALJ acquired substantially all of the capital stock of Faneuil. Effective April 1, 2014, ALJ acquired all of the limited liability company interests of Carpets. Effective August 9, 2015, ALJ acquired all of the capital stock of Phoenix. ALJ included the results of operations in its consolidated financial statements for Faneuil since October 19, 2013, for Carpets since April 1, 2014, and for Phoenix since August 9, 2015.

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

The following table sets forth certain consolidated condensed statements of income data as a percentage of net revenue for each period as follows:

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Dollars	% of Net Revenue	Dollars	% of Net Revenue
Net revenue (1)
Faneuil	$33,803,349	52.2%	$40,738,375	81.7%
Carpets	11,716,061	18.0	9,126,246	18.3
Phoenix	19,277,638	29.8	–	–

Consolidated	64,797,048	100.0	49,864,621	100.0

Cost of revenue (2)
Faneuil	26,571,199	78.6	31,506,104	77.3
Carpets	9,827,433	83.9	7,769,059	85.1
Phoenix (includes depreciation expense of $920,200)	13,364,236	69.3	–	–

Consolidated	49,762,868	76.8	39,275,163	78.8

Selling, general and administrative expense(2)
Faneuil	4,471,448	13.2	3,878,321	9.5
Carpets	1,982,702	16.9	1,479,207	16.2
Phoenix	2,638,364	13.7	–	–
ALJ	1,162,840	–	361,199	–

Consolidated	10,255,354	15.8	5,718,727	11.5

Depreciation and amortization(2)
Faneuil	1,456,221	4.3	1,239,546	3.0
Carpets	143,181	1.2	190,744	2.1
Phoenix	610,573	3.2	–	–

Consolidated	2,209,975	3.4	1,430,290	2.9

Segment operating income (loss) (2)
Faneuil	1,304,481	3.9	4,114,404	10.1
Carpets	(237,255)	(2.0)	(312,764)	(3.4)
Phoenix	2,664,465	13.8	–	–
ALJ	(1,162,840)	–	(361,199)	–

Consolidated	2,568,851	4.0	3,440,441	6.9

Total other income (expense), net (3)	(2,181,463)	(3.4)	(229,123)	(0.5)
Provision for income tax (expense) (3)	(63,314)	(0.1)	(224,263)	(0.4)
Net income attributable to non-controlling interest(3)	–	–	(103,859)	(0.2)

Net income attributable to ALJ(3)	$324,074	0.5	$2,883,196	5.8

Basic earnings per share of common stock	$0.01		$0.09

Diluted earnings per share of common stock	$0.01		$0.08

(1)Percentage is calculated as segment net revenue divided by consolidated net revenue.

(2)Percentage is calculated as a percentage of the respective segment net revenue.

(3)Percentage is calculated as a percentage of consolidated net revenue.

Concentrations

Faneuil

For the three months ended December 31, 2015, Faneuil had three customers that accounted for approximately 36.6%, 15.7%, and 11.8% of Faneuil net revenue. For the three months ended December 31, 2014, Faneuil had two customers that accounted for approximately 31.6% and 17.5% of Faneuil net revenue. Although Faneuil’s two customers during the three months ended December 31, 2014 were also customers during the three months ended December 31, 2015, the identities of Faneuil’s largest customers and their respective contributions to net revenue have varied in the past and will likely continue to vary from period to period.

Carpets

For the three months ended December 31, 2015, Carpets had two customers that accounted for approximately 33.4% and 22.0% of Carpets net revenue. For the three months ended December 31, 2014, Carpets had two customers that accounted for approximately 29.3% and 21.5% of Carpets net revenue. Although Carpets’ two customers during the three months ended December 31, 2014 were also customers during the three months ended December 31, 2015, the identities of Carpets’ largest customers and their respective contributions to net revenue have varied in the past and will likely continue to vary from period to period.

For the three months ended December 31, 2015, Carpets had four vendors that accounted for 17.9%, 13.0%, 12.6% and 11.9% of its inventory purchases. For the three months ended December 31, 2014, Carpets had four vendors that accounted for approximately 22.5%, 18.4%, 11.9%, and 10.0% of its inventory purchases.

Phoenix

For the three months ended December 31, 2015, Phoenix had one customer that accounted for approximately 24% of Phoenix’s net revenue.

For the three months ended December 31, 2015, Phoenix had two vendors that accounted for approximately 29.9% and 15.8% of its inventory purchases. Phoenix maintains accounts with other vendors to ensure there are no business interruptions resulting from an inability to source material from existing vendors.

Net Revenue

Faneuil Net Revenue

Faneuil net revenue for the three months ended December 31, 2015, was $33.8 million, a decrease of $6.9 million, or 17%, compared to $40.7 million for the three months ended December 31, 2014. The decrease was attributable to the conclusion of several contracts in 2015, which reduced net revenue by approximately $5.1 million, and fewer contract implementations, which reduced net revenue by approximately $1.8 million. The conclusion of contracts was driven by a combination of reduced customer funding and internalization of contract functions by customers. Reduced implementation revenue was also driven by the internalization of contract functions by Faneuil’s smaller customers.

Carpets Net Revenue

Carpets net revenue for the three months ended December 31, 2015 was $11.7 million, an increase of $2.6 million, or 28.6%, compared to $9.1 million for the three months ended December 31, 2014. Carpets has several large home builders as customers, who buy product for the construction of new housing developments. Carpets net revenue can fluctuate period over period due to the timing of these large construction projects.

Phoenix Net Revenue

Phoenix net revenue for the three months ended December 31, 2015 was $19.3 million.

Cost of Revenue

Faneuil Cost of Revenue

Faneuil cost of revenue for the three months ended December 31, 2015 was $26.6 million, a decrease of $4.9 million, or 15.7%, compared to $31.5 million for the three months ended December 31, 2014. The decrease in cost of revenue was primarily attributable to the completion of multiple contracts during the three months ended December 31, 2015, which reduced expenses by approximately $3.9 million. Faneuil also realized workforce efficiencies primarily in the manual toll operations, which reduced cost of revenue by approximately $0.7 million. Cost of revenue as a percentage of net revenue was relatively unchanged at 78.6% and 77.3% for the three months ended December 31, 2015 and 2014, respectively.

Carpets Cost of Revenue

Carpets cost of revenue for the three months ended December 31, 2015 was $9.8 million, an increase of $2.1 million, or 26.5%, compared to $7.8 million for three months ended December 31, 2014. The absolute dollar increase was a result of the net revenue increase. Cost of revenue as a percentage of net revenue was 83.9% for the three months ended December 31, 2015 compared to 85.1% for the three months ended December 31, 2014. Cost of revenue as a percentage of net revenue was positively impacted by the mix of higher margin cabinet products sold during the three months ended December 31, 2015 compared to the three months ended December 31, 2014.

Phoenix Cost of Revenue

Phoenix cost of revenue for the three months ended December 31, 2015 was $13.4 million.

Selling, General and Administrative Expense

Faneuil Selling, General and Administrative Expense

Faneuil selling, general and administrative expense for the three months ended December 31, 2015 was $4.5 million an increase of $0.6 million, or 15.3% compared to $3.9 million for the three months ended December 31, 2014. Selling, general and administrative expense as a percentage of Faneuil net revenue was 13.2% for the three months ended December 31, 2015 compared to 9.5% for the three months ended December 31, 2014. The increase in both absolute dollars and as a percentage of net revenue, was primarily attributable to $0.9 million increase in rents and technology-related expenses, primarily within one of our healthcare contracts, partially offset by $0.3 million decrease in expenses from customer contracts that concluded.

Carpets Selling, General and Administrative Expense

Carpets selling, general and administrative expense for the three months ended December 31, 2015 was $2.0 million, an increase of $0.5 million, or 34.0%, compared to $1.5 million for the three months ended December 31, 2014. Selling, general and administrative expense as a percentage of Carpets net revenue was 16.9% for the three months ended December 31, 2015 compared to 16.2% for the three months ended December 31, 2014. The increase was primarily attributable to increased headcount and related payroll expenses of $0.4 million, to support Carpets’ expanding customer base and cabinet division.

Phoenix Selling, General and Administrative Expense

Phoenix selling, general and administrative expense for the three months ended December 31, 2015 was $2.6 million, or 13.7% of Phoenix net revenue.

ALJ Selling, General and Administrative Expense

ALJ selling, general and administrative expense for the three months ended December 31, 2015 was $1.2 million, an increase of $0.8 million, or 221.9% compared to $0.4 million for the three months ended December 31, 2014. The increase was primarily attributable to $0.6 million related to accounting fees associated with the Company’s first consolidated audit for the fiscal years ended September 30, 2015 and 2014 and related fees associated with the filing of our Form 10 in our initiative for ALJ common stock to be listed on the NASDAQ.

Depreciation and Amortization – Selling, General and Administrative

Faneuil Depreciation and Amortization

Faneuil depreciation and amortization expense for the three months ended December 31, 2015 was $1.5 million, an increase of $0.3 million, or 17.5% compared to $1.2 million for the three months ended December 31, 2014. Depreciation and amortization expense as a percentage of Faneuil net revenue was 4.3% for the three months ended December 31, 2015 compared to 3.0% for the three months ended December 31, 2014. The increase was attributable to new software licenses purchased to support Faneuil’s expanding business.

Carpets Depreciation and Amortization

Carpets depreciation and amortization expense for the three months ended December 31, 2015 was $0.14 million, a decrease of $0.05 million, or 24.9% compared to $0.19 million for the three months ended December 31, 2014. Depreciation and amortization expense as a percentage of Carpets net revenue was 1.2% for the three months ended December 31, 2015 compared to 2.1% for the three months ended December 31, 2014. The slight decrease was attributable to fully depreciated capital equipment and an intangible asset that was sold. We expect Carpets depreciation expense to increase as we purchase equipment to automate the granite division.

Phoenix Depreciation and Amortization

Phoenix depreciation and amortization expense for the three months ended December 31, 2015 was $0.6 million, or 3.2% of Phoenix net revenue.

Interest Expense

Consolidated interest expense for the three months ended December 31, 2015 was $2.2 million, an increase of $2.0 million compared to $0.2 million for the three months ended December 31, 2014. Effective August 14, 2015, we entered into a financing agreement with Cerberus Business Finance, LLC (“Cerberus”), to borrow $105.0 million in a term loan (“Cerberus Term Loan”) and have available up to $30.0 million in a revolver (“Cerberus/PNC Revolver” and collectively “Cerberus Debt”). The proceeds from the Cerberus Term Loan were used to finance the purchase of Phoenix, and to refinance existing debt. The Cerberus/PNC Revolver is used to fund the working capital requirements of our operating segments. During the three months ended December 31, 2015, the Cerberus Debt accrued interest at an annual rate of 7.5% for a total interest expense of $1.9 million. Additionally, we recorded $150,890 of interest expense during the three months ended December 31, 2015 attributable to the amortization of the Cerberus Debt issuance costs.

Provision for Income Taxes

ALJ tax expense for the three months ended December 31, 2015 was $63,314, a decrease of $160,949 or 71.8% compared to $224,263 for the three months ended December 31, 2014. The slight decrease was attributable to lower taxable income.

Net Income Attributable to Non-Controlling Interest

There was no net income attributable to non-controlling interest during the three months ended December 31, 2015 because ALJ exchanged 1,800,000 shares of ALJ common stock for the entire outstanding non-controlling interest in Faneuil and Carpets on July 10, 2015.

Year Ended September 30, 2015 Compared to Year Ended September 30, 2014

	2015	Percentage of Revenue	2014	Percentage of Revenue

Net revenue	$209,946,579		$149,604,762
Costs and expenses:
Cost of revenue	164,756,545	78.5%	115,919,903	77.5%
Selling, general, and administrative expense	28,557,455	13.6%	16,559,476	11.1%
Depreciation and amortization – cost of revenue	518,241	0.2%	-	0.0%
Depreciation and amortization – general and admin	6,651,586	3.2%	4,499,805	3.0%
Loss on sale of assets	448,258	0.2%	-	0.0%

Total costs and expenses	200,932,085	95.7%	136,979,184	91.6%
Income from operations	9,014,494	4.3%	12,625,578	8.4%
Interest expense	(2,187,861)	(1.0%)	(1,269,806)	(0.8%)
Dividend and interest income	9,959	0.0%	32,688	0.0%

Income before taxes	6,836,592	3.3%	11,388,460	7.6%
Income taxes
Income taxes – current (expense)	(800,135)	(0.4%)	(677,131)	(0.5%)
Income taxes – deferred benefit	6,256,670	3.0%	5,220,423	3.5%

Income tax benefit – total	5,456,535	2.6%	4,543,292	3.0%

Net income	12,293,127	5.9%	15,931,752	10.6%
Net income attributable to non-controlling interest	(400,575)	(0.2%)	(281,966)	(0.2%)

Net income attributable to ALJ	$11,892,552	5.7%	$15,649,786	10.5%

Net income per common share
Basic	$0.36		$0.52
Diluted	$0.35		$0.47

Shares used in per share calculation
Basic	33,101,793		30,302,436
Diluted	34,153,536		33,093,008

Concentrations

Faneuil

For the year ended September 30, 2015, Faneuil had three customers associated with five contracts that accounted for approximately 34.2%, 12.6%, and 11.4% of net revenue, of which approximately $5.8 million, $1.9 million, and $0, respectively, were included in accounts receivable at September 30, 2015. For the year ended September 30, 2014, Faneuil had one customer that accounted for approximately 37.4% of net sales, of which approximately $6.7 million was included in accounts receivable at September 30, 2014.

For the year ended September 30, 2015, Faneuil had eight contracts in which each contract independently contributed to more than 5% of total revenue. In the aggregate, these contracts accounted for $119.9 million, or 80.1% of total revenue. Three of these contracts independently contributed to more than 10% of Faneuil revenue, at 19.7%, 12.6%, and 11.4% for each contract.

For the year ended September 30, 2014, Faneuil had seven contracts in which each contract independently contributed to more than 5% of total revenue. In the aggregate, these contracts accounted for $110.7 million, or 83.3% of total Faneuil revenue. Two of these contracts independently contributed to more than 10% of revenue, at 23.0% and 16.6% for each contract.

Carpets

For the year ended September 30, 2015, Carpets received 58.4% of its revenue from three customers which accounted for 27.3%, 25.6%, and 5.5% of Carpets revenues, respectively, of which $0.5 million, $1.2 million, and $0.5 million, respectively, were included in accounts receivable as of September 30, 2015.

For the year ended September 30, 2014, Carpets received 72.6% of its revenue from four customers which accounted for 27.9%, 18.9%, 15.1% and 10.7% of Carpets revenues, respectively, of which $1.2 million, $0.7 million, $0.5 million, and $0.5 million, respectively, were included in accounts receivable as of September 30, 2014.

For the year ended September 30, 2015, Carpets had four vendors that accounted for 19.3%, 18.7%, 14.9% and 10.4% of its inventory purchases, of which approximately $0.5 million, $1.1 million, $0.2 million and $0.1 million, respectively, were included in accounts payable at September 30, 2015. The Company has negotiated agreements with various suppliers for similar products as well.

For the year ended September 30, 2014, Carpets had three vendors that accounted for approximately 26.0%, 16.6% and 13.2% of its inventory purchases, of which approximately $0.6 million, $0.4 and $0.4 million, respectively, were included in accounts payable at September 30, 2014.

Phoenix

For the period ended September 30, 2015, Phoenix had three customers that accounted for approximately 27.0%, 15.6%, and 13.2%, of its revenues, respectively, of which $2.6 million, $1.2 million, and $1.0 million, respectively, were included in accounts receivable as of September 30, 2015.

For the period ended September 30, 2015, Phoenix had two vendors that accounted for approximately 26.3% and 16.5% of its inventory purchases, of which approximately $0.3 million and $0.4 million, respectively, were included in accounts payable at September 30, 2015.

Business Segment Information

The following table shows the results of operations for the years ended September 30, 2015 and 2014, by operating segment.

	For the year Ended September 30, 2015	For the year Ended September 30, 2014
Net Revenue
Faneuil	$149,624,810	$132,851,782
Carpets	44,571,476	16,752,980
Phoenix	15,750,293	-

Consolidated	209,946,579	149,604,762
Cost of revenue
Faneuil	118,116,393	102,095,387
Carpets	37,032,419	13,824,516
Phoenix (includes $518,241 of depreciation)	10,125,974	-

	For the year Ended September 30, 2015	For the year Ended September 30, 2014
Consolidated	165,274,786	115,919,903
Selling, general and administrative expense
Faneuil (includes $448,258 for loss on sale of assets)	17,056,704	12,245,765
Carpets	7,239,645	3,295,255
Phoenix	1,489,190	-

Consolidated	25,785,539	15,541,020
Depreciation and amortization
Faneuil	5,591,265	4,150,342
Carpets	705,270	349,463
Phoenix	355,051	-

Consolidated	6,651,586	4,499,805
Segment operating profit
Faneuil	8,860,448	14,360,288
Carpets	(405,858)	(716,254)
Phoenix	3,780,078	-

Consolidated	12,234,668	13,644,034
Parent company expenses	3,220,174	1,018,456

Income from operations	9,014,494	12,625,578

Net Revenue

Faneuil Net Revenue

Faneuil net revenue for the year ended September 30, 2015, was $149.6 million, an increase of $16.7 million, or 12.6%, over net revenue of $132.9 million for the year ended September 30, 2014. The increase in net revenue was attributable to $17.6 million in new and expanded contracts, and $5.8 million due to an additional 18 days of Faneuil’s operating results included in the later period because of the timing of ALJ’s acquisition of Faneuil. This increase was partially offset by a $4.0 million decrease in implementation revenue recognized over the contract term and a $2.6 million reduction resulting from customer contracts that concluded in 2015.

Carpets Net Revenue

Carpets net revenue for the year ended September 30, 2015 was $44.6 million, an increase of $27.8 million, or 166.1%, over net revenue of $16.8 million for the period from April 1, 2014 to September 30, 2014. The increase in net revenue was attributable to $20.0 million due to an additional six months of operating results due to the timing of the acquisition and $7.5 million of higher revenue to builder clients, including revenue related to sales of new cabinet products of $4.4 million. Carpets net revenue was positively impacted by an increase in cabinet sales and new customer acquisition. Additionally, some builders purchased additional products from us such as flooring, surfaces and cabinets. Some other builders have moved towards designating Carpets as a single source for flooring, granite and cabinets to improve operating efficiencies and obtain a single point of contact for products and installation, which has positively impacted Carpets net revenue.

Phoenix Net Revenue

Phoenix net revenue for the period from August 9, 2015 to September 30, 2015 was $15.8 million. Phoenix experiences fluctuations in its revenue throughout the year. The revenue reflected during this short period is not indicative of the annual revenue as the short period represents higher than typical revenues on an annualized basis.

Cost of Revenue

Faneuil Cost of Revenue

Faneuil cost of revenue for the year ended September 30, 2015 was $118.1 million, an increase of $16.0 million, or 15.7%, over cost of revenue of $102.1 million for the year ended September 30, 2014. The increase was attributable to $14.7 million of costs related to new and expanded customer contracts and $4.8 million due to an additional 18 days of Faneuil’s operating results included in the later period because of the timing of ALJ’s acquisition of Faneuil. This increase was partially offset by a $0.4 million decrease in implementation costs recognized over the contract term, and a $3.1 million reduction resulting from customer contracts that concluded in 2015. Cost of revenue as a percentage of revenue was 78.9% and 76.8% for the years ended September 30, 2015 and 2014, respectively. The increase in cost of revenue as a percentage of revenue was a result of the reduction of higher margin implementation revenues for the year ended September 30, 2015 compared to the year ended September 30, 2014.

Carpet Cost of Revenue

Carpets cost of revenue for the year ended September 30, 2015 was $37.0 million, an increase of $23.2 million, or 168.1%, over cost of revenue of $13.8 million for the period from April 1, 2014 to September 30, 2014. The increase in cost of revenue was attributable to $16.8 million due to an additional six months of operating results due to the timing of the acquisition and $6.2 million of higher cost of revenue related to higher revenues to builder clients. Cost of revenue as a percentage of revenue remained relatively consistent at 83.1% and 82.5% for the year ended September 30, 2015 and for the period from April 1, 2014 to September 30, 2014, respectively. Carpets is focused on improving its margins over the next year within its product segments by increasing operating efficiencies, moving towards automation in its granite facility, and selling higher margin products such as cabinets.

Phoenix Cost of Revenue

Phoenix cost of revenue for the period from August 9, 2015 to September 30, 2015 was $10.1 million, which included $0.5 million in depreciation and amortization expense.

Selling, General and Administrative Expense

Faneuil Selling, General and Administrative Expense

Fanueil selling, general and administrative expense for the year ended September 30, 2015 was $17.1 million, an increase of $4.9 million, or 40.2% over selling, general and administrative expense of $12.2 million for the year ended September 30, 2014. Selling, general and administrative expense as a percentage of revenue was 11.4% and 9.2% for the years ended September 30, 2015 and 2014, respectively. The absolute dollar increase of $4.9 million as well as the increase as a percentage of revenue was primarily attributable to an increase of $2.1 million in facility expenses, $0.9 million in professional/consulting services, $0.6 million in communications expenses, $0.4 million related to the loss on sale of assets, $0.3 million in licenses and fees, $0.2 million in travel expenses and $0.2 million in technology expenses. The increase in the facility expense was primarily attributable to new health care contract. Our facility expenses fluctuate based on the demands from new contracts and the expansion and contraction of existing contracts. The increase in professional/consulting services expense was attributable to subcontractor fees and legal fees related to the bid protests and lawsuits.

Carpets Selling, General and Administrative Expense

Carpets selling, general and administrative expense for the year ended September 30, 2015 was $7.2 million, an increase of $3.9 million, or 118.2% over selling, general and administrative expense of $3.3 million for the period from April 1, 2014 to September 30, 2014. The absolute dollar increase was primarily attributable to $3.1 million due to an additional six months of operating results due to the timing of the acquisition and $0.7 million in salaries related to increases in headcount related to our cabinet division and supporting higher revenues. Selling, general and administrative expense as a percentage of revenue was 16.2% and 19.7% for the years ended September 30, 2015 and 2014, respectively. The decrease as a percentage of revenue was attributable to fixed facilities expenses leveraged over increased net revenue.

Phoenix Selling, General and Administrative Expense

Phoenix selling, general and administrative expense for the period from August 9, 2015 to September 30, 2015 was $1.5 million.

ALJ Selling, General and Administrative Expense

ALJ selling, general and administrative expense for the year ended September 30, 2015 was $3.2 million, an increase of $2.2 million, or 220% over selling, general and administrative expense of $1.0 million for the year ended September 30, 2014. The increase was primarily attributable to an increase to non-cash stock-based compensation expenses of $1.2 million and professional fees associated with the acquisition of Phoenix of $0.8 million. The Company expects to continue to recognize non-cash stock-based compensation expenses associated with the prior issuance of stock options and restricted stock. Additionally, ALJ expects to incur increased selling, general and administrative expenses associated with the cost of complying with SEC and NASDAQ requirements, and higher director compensation fees associated with our Board of Directors and other governance committees.

Depreciation and Amortization – Selling, General and Administrative

Faneuil Depreciation and Amortization

Faneuil depreciation and amortization expense for the year ended September 30, 2015 was $5.6 million, an increase of $1.4 million, or 33.3% over depreciation and amortization expense of $4.2 million for the year ended September 30, 2014. The increase was primarily attributable to Faneuil’s expanded business and the additional 18 days during the year ended September 30, 2015.

Carpets Depreciation and Amortization

Carpets depreciation and amortization expense for the year ended September 30, 2015 was $0.7 million, an increase of $0.4 million, or 101.8% over depreciation and amortization expense of $0.3 million for the period from April 1, 2014 to September 30, 2014. The increase was primarily attributable to an additional six months of operating results due to the timing of the acquisition. As Carpets begins to increase the automation within its granite facility, it expects to experience an increase in depreciation expense.

Phoenix Depreciation and Amortization

Phoenix depreciation and amortization expense for the period from August 9, 2015 to September 30, 2015 was $0.4 million.

Interest Expense

Interest expense for the year ended September 30, 2015 was $2.2 million, an increase of $0.9 million, or 69.2% over for the interest expense of $1.3 million for the year ended September 30, 2014. The increase was primarily attributable to the interest expense accrued and partially paid on the Cerberus $105.0 million term loan and the amortization of the related debt issuance costs. We expect our interest expense to increase as we have substantially increased our average outstanding borrowings and our borrowing rates.

Income Taxes

Income tax benefit for the year ended September 30, 2015 was $5.5 million, an increase of $1.0 million, or 22.2%, compared to income tax benefit of $4.5 million for the year ended September 30, 2014. The change was primarily attributable to a decrease in the valuation allowance related to the recording of a deferred tax asset for the partial recognition of net operating losses. To the extent that we continue to recognize taxable income, we expect to utilize our net operating losses and continue to recognize a decrease in our valuation allowance.

Liquidity and Capital Resources

In summary, our cash flows for each period were as follows (in thousands):

	Three Months Ended December 31,		Year Ended September 30,
	2015	2014	2015	2014
Cash provided by operating activities	$ 1,011	$(5,059)	$11,402	$14,278
Cash (used) by investing activities	(581)	(3,054)	(95,308)	(28,608)
Cash provided (used) by financing activities	(1,718)	1,772	78,931	(3,417)

Net decrease in cash and cash equivalents	$(1,288)	$(6,341)	$(4,975)	$(17,747)

At December 31, 2015, our principal sources of liquidity included cash and cash equivalents of $3.8 million and an available borrowing capacity of $15.2 million on our line of credit. We had no significant cash outlays, except as part of our normal operations, during the three months ended December 31, 2015 and 2014.

At September 30, 2015, our principal sources of liquidity included cash and cash equivalents of $5.1 million and an available borrowing capacity of $19.1 million on our line of credit.

On July 11, 2015, ALJ entered into a stock purchase agreement with Visant Corporation to acquire 100% of the common stock of Phoenix, effective August 9, 2015. The aggregate consideration for the acquisition, subject to certain closing adjustments, was $88.3 million.

On August 14, 2015, ALJ entered into a financing agreement with Cerberus Business Finance, LLC (“Cerberus”), to borrow $105.0 million in a term loan (“Cerberus Term Loan”) and have available up to $30.0 million in a revolver (“Cerberus/PNC Revolver”), of which $2.2 million was drawn at the close of the stock purchase of Phoenix. The proceeds of these facilities were used together with cash on hand plus the proceeds from the sale of ALJ stock described below to fund the acquisition and refinance the outstanding obligations of ALJ, Faneuil and Carpets and to provide working capital facilities to ALJ and all three of its subsidiaries.

On July 10, 2015, Marc Reisch, the Chairman of Phoenix purchased 400,000 shares of common stock and Kevin Hayden, the Chief Operating Officer of Phoenix purchased 50,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $1.7 million.

On August 14, 2015, ALJ refinanced its outstanding borrowings and agreements with M&T Bank, including the Faneuil Term Loan for $15.9 million, Carpets Revolver for $2.2 million, ALJ Revolver for $0.3 million and Faneuil Revolver for $0, with Cerberus and PNC.

Since October 1, 2014, ALJ has used $1.2 million to repurchase 290,787 shares of its common stock under its repurchase program at an average price of $4.02 per share.

Operating Activities

For the three months ended December 31, 2015, we generated $1.0 million in operating activities as a result of $0.3 million net income, $3.3 million of net non-cash expenses, and $2.6 million net cash used by changes in operating assets and liabilities.

For the three months ended December 31, 2014, we used $5.1 million in operating activities as a result of $3.0 million net income, $1.4 million of net non-cash expenses, and $9.5 million net cash used by changes in operating assets and liabilities.

For the year ended September 30, 2015, we generated $11.4 million in operating activities as a result of $12.3 million net income, $2.7 million of net non-cash expenses, and $3.6 million net cash used by changes in operating assets and liabilities.

For the year ended September 30, 2014, we generated $14.3 million in operating activities as a result of $15.9 million net income, $1.5 million of net non-cash expenses, and $3.1 million net cash used by changes in operating assets and liabilities.

Investing Activities

For the three months ended December 31, 2015, we used $0.6 million in investing activities related to capital equipment purchases during the normal course of operations.

For the year three months ended December 31, 2014, we used $3.1 million in investing activities related to the setup of Faneuil’s new customer-support facilities.

For the year ended September 30, 2015, we used $95.3 million in investing activities, primarily attributable to the $88.3 million acquisition of Phoenix and $7.1 million of capital equipment purchases.

For the year ended September 30, 2014, we used $28.6 million in investing activities, primarily attributable to the $19.1 million acquisition of Faneuil, $5.2 million acquisition of Carpets and $4.3 million acquisition of capital equipment purchases.

Financing Activities

For the three months ended December 31, 2015, we used $1.7 million in financing activities, which included a $2.0 million payment on our Cerberus Term Loan, payments on capital leases, repurchase of common stock, and net advances on our Cerberus/PNC Revolver of $0.9 million.

For the three months ended December 31, 2014, we generated $1.8 million in financing activities, as a result of $3.0 million proceeds from our line of credit, partially offset by $1.2 million payments on capital leases.

For the year ended September 30, 2015, we generated $78.9 million in financing activities, primarily related to proceeds from the $105.0 million term note from Cerberus and $1.7 million from the sale of ALJ stock, partially offset by payments of $19.0 million to retire the term note with M&T Bank at Faneuil and $2.0 million to retire the term note with M&T Bank at ALJ, $3.8 million in debt issuance costs associated with the Cerberus Term Note, $2.0 million of principal payment towards the Cerberus Term Note, and $1.2 million related to the repurchase of our stock.

For the year ended September 30, 2014, we used $3.4 million in financing activities as a result of repayments on the Harland Clarke Note of $25.0 million by Faneuil, partially offset by proceeds of two term loans from M&T Bank for $19.0 million to Faneuil and $2.0 million to ALJ and proceeds of $2.2 million from the sale of sale of ALJ stock.

For the year ended September 30, 2014, we used $3.4 million in financing activities, primarily attributable to repayments on the Harland Clarke Note of $25.0 million by Faneuil, partially offset by $21.0 million proceeds from a term loan and $2.2 million for the sale of ALJ common stock.

Cash and Working Capital Requirements

We believe that current cash and other sources of liquidity are sufficient to fund normal operations for the next 12 months. However, to the extent that our estimates are inaccurate or our assumptions are incorrect, we may not have sufficient cash resources to fund our operations. In such event, we may have to seek additional financing for the business.

Contractual Obligations

The following tables summarizes our significant contractual obligations as of December 31, 2015 and September 30, 2015, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

	Payments due by Period (as of December 31, 2015)
	Total	Less Than One Year	One – Three Years	Four – Five Years	More than Five Years

Line of credit(1)	$ 908	$ –	$ 908	$ –	$ –
Term loan payable(2)	101,063	7,875	23,625	69,563	–
Operating lease obligations	12,361	4,168	7,067	1,126	–
Capital lease obligations	2,258	1,017	1,241	–	–
Other long-term liabilities(3)	4,872	969	3,903

Total contractual cash obligations	$121,462	$14,029	$36,744	$70,689	$ –

	Payments due by Period (as of September 30, 2015)
	Total	Less Than One Year	One – Three Years	Four – Five Years	More than Five Years

Line of credit(1)	$ 21	$ –	$ 21	$ –	$ –
Term loan payable(2)	103,031	7,875	23,625	71,531	–
Operating lease obligations	10,970	3,631	6,271	613	455
Capital lease obligations	1,938	830	1,108	–	–
Other long-term liabilities(3)	4,610	1,027	3,583	–	–

Total contractual cash obligations	$120,570	$13,363	$34,608	$72,144	$455

(1) Outstanding balance on our Cerberus/PNC Revolver (discussed above).

(2) Outstanding balance on our Cerberus Term Loan (discussed above).

Hereafter, the Cerberus/PNC Revolver and Cerberus Term Loan are collectively referred to as “Cerberus Debt.” All borrowings under the Cerberus Debt are secured by substantially all of our assets, and are subject to certain other terms. The Cerberus Debt includes limitations on the ability, among other things, to incur debt, to grant liens, to make certain investments, to make certain restricted payments such as dividend payments, and to dispose of assets, as well as requirements to meet some affirmative and negative covenants. Our borrowings under the Cerberus Term Loan are limited to eligible accounts receivable (as defined in the agreement).

The Cerberus Term Loan accrues interest at an annual rate equal to either LIBOR plus 6.5% or the Reference Rate (as defined in the agreement), at our discretion. For the three months ended December 31, 2015, the Cerberus Term Loan accrued interest at an annual rate of 7.5%. Interest payments are due in arrears on the first day of each month and a quarterly principal payment against the Cerberus Term Loan is due on the last day of each fiscal quarter in the amount of approximately $2.0 million, with a balloon payment due on the maturity date of August 14, 2020. We must pay an annual excess cash flow principal payment against the Cerberus Term Loan equal to 75% of our excess cash flow, as defined in the loan documents, beginning with the year ending September 30, 2016. There is a prepayment penalty equal to 3%, 2% and 1% of any amounts prepaid within the first, second and third years of the loan, respectively. We may make a one-time payment against the loan with no penalty up to $10 million.

The Cerberus/PNC Revolver accrues interest on the outstanding balance at an annual rate equal to either LIBOR plus 6.5% or our Reference Rate (as defined in the Cerberus Term Loan agreement), at our discretion. Interest payments are due in arrears on the first day of each month. We have the option to prepay (and re-borrow) the outstanding balance of the Cerberus/PNC Revolver, without penalty. Each of our subsidiaries can borrow up to $30.0 million in the aggregate up to an amount equal to 85% of eligible receivables. The Cerberus/PNC Revolver carries an unused fee of 0.5% of the total amounts undrawn under the credit facility. Additionally, the Cerberus/PNC Revolver provides for a sublimit for letters of credit up to $15.0 million. Faneuil had a $2.2 million letter of credit under the agreement as of December 31, 2015.

As of December 31, 2015, we were in compliance with all debt covenants.

(3) Amounts represent future cash payments to satisfy our short- and long-term workers’ compensation reserve and other long-term liabilities recorded on our consolidated balance sheets.

Off-Balance Sheet Arrangements

As of December 31, 2015 and September 30, 2015, we had two types of off-balance sheet arrangements:

Surety Bonds

As part of Faneuil’s normal course of operations, certain customers require surety bonds guaranteeing the performance of a contract. As of December 31, 2015 and September 30, 2015, the face value of such surety bonds, which represents the maximum cash payments that Faneuil would have to make under certain circumstances of non-performance, was approximately $20.7 million and $19.0 million, respectively.

Letter of Credit

Faneuil had a letter of credit for $2.2 million and $1.0 million as of December 31, 2015 and September 30, 2015, respectively.

Critical Accounting Policies and Estimates

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often resulting from the need to make estimates on matters that are inherently uncertain.

We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and we determine that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, we compare the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Revenue Recognition

Faneuil. Revenues associated with outsourcing services are generally recognized by Faneuil during the period in which the services are rendered. Revenues from time and material contracts are recognized at the contracted rates as labor hours and direct expenses are incurred and charged to costs of revenue. Revenue for call center contracts is recognized at the time calls are received based on the contracted rate per call. Revenues are generally based on staff hours, call time, call volume or number of transactions processed, and are presented net of any allowance or discounts. Payments for development activities are recognized as revenue when earned, over the period of effort.

Revenues from non-refundable up-front payments attributable to contract implementation, though not tied to achieving a specific performance milestone, are recognized over the initial term of the contract. At-risk milestone payments, which are based on achieving a specific performance milestone, are recognized as revenue when the milestone is achieved and the related payment is due, providing there is no future service obligation associated with that milestone.

Deferred revenue represents amounts billed to the customer in excess of amounts earned. In situations where Faneuil receives payment in advance of the performance of services, such amounts are recorded as deferred revenue and recognized as revenue during the period in which the related services are performed.

Receipt of funding under grant agreements are evaluated for appropriate recognition as revenue, based on the specific terms of the related grant or agreement. Grant funding received in advance of compliance with the grant conditions is recorded as deferred revenue. Faneuil recognizes grant income once it has complied with the conditions attached to the grant received.

Carpets. Carpets recognizes revenue and invoices customers upon completion of installation of product. Carpets is not obligated to perform significant activities after installation is complete. Payments received by customers prior to installation are recorded as customer deposits. Sales taxes collected and remitted are recorded on a net basis.

For commercial projects, Carpets recognizes revenue based on the cost-to-cost method under the percentage of completion method. Under the cost-to-cost method, the Company analyzes the contract cost incurred to date to the total expected contract cost. For contracts with anticipated losses at completion, a provision is recorded when the loss becomes known.

Phoenix. Revenue is recognized (1) when products are shipped (if shipped “FOB” shipping point) (2) when products are delivered (if shipped “FOB” destination), and (3) as services are performed as determined by contractual arrangement, but in all cases only when risk of loss has transferred to the customer and Phoenix has no further performance obligations.

Income Taxes

We use the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax-credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by the valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our judgments relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by tax authorities. We file income tax returns in the U.S. federal jurisdictions and various state jurisdictions and are subject to U.S. federal tax and state tax examinations for years post June 2011 and certain other years. Our judgments relative to the value of deferred tax assets and liabilities take into account estimates of the amount of future taxable income. Actual operating results and the underlying amount of income in future years could render current estimates of recoverable net deferred taxes inaccurate. Any of the judgments mentioned above could cause actual income tax obligations to differ from our estimates, thus materially impacting our financial position and results of operations.

If we take a recognized tax position or have taken a recognized tax position on a tax return that more likely than not would be sustained upon examination by tax authorities, then we will recognize the potential asset or liability in the financial statements. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. We believe that we have appropriate support for the income tax positions taken and to be taken on its tax returns and that our accruals for tax liabilities are adequate for all open years on assessment of many factors including past experience and interpretation of tax law applied to the facts of each matter.

Insurance Reserves

Faneuil. Faneuil maintains general liability insurance coverage, which is subject to certain deductibles. Faneuil is self-insured for workers’ compensation claims up to $250,000 per incident, and maintains insurance coverage for costs above the specified limit. Faneuil is self-insured for health insurance claims up to $150,000 per incident, and maintains insurance coverage for costs above the specified limit.

Phoenix. Before the acquisition of Phoenix by ALJ, Phoenix was self-insured for worker’s compensation under its parent company for claims up to $500,000 per incident, and maintains coverage for costs above the specified limit. After the acquisition, the Phoenix changed to a fully insured plan.

Reserves have been provided for worker’s compensation and health claims based upon management’s judgment of insurance coverages and third party actuarial analysis.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Although actual results could differ from those estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time. Significant estimates and assumptions by management are used for, but are not limited to, determining the fair value of assets and liabilities, including intangible assets acquired and allocation of purchase price, useful lives, carrying values and recoverability of long-lived and intangible assets, the recoverability of goodwill, the realizability of deferred tax assets, stock-based compensation, the allowance for doubtful accounts and inventory reserves, and calculation of insurance reserves.

Stock-Based Compensation

We recognize compensation expense for our equity awards on a straight-line basis over the requisite service period of the award based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. We use the quoted closing market price of our common stock on the grant date to measure the fair value of restricted stock awards and the Black-Scholes option pricing model to measure the fair value of stock option awards. The expected volatility is based on historical volatilities of our common stock over the most recent period commensurate with the estimated expected term of the awards. Where volatility was not available, we use comparable companies with the estimated expected term. The expected term of an award is equal to the midpoint between the vesting date and the end of the contractual term of the award. The risk-free interest rate is based on the rate on U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. We have not paid dividends and do not anticipate paying a cash dividend in the foreseeable future and, accordingly, we use an expected dividend yield of zero. Stock-based compensation cost for restricted stock awards and restricted stock units are measured based on the fair market value of our common stock at the date of grant.

Item 3.	Properties

ALJ’s corporate mailing address is 244 Madison Avenue, PMB 358, New York, NY 10016. ALJ does not maintain any physical corporate offices. For additional information about the properties of each of ALJ’s operating subsidiaries, see “Item 1. Business.”

Item 4.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2015, the beneficial ownership of common stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each of the Company’s current executive officers and (iv) all directors and executive officers as a group. As of December 31, 2015, the Company had 35,088,666 shares of common stock issued and outstanding, which was the only class of voting securities outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Executive Officers and Directors
Jess Ravich, Executive Chairman 149 S. Barrington Avenue, #828 Los Angeles, CA 90049	14,588,481 (2)	40.04%

Anna Van Buren, Director c/o Faneuil, Inc. 2 Eaton Street, Suite 1002 Hampton, VA 23669	1,515,021	4.32%

John Scheel, Director 3526 Odom Drive New Port Richey, FL 34652	768,724	2.19%

Robert Scott Fritz, Director 505 Belmar Blvd. Suite C4 Wall Township, NJ 07727	616,543 (3)	1.76%

Marc Reisch, Director c/o Phoenix Color Corp. 16th Floor, 350 7th Ave New York, NY 10001	400,000	1.14%

T. Robert Christ, Chief Financial Officer P.O. Box 99418 San Diego, CA 92169	329,967 (4)	*%

Hal G. Byer, Director c/o Houlihan Lokey 10250 Constellation Blvd, 5th Floor Los Angeles, CA 90067	144,014 (5)	*%

Rae G. Ravich, Director 32 East 57th Street, 12th Floor New York, NY 10022	107,511 (6)	*%

Michael C. Borofsky, Director c/o MacAndrews and Forbes 35 East 62nd Street	7,511	*%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

New York, NY 10065

Steve Chesin, Chief Executive Officer, Carpets c/o Carpets N’ More 4580 West Teco Avenue Las Vegas, NV 89118	150,000	*%

Margarita Palau Hernandez, Director 300 North San Rafael Avenue Pasadena, CA 91105	-	*%

All current directors and executive officers as a group	18,627,772 (7)	50.36%

5% Stockholders

Harland Clarke Holdings Corp. 10931 Laureate Drive San Antonio, Texas 78249	3,000,000	8.55%

* Denotes holders of less than 1%.

(1) Consistent with regulations of the U.S. Securities and Exchange Commission, shares of common stock issuable upon exercise of derivative securities by their terms exercisable within 60 days of December 31, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to the knowledge of the Company, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 5,288,751 shares held by the Exemption Trust under the Ravich Revocable Trust of 1989 and 5,913,301 shares held by the Ravich Revocable Trust of 1989 and 1,350,000 shares issuable upon exercise of currently vested options.

(3) Includes 431,088 shares held by The Ravich Children Permanent Trust, for which Mr. Fritz is the sole trustee. Mr. Fritz disclaims all economic ownership of such shares.

(4) Includes 316,667 shares issuable upon exercise of currently vested options.

(5) Includes 134,000 shares issuable upon exercise of currently vested options and 10,014 restricted shares held by the Hal Byer and Marihelene Byer Revocable Trust.

(6) Includes 100,000 shares issuable upon exercise of currently vested options.

(7) Includes 1,900,667 shares issuable upon exercise of currently vested options.

Item 5.	Directors and Executive Officers

Directors’ and Officers’ Biographies and Board Structure

The following table sets forth certain information regarding the Company’s directors and executive officers as of February 29, 2016.

Name	Age	Position

Jess M. Ravich	58	Executive Chairman, Class III Director
T. Robert Christ	46	Chief Financial Officer
Hal G. Byer	58	Class II Director
Robert Scott Fritz	59	Class I Director
Rae Ravich	24	Class II Director
John Scheel	61	Class I Director
Anna Van Buren	57	Class III Director
Michael Borofsky	43	Class III Director
Marc Reisch	60	Class I Director
Margarita Paláu Hernández	59	Class II Director

The Company’s Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. All of the directors serve until their terms expire and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

In July 2015, the Company re-elected Michael Borofsky, Jess M. Ravich and Anna Van Buren as Class III directors with terms expiring in 2018. The Class I and Class II directors’ terms expire in 2016 and 2017, respectively.

Effective November 25, 2015, Margarita Paláu Hernández was appointed to the Board of Directors as a Class II director with a term expiring in 2017.

The following is a brief summary of the backgrounds of the Company’s directors and executive officers.

Jess M. Ravich. Mr. Ravich has served as a director of the Company since June 26, 2006 and the Chairman of the Board of Directors since August 31, 2006 and has served as the Executive Chairman and senior executive officer of the Company since February 20, 2013. Mr. Ravich joined The TCW Group as Group Managing Director in December 2012. Prior to that, Mr. Ravich was Managing Director at Houlihan Lokey since December 2009. Prior to that, Mr. Ravich was Chairman and Chief Executive Officer of Libra Securities, LLC (“Libra Securities”), a Los Angeles-based investment banking firm that focused on capital raising and financial advisory services for middle market corporate clients and the sales and trading of debt and equity securities for institutional investors. Prior to founding Libra Securities in 1991, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert. Mr. Ravich has served on the Board of Directors of Cherokee Inc. (Nasdaq GS: CHKE) since May 1995 and as Chairman of the Board of Directors of Cherokee Inc. since January 2011. Mr. Ravich has also served on the Board of Directors of A-Mark International since 2014 and Unwired Planet since November 2015. In addition to his professional responsibilities, Mr. Ravich has also served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. Mr. Ravich has both a B.S and M.S. from the Wharton School and a J.D. from Harvard University. Among other qualifications, Mr. Ravich brings to the Board executive leadership experience, experience serving on the board of a public company, extensive financial expertise and a financial services industry background.

Hal G. Byer. Mr. Byer has served as a director of the Company since January 30, 2003. Mr. Byer joined Houlihan Lokey as a Senior Vice President in their Financial Sponsors Coverage Group in December 2009. From May 2001 to November 2009, Mr. Byer was a Senior Vice President of Libra Securities, a broker-dealer registered with the Securities and Exchange Commission and an NASD member. From 1995 to 2003, Mr. Byer was Chief Executive Officer of Byer Distributing Co., a snack food distribution company. From 2000 to 2003, Mr. Byer was also the Chief Operating Officer of eGreatcause.com, an internet start-up involved in fundraising for charitable and non-profit organizations that is no longer active. Mr. Byer brings to the board executive leadership experience, financial expertise and a background in corporate strategy and operations.

Robert Scott Fritz. Mr. Fritz has served as a director of the Company since January 30, 2003. Since May 1982, Mr. Fritz has served as the President of Robert Fritz and Sons Sales Company, a food broker and paper distributor that he owns in New Jersey. Mr. Fritz holds a B.S. in Business from Fairleigh Dickinson University. Mr. Fritz brings to the Board executive leadership experience, along with financial expertise and industry knowledge.

Rae Ravich. Ms. Ravich has served as a director of the Company since June 4, 2014. Ms. Ravich is an Associate in the direct lending group at TCW Financial Planning LLC. Previously, Ms. Ravich was a Financial Analyst at Houlihan Lokey, which she joined in July 2013. Ms. Ravich has dual B.S. degrees from the Wharton School and the Nursing School at the University of Pennsylvania. Ms. Ravich is the daughter of Jess Ravich, the Company’s Executive Chairman. Ms. Ravich brings to the Board her experience and background in the financial services industry.

John Scheel. Mr. Scheel has served as a director of the Company since September 13, 2006. From August 31, 2006 to February 20, 2013, Mr. Scheel was the President and Chief Executive Officer of the Company. Mr. Scheel is a principal of and also currently serves as the Chief Operating Officer of Pinnacle Steel, and pursuant to a management agreement, he served as the plant manager for the Company’s former subsidiary Kentucky Electric Steel’s (“KES”) steel mini-mill in Ashland, Kentucky (the “Mill”) and managed the operations of KES on our behalf from January 2004 until its sale to Optima on February 5, 2013. Following such sale, Mr. Scheel not only has continued to manage the Mill for Optima as its general manager, but also managed the melt shop and caster for Warren Steel Holdings EAF in Warren, Ohio, which is also managed by Optima. Prior to joining Pinnacle, Mr. Scheel held various positions of increased responsibility at AK Steel, Nucor Corporation and Birmingham Steel Management. Mr. Scheel holds both B.S. and M.S. degrees in Metallurgical Engineering from Purdue University and a Master of Business Administration in Finance and International Business from Xavier University. Mr. Scheel’s executive management experience and expertise in the manufacturing industry provides valuable insight to our Board in evaluating potential acquisitions and operating our subsidiaries.

Anna Van Buren. Ms. Van Buren has served as a director of the Company since November 2013. Ms. Van Buren was appointed President and Chief Executive Officer of Faneuil, in April 2009, after previously serving as President and Chief Operating Officer from 2007 to 2009, as Vice President and Managing Director of Faneuil’s Government Services Division from 2005 to 2007, and as its Vice President of Business Development from 2004 to 2005. Prior to her association with Faneuil, Ms. Van Buren founded Capital Initiatives, a consulting service for clients seeking visibility among federal lawmakers with the objective of encouraging legislative action, and operated numerous government services and marketing companies. Ms. Van Buren has served in leadership roles for many civic and business organizations including chairmanship of the United Way of the Virginia Peninsula, the Peninsula Chamber of Commerce and the NASA Aeronautics Support Team. She is the recipient of numerous awards including the Women in Business Achievement Award by Inside Business Magazine, the Presidential Citizenship Award from Hampton University and the NCCJ Humanitarian Award. Ms. Van Buren holds a degree from Hollins University and the University of Virginia Executive School. Ms. Van Buren brings to the Board extensive executive leadership experience and deep industry expertise.

Michael Borofsky. Mr. Borofsky has served as a director of the Company since September 27, 2013. Mr. Borofsky is Senior Vice President of MacAndrews & Forbes. Prior to joining MacAndrews & Forbes in 2003, Mr. Borofsky was with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in mergers & acquisitions, and before that he was an analyst at Goldman Sachs. Mr. Borofsky has a B.A. from Yale University and a J.D. from Columbia University School of Law. Mr. Borofsky brings to the Board a valuable perspective due to his dual background in business and law.

Marc Reisch. Mr. Reisch was appointed Chairman of Phoenix in August 2015 and has served as a director of the Company since that time. Mr. Reisch has served as Chairman of the Board, Chief Executive Officer and President of Visant and Visant Holding Corp. from October 2004 to November 2015. Prior to joining Visant, he served as Senior Advisor to Kohlberg Kravis Roberts & Co. and has over 35 years of experience in the printing and publishing industries. Mr. Reisch holds a Bachelor of Science Degree and a Master of Business Administration degree from Cornell University. Mr. Reisch brings to the Board extensive executive leadership experience and deep industry expertise.

Margarita Paláu Hernández. Ms. Paláu Hernández has served as a director of the Company since November 25, 2015. Ms. Paláu Hernández is a Principal and Founding Partner of Hernández Ventures, a privately held entity engaged in the acquisition and management of a variety of business interests. She has served in this capacity since 1988. Prior to founding Hernández Ventures, Ms. Paláu Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea, where she focused on domestic and international business and real estate transactions. Ms. Paláu Hernández has a B.A. from University of San Diego and a J.D. from UCLA School of Law. Ms. Paláu Hernández brings to the Board her experience as the founder of a business and her background in law.

Other Key Employees

Steve Chesin. Mr. Chesin, age 54, has served as the Chief Executive Officer of Carpets since August 2007. From 2002 to 2007, Mr. Chesin served as the Executive Vice President of Carpets. From 1995 to 2001, Mr. Chesin served as the Senior Vice President and the Chief Operating Officer of Carpet Barn Inc., a subsidiary of Nations Flooring Inc. Mr. Chesin attended University of Nevada, Las Vegas.

T. Robert Christ. Mr. Christ has served as the Chief Financial Officer and Secretary of the Company since July 2008. Mr. Christ also serves as Executive Vice President for Aristotle International Inc., a political software company and age and identity verification company (“Aristotle”). Mr. Christ was previously Chief Financial Officer for Electronic Recyclers International, Inc., a nationwide recycler of e-waste. From 1999 to 2006, Mr. Christ served as Chief Operating Officer and Chief Financial Officer for Aristotle. From 1997 to 1999, Mr. Christ served as Chief Financial Officer for Pulsar Data Systems, a government contractor that merged with Litronic Inc. and went public in 1999. From 1994 to 1997, Mr. Christ served as controller for the Centech Group Inc., a government contractor, and from 1991 to 1993, Mr. Christ held various positions with Rubino and McGeehin, Chtd. a public accounting firm. Mr. Christ holds a B.B.A. degree in Accounting from James Madison University and passed the C.P.A. exam in 1991.

Director Independence

In connection with the filing of this Registration Statement on Form 10 and the registration of our common stock under Exchange Act, we intend to list our common stock on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation, nominating and corporate governance committee be independent. Under the rules of NASDAQ, a director will only qualify as an ‘‘independent director’’ if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors consists of nine directors. Based upon a review of the independence of each director and consideration of whether any director has a material relationship with us that could compromise such director’s ability to exercise independent judgment in carrying out his or her responsibilities, our Board of Directors has determined that each of Messrs. Byer, Borofsky, Fritz and Scheel and Ms. Paláu Hernández will qualify as an ‘‘independent director’’ as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of NASDAQ at the time of our listing.

Our restated certificate of incorporation provides for a three class Board of Directors, with each class of directors standing for election every three years. Our restated certificate of incorporation also provides that the number of authorized directors will be determined from time to time by resolution of the Board of Directors and any vacancies in our Board of Directors and new created directorships may be filled by the Board of Directors.

Committees of the Board of Directors

The Board of Directors has a standing audit committee and compensation, nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the Board of Directors.

The composition and functioning of the Board of Directors and all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act, and NASDAQ and SEC rules and regulations. The audit committee and the compensation, nominating and corporate governance committee both operate under a written charter approved by the Board of Directors. Each committee will review and reassess the adequacy of its charter at least annually. The charters of both committees will be available in the Investor Relations section of the Company’s website, www.aljregionalholdings.com.

Audit Committee

Our audit committee consists of Messrs. Scheel, Borofsky and Fritz, with Mr. Scheel chairing this committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ. Our Board of Directors has determined that Mr. Scheel is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ. All the members of our audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

The audit committee’s responsibilities include, among other responsibilities:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns; and
●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.

Compensation, Nominating and Corporate Governance Committee

Our compensation, nominating and corporate governance committee consists of Messrs. Borofsky and Byer and Ms. Palau Hernandez, with Mr. Borofsky chairing this committee. All members of this committee will meet the requirements for independence under the applicable rules and regulations of the SEC, NASDAQ and the Internal Revenue Code of 1986, as amended, or the Code, including the rules application to members of a listed company’s compensation committee. The compensation, nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

The committee’s responsibilities include:

●	reviewing and approving corporate goals and objectives relevant to compensation of our executive chairman;
●	evaluating the performance of our executive chairman in light of such corporate goals and objectives and determining the compensation of our chief executive officer;
●	determining the compensation of all our other officers and reviewing periodically the aggregate amount of compensation payable to such officers;
●	overseeing and making recommendations to the Board of Directors with respect to our incentive-based compensation and equity plans; and
●	reviewing and making recommendations to the Board of Directors with respect to director compensation.

As well as:

●	developing and recommending to the Board of Directors the criteria for selecting board and committee membership;
●	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;
●	identifying individuals qualified to become board members;
●	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees; and
●	overseeing the evaluation of the Board of Directors, its committees and management.

Item 6.	Executive Compensation

Our executive compensation program, consists of a three-part compensation strategy that includes base salary, annual discretionary cash bonuses and equity incentive compensation, is designed to (i) pay for performance to encourage both Company and individual achievement; (ii) encourage efficient use of stockholder resources; and (iii) provide market competitive compensation to attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

We do not adopt express formulae for weighting different elements of compensation or for allocating between long-term and short-term compensation but strive to develop comprehensive packages that are competitive with those offered by other companies with which we compete to attract and retain talented executives. Under our compensation practices, cash compensation consists of an annual base salary and discretionary bonuses and equity-based compensation is primarily stock options.

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company to the named executive officers and other key employees for services rendered during the last two fiscal years ended September 30, 2015 and 2014. No other executive officers received total annual compensation exceeding $100,000 during such fiscal years.

Name and Principal Position	Year Ended September 30,	Salary ($)		Bonus ($)		Stock Awards (10) ($)		Option(11) Awards ($)		All other Compensation ($)		Total ($)

Named Executive Officers
Jess Ravich	2015	125,000		-		-		664,650	(2)	35,000	(3)	824,650
Executive Chairman	2014	163,090	(1)	-		-		-		45,664	(3)	208,754

Anna Van Buren	2015	520,000		1,197,394	(4)	-		-		65,463	(6)	1,782,857
President and Chief Executive Officer, Faneuil	2014	494,356		1,690,680	(4)	-		649,200	(5)	63,961	(6)	2,898,197

Marc Reisch	2015	25,000		-		-		760,250	(7)	-		785,250
Chairman, Phoenix	2014	-		-		-		-		-		-

Other Key Employees
Steve Chesin	2015	300,000		-		-		-		-		300,000
President and Chief Executive Officer, Carpets	2014	150,000		-		172,000	(8)	-		-		322,000

T. Robert Christ	2015	202,500		25,000		-		94,950	(9)	-		322,450
Chief Financial Officer	2014	60,000		75,000		-		116,500	(9)	-		251,500

(1)	In the year ended September 30, 2014, Mr. Ravich received $125,000 in compensation for his services as our Executive Chairman, of which he elected to take 100% as stock compensation resulting in 53,648 shares of ALJ valued at $3.04 per share.

(2)	For the year ended September 30, 2015, includes options to purchase 350,000 shares of ALJ’s common stock at a price of $4.00 per share, which were vested in full and exercisable upon the date of closing of the stock purchase by ALJ from Visant Corporation of all the shares of capital stock of Phoenix and will expire on August 3, 2022.

(3)	Includes $35,000 and $45,664 as director compensation for each of the years ended September 30, 2015 and 2014, respectively, of which $35,000 was paid in cash for 2015 and $0 was paid in cash for 2014. In the year ended September 30, 2014, Mr. Ravich received 100% of his director compensation in shares of restricted stock valued at $3.04 per share.

(4)	Represents an annual bonus amount equal to ten percent (10%) of the Company’s defined EBITDA, before any bonus amount owed to Ms. Van Buren, in excess of $5,000,000.

(5)	For the year ended September 30, 2014, includes options to purchase 60,000 shares of Faneuil’s common stock under the Faneuil, Inc. 2013 Stock Incentive Plan at a price of $30.43 per share, which vested with respect to one-third of the shares subject to the option on October 18, 2013, another one-third on October 18, 2014 and the remaining one-third on October 18, 2015, conditioned on Ms. Van Buren’s continuous service to Faneuil and expire on October 18, 2023.

(6)	Includes $35,000 as director compensation for each of the years ended September 30, 2015 and 2014, of which Ms. Van Buren received 100% in cash. Additionally, Faneuil reimbursed premiums for Ms. Van Buren’s health care insurance in the amounts of $30,463 and $28,961 for the years ended September 30, 2015 and 2014, respectively.

(7)	For the year ended September 30, 2015, includes options to purchase 250,000 shares of ALJ’s common stock at an exercise price of $4.27 per share, vesting in three equal annual installments on October 1, 2016, October 1, 2017 and October 1, 2018 and expiring on August 13, 2025.

(8)	For the year ended September 30, 2014, includes 750,000 Class B Preferred Units and 75,000 Common Units, each vesting fully on grant, and 40,000 Equity Award Units of Carpets, 10,000 of which vest on each of December 31, 2014, 2015, 2016 and 2017, provided that the Equity Award Units shall immediately vest upon the termination of Mr. Chesin’s employment without cause within 12 months following a change of control.

(9)	For the year ended September 30, 2015, includes options to purchase 50,000 shares of ALJ common stock at a price of $4.00 per share, which were vested in full and exercisable upon the date of closing of the stock purchase by ALJ from Visant Corporation of all the shares of capital stock of Phoenix and will expire on August 3, 2022. For the year ended September 30, 2014, includes options to purchase 100,000 shares of ALJ common stock at a price of $1.60 per share, which vest monthly on a pro rata basis over 3 years.

(10)	This column represents the aggregate grant date fair value of restricted stock calculated in accordance with ASC Topic 718 Compensation. Assumptions used in the calculation of this amount are included in Note 17 to the Company’s audited financial statements attached hereto.

(11)	This column represents the aggregate grant date fair value of stock options calculated in accordance with ASC Topic 718 Compensation. Assumptions used in the calculation of this amount are included in Note 17 to the Company’s audited financial statements attached hereto.

Employment Arrangements with Named Executive Officers and Other Key Employees

Named Executive Officers

Jess Ravich. Mr. Ravich has served as our Executive Chairman since February 20, 2013. In the year ended September 30, 2015, Mr. Ravich received $125,000 in compensation for his services as our Executive Chairman and options to purchase 350,000 shares of our common stock at a price of $4.00 per share, which were fully vested upon grant and will expire on August 3, 2022, as compensation for the additional services that he performed in connection with our acquisition of Phoenix. In the year ended September 30, 2014, Mr. Ravich received $125,000 in compensation for his services as Executive Chairman, of which he elected to take 100% as stock compensation, resulting in 53,648 shares valued at $3.04 per share. Mr. Ravich received $35,000 and $45,664 as director compensation for each of the years ended September 30, 2015 and 2014, respectively, of which $35,000 was paid in cash for 2015 and $0 was paid in cash for 2014. In the year ended September 30, 2014, Mr. Ravich received 100% of his director compensation in shares of restricted stock valued at $3.04 per share.

In December 2015, the Board of Directors reviewed and reconsidered the compensation for our Executive Chairman and approved an executive chairman compensation package comprised of (i) an annual retainer of $125,000 in cash and (ii) an annual grant of restricted stock units with a value of $100,000. Following the adoption of this policy, Mr. Ravich will only receive compensation as our Executive Chairman and will no longer receive additional compensation for his services as our director.

Anna Van Buren. On October 18, 2013, concurrent with ALJ’s acquisition of Faneuil, Faneuil entered into an employment agreement with Ms. Van Buren. The term of Ms. Van Buren’s employment under the employment agreement will continue until December 31, 2018. Pursuant to her employment agreement, Ms. Van Buren receives an annual salary of $520,000 and is eligible to earn an annual bonus equal to ten percent (10%) of the Company’s defined EBITDA, before any bonus amount owed to Ms. Van Buren, in excess of $5,000,000. If Ms. Van Buren’s employment is terminated without cause or by Ms. Van Buren for good reason, Ms. Van Buren will be eligible to receive: (i) her base salary for the greater of one year or one-half of the remaining term of the employment agreement, and (ii) the full annual bonus for the year in which such termination occurs if Ms. Van Buren would have been otherwise entitled to the bonus for such year had she still been employed when such bonus would have been paid. Also on October 18, 2013, the board of directors of Faneuil granted an option to purchase 60,000 shares of Faneuil’s common stock under the Faneuil, Inc. 2013 Stock Incentive Plan to Ms. Van Buren. Such option vested with respect to one-third of the shares subject to the option on October 18, 2013, another one-third on October 18, 2014 and the remaining one-third on October 18, 2015, conditioned on Ms. Van Buren’s continuous service to Faneuil. Such option automatically vests and becomes exercisable in full upon the consummation of certain corporate transactions. The exercise price for such option is $30.43 per share and expires on October 18, 2023. On July 10, 2015, all of Ms. Van Buren equity interests, including her option to purchase additional shares of stock in Faneuil were exchanged for stock in ALJ; as a result, all outstanding stock options were cancelled. For the year ended September 30, 2015 and the period from October 18, 2013 to September 30, 2014, Ms. Van Buren received $520,000 and $494,356 in salary, respectively, for her services as President and Chief Executive Officer of Faneuil.

Marc Reisch. On August 14, 2015, concurrent with ALJ’s acquisition of Phoenix, ALJ entered into an employment agreement with Mr. Reisch. The term of Mr. Reisch’s employment under the employment agreement will continue until December 31, 2018. Pursuant to his employment agreement, Mr. Reisch receives (i) an annual salary of $200,000 and is eligible to earn an annual bonus equal to five percent (5%) of the defined EBITDA of Phoenix in excess of $20,000,000, before any bonus amount owed to Mr. Reisch and the Chief Operating Officer of Phoenix, (ii) an option to purchase 250,000 shares of ALJ’s common stock, and (iii) an additional option to purchase 100,000 shares of ALJ’s common stock. The exercise price for such options is $4.27 per share and the options expire on August 13, 2025. If Mr. Reisch’s employment is terminated without cause or by Mr. Reisch for good reason, Mr. Reisch will be eligible to receive (i): his base salary for the greater of one year or one-half of the remaining term of the employment agreement, (ii) the full annual bonus for the year in which such termination occurs, if Mr. Reisch would have been otherwise entitled to a bonus for such year had he still been employed, and (iii) the full annual bonus for the year prior to the year in which Mr. Reisch is so terminated, if at the time of termination Mr. Reisch has otherwise earned a full annual bonus for such prior year and has not yet been paid such bonus due to such termination. For the period from August 14, 2015 to September 30, 2015, Mr. Reisch received $25,000 in salary for his services as the Chairman of Phoenix.

Other Key Employees

Steve Chesin. On April 14, 2014, concurrent with ALJ’s acquisition of Carpets, Carpets entered into an employment agreement with Mr. Chesin. The term of Mr. Chesin’s employment under the employment agreement will continue until December 31, 2017. Pursuant to his employment agreement, Mr. Chesin receives (i) an annual salary of $300,000 and is eligible to earn an annual bonus at the direction of the Board of Directors of Carpets, (ii) 750,000 Class B Preferred Units with a preference amount equal to $750,000, (iii) 75,000 Common Units, and (iv) 40,000 Equity Award Units of Carpets. If Mr. Chesin’s employment is terminated without cause or by Mr. Chesin for good reason, Mr. Chesin will be eligible to receive his base salary for the greater of (i) one-half of the remaining term of the employment agreement, or (ii) six months plus an additional $3,000 per month for each month in the six-month period. For the period from April 14, 2014 to September 30, 2015, Mr. Chesin received $300,000 in compensation for his services as the President and the Chief Executive Officer of Carpets. On July 10, 2015, Mr. Chesin exchanged his 750,000 Class B Preferred Units, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ.

T. Robert Christ. For the nine months ended September 30, 2015, Mr. Christ received a salary of $17,500 per month from ALJ and its subsidiaries. For the three months ended December 31, 2014, Mr. Christ received a salary of $15,000 per month from ALJ and its subsidiaries. For the year ended September 30, 2014, Mr. Christ received a salary of $5,000 per month from ALJ. For the year ended September 30, 2015, Mr. Christ received options to purchase 50,000 shares of common stock at a price of $4.00 per share, which were fully vested upon issuance and will expire on August 3, 2022. For the year ended September 30, 2015, Mr. Christ received a bonus of $25,000. For the year ended September 30, 2014, Mr. Christ received a bonus of $75,000 and options to purchase 100,000 shares of common stock at a price of $1.60 per share, which vest over 3 years.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table itemizes outstanding equity awards held by the named executive officers as of September 30, 2015.

			Option Awards
Name	Option Grant Date		Securities Underlying Unexercised Options Exercisable	Securities Underlying Unexercised Options Unexercisable	Total Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
Jess Ravich	8/27/2013		1,000,000	-	1,000,000	$1.00	10/18/2020
	8/3/2015		350,000	-	350,000	$4.00	8/3/2022

T. Robert Christ	6/20/2008		200,000	-	200,000	$0.59	6/20/2018
	12/19/2013	(1)	58,300	41,700	100,000	$1.60	12/19/2023
	8/3/2015		50,000	-	50,000	$4.00	8/3/2022

Anna Van Buren	-		-	-	-	-	-

Steve Chesin	-		-	-	-	-	-

Marc Reisch	8/14/2015	(2)	13,888	236,112	250,000	$4.27	8/13/2025

(1)	The stock option vests in equal monthly installments over a three-year period.
(2)	The stock option vests in equal monthly installments over a three-year period.

Director Compensation

The following table sets forth the total compensation paid or accrued by the Company to the named directors for services rendered during the fiscal year ended September 30, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)
Hal G. Byer	$35,000	-	-	-	-	-	$35,000
Robert Scott Fritz	$35,000	-	-	-	-	-	$35,000
Rae Ravich	$35,000	-	$189,900	-	-	-	$224,900
John Scheel	$35,000	-	-	-	-	-	$35,000
Michael Borofsky	$35,000	-	-	-	-	-	$35,000
Margarita Paláu Hernández	-	-	-	-	-	-	-

In December 2015, the Board of Directors reviewed and considered our outside director compensation and approved a director compensation package comprised of (i) an annual retainer of $40,000 in cash, (ii) an annual grant of restricted stock units with a value of $40,000, (iii) an additional $12,500 for the chair or $5,000 for each other member of the audit committee, and (iv) an additional $10,000 for the chair or $4,000 for each other member of the compensation, nominating and corporate governance committee.

Pursuant to the director compensation program adopted in July 2014, each member of the Board of Directors received annual compensation of $35,000 to be made up of either cash, restricted common stock or a combination of both, at the director’s election. We issued 80,099 restricted shares on July 21, 2014, with a fair market value of approximately $239,000.

On August 3, 2015, the Board granted fully vested options to purchase 100,000 shares of our common stock to Ms. Ravich in consideration of her efforts related to the Phoenix acquisition. The exercise price for such option is $4.00 and the option expires on August 3, 2022.

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Executive employment agreements have been described above in “Item 6. Executive Compensation” under Employment Arrangements with Named Executive Officers and Other Key Employees.

Director independence has been discussed above in “Item 5. Directors and Executive Officers” under Director Independence.

Harland Clarke has contracted with Faneuil to provide call center services to support Harland Clarke’s banking-related products and managed print services. Under these two contracts, Faneuil has recognized $2.2 million and $0.4 million in revenue, respectively, for the year ended September 30, 2015 and $1.9 million and $0.4 million in revenue respectively, for the year ended September 30, 2014.

The board of directors approved a compensation package to Jess Ravich, our Executive Chairman, his salary in a lump sum payment of $125,000 beginning in 2015. As of September 30, 2015, the Company had recorded a prepaid expense of $31,250 related to this transaction.

On August 14, 2015, the Board granted options to purchase 100,000 shares of our common stock to Kevin Hayden, Phoenix’s COO. The exercise price for such option is $4.27 and the option vests in three equal annual installments on October 1 of each of 2016, 2017, and 2018, subject to continued service; provided, however, vesting accelerates upon certain involuntary terminations. The option expires on August 13, 2025.

On August 14, 2015, the Board granted options to purchase 250,000 shares of our common stock to Marc Reisch, Phoenix’s Chairman. The exercise price for such option is $4.27 and the option vests in three equal annual installments on October 1 of each of 2016, 2017, and 2018, subject to continued service; provided, however, vesting accelerates upon certain involuntary terminations. The option expires on August 13, 2025.

On August 3, 2015, the Board granted options to purchase 350,000, 100,000 and 50,000 shares of our common stock to Jess Ravich, our Executive Chairman, Rae Ravich, a Director, and Rob Christ, our CFO in consideration of their efforts related to the Phoenix acquisition, which were vested in full and exercisable upon the date of closing of the stock purchase by ALJ from Visant Corporation of all the shares of capital stock of Phoenix. The exercise price for such option is $4.00 and expires on August 3, 2022.

On July 10, 2015, Anna Van Buren, the Chief Executive Officer of Faneuil, and Tarsha Leherr, the Vice President of Operations of Faneuil, exchanged their 32,857 and 3,286 shares of common stock of Faneuil, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively, using an exchange ratio of 45.65 shares of ALJ common stock for each share of Faneuil common stock. The Company evaluated the terms of the shares exchange and estimated the fair value of the ALJ shares exchanged for the equity of Faneuil and Carpets and recorded stock-based compensation expense of approximately $200,000. Ms. Van Buren forfeited 60,000 stock options as a result of this transaction.

On July 10, 2015, Steve Chesin, the Chief Executive Officer of Carpets, exchanged his 750,000 Class B Preferred Units with a preference amount equal to $750,000, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ.

On July 10, 2015, Marc Reisch and Kevin Hayden purchased 400,000 and 50,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $1,520,000 and $190,000, respectively.

Also on October 18, 2013, the board of directors of Faneuil granted Ms. Van Buren, a director of the Company and Faneuil, an option to purchase 60,000 shares of Faneuil’s common stock under the, Faneuil, Inc. 2013 Stock Incentive Plan at a price of $30.43 per share, which vested with respect to one-third of the shares subject to the option on October 18, 2013, another one-third on October 18, 2014 and the remaining one-third on October 18, 2015, conditioned on Ms. Van Buren’s continuous service to Faneuil and expires on October 18, 2023. Such option was canceled on July 10, 2015.

On April 7, 2014, ALJ entered into a $2.0 million promissory note payable from Libra Securities Holdings, LLC, a related party. The Promissory Note, which was approved by the disinterested directors on the board of directors of ALJ, carried a 5-year maturity with a balloon payment due April 2019 and a 10% annual interest rate. Interest was payable quarterly but may be capitalized by ALJ at its election. The Promissory Note was paid in full on September 30, 2014.

Certain Additional Transactions Related to Acquisition of Faneuil

We acquired 96.43%, and Ms. Van Buren acquired 3.57% of Faneuil’s outstanding stock from Harland Clarke, a wholly owned subsidiary of MacAndrews & Forbes Holdings Inc., pursuant to a stock purchase agreement, dated October 18, 2013, by and among ALJ, Anna Van Buren, Faneuil’s Chief Executive Officer, as an individual purchaser, and Harland Clarke. The aggregate consideration for the purchase was $53.0 million, consisting of $25.0 million in cash, a contribution of $500,000 in cash for working capital purposes, 3.0 million shares of ALJ common stock valued at $2.5 million and a seller note for $25.0 million (the “Harland Clarke Note”). Following the closing of such transactions, we sold 3,286 shares of Faneuil’s common stock to Tarsha Leherr, Faneuil’s Vice President of Operations. On July 10, 2015, Ms. Van Buren and Ms. Leherr exchanged 32,857 and 3,286 shares of Faneuil’s common stock, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively. As a result, as of July 10, 2015, we now own 100% of the outstanding stock of Faneuil.

The Harland Clarke Note provided for a two-year maturity with interest in the first year at 5% and interest in the second year at 7.5%. The Harland Clarke Note had mandatory payments of $1.0 million per quarter with an annual cash flow sweep based on a defined free cash calculation. Faneuil’s obligations under the Harland Clarke Note were secured by a pledge of the Faneuil stock held by ALJ, subject to certain limitations. A Subordination and Intercreditor Agreement was also signed on October 18, 2013, by and among Faneuil and Harland Clarke Holdings Corp. (Harland Clarke), pursuant to which the Harland Clarke Note was subordinated to the Faneuil’s $5 million senior credit facility. This agreement was terminated with the pay-off of the Harland Clarke Note on September 30, 2014.

In connection with our acquisition of Faneuil, we signed a Voting and Investor Rights Agreement on October 18, 2013, by and among ALJ, Harland Clarke, Faneuil, Ms. Van Buren and Mr. Ravich, in his capacity as a stockholder of ALJ, which provides: (i) Harland Clarke certain rights to nominate a director to ALJ’s Board of Directors, (ii) that Mr. Ravich shall vote his shares of ALJ common stock in favor of such nominee, (iii) certain rights of first refusal, co-sale and piggyback registration with respect to ALJ’s shares of common stock held by Harland Clarke, and (iv) certain information rights with respect to Faneuil. Additionally, a Separation Agreement was signed on October 18, 2013, by and among ALJ, Harland Clarke, Faneuil and Scantron Corporation (“Scantron”), which agreement unwound certain affiliate arrangements between Faneuil, on the one hand, and Harland Clarke and Scantron, on the other hand, and provided for certain transition services to be provided by Scantron to Faneuil.

In connection with the acquisition of Faneuil, our Board of Directors was expanded from five to seven members. Ms. Van Buren was appointed to the Board of Directors as a Class III director. In addition, Michael Borofsky, a representative of Harland Clarke, was appointed to the Board of Directors as a Class III director.

Item 8.	Legal Proceedings

Our subsidiaries are from time to time defendants in actions for matters arising out of normal business operations.

Faneuil is also named as a defendant in a proposed class action filed in the United States District Court for the Eastern District of Virginia. The case, styled Brown, et. al., v. Transurban USA, Inc., et. al., was filed on April 15, 2015, alleging that Transurban USA, Inc. (“Transurban”), an express lane operator in Virgina, and its debt collection agents Faneuil and Law Enforcement Systems, LLC (“LES” and together with Transurban and Faneuil, the “Defendants”), violated state and federal law in assessing and seeking to collect administrative fees and penalties for unpaid tolls on express lanes operated by Transurban. Specifically with regards to Faneuil, plaintiffs allege that (i) the Defendants knowingly received and retained wrongful benefits as a result of their wrongful conduct in conscious disregard of plaintiffs’ rights, (ii) the Defendants violated the Maryland Consumer Protection Act and the Virginia Consumer Protection Act, by engaging in unlawful, unfair, and deceptive trade practices, (iii) the Defendants knowingly interfered with plaintiffs’ contractual relationship with the E-ZPass entities under the E-ZPass contracts and (iv) that Faneuil and LES violated the Fair Debt Collection Practices Act (“FDCPA”) by making false and misleading representations, by engaging in unfair and abusive debt collection practices and by attempting to collect knowingly excessive and inflated fines and fees.

Plaintiffs have sought six forms of relief, including to (1) declare Defendants’ fee policies and collection methods to be wrongful, unfair, and unconscionable, and enjoin any such future collections; (2) order restitution of fees and penalties paid by Plaintiffs to Defendants; (3) order disgorgement of ill-gotten gains derived from Defendants’ conduct; (4) award actual damages; (5) award punitive and exemplary damages; and (6) award pre-judgment interest and costs as applicable.

On November 2, 2015, the United States District Court for the Eastern District of Virginia dismissed all claims against Faneuil except for the (i) tortious interference with contract and (ii) violation of the FDCPA claims. Faneuil and the other Defendants have reached a tentative settlement with the plaintiffs and are working on finalizing a settlement agreement for presentation to the court. While the outcome of the action and the proposed settlement noted above cannot be predicted with certainty, we believe that the risk of a material adverse impact is remote.

The Company concluded as of December 31, 2015 that no legal proceedings then pending or threatened will have a material adverse effect on our business, consolidated financial position, results of operations or cash flows.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

As of September 30, 2015, there were 147 holders of record of our common stock. Since June 24, 2005, our common stock has traded on the “Pink Sheets.” Our common stock was traded under the symbol “YSTM.PK” from June 24, 2005 through December 7, 2006. On December 8, 2006, our common stock began trading under the symbol “ALJJ.PK.” Prior to June 24, 2005, our common stock traded on the OTC Bulletin Board under the symbol “YSTM.” The following table sets forth the high and low closing bid prices for our common stock as provided by Pinksheets.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

		High	Low
Fiscal 2016
	First Quarter 12/31/15	$5.15	$3.70
Fiscal 2015
	Fourth Quarter 9/30/15	$4.99	$3.55
	Third Quarter 6/30/15	$4.80	$3.55
	Second Quarter 3/31/15	$4.51	$3.54
	First Quarter 12/31/14	$4.89	$3.00
Fiscal 2014
	Fourth Quarter 9/30/14	$3.75	$2.33
	Third Quarter 6/30/14	$2.65	$1.70
	Second Quarter 3/3/14	$1.80	$1.55
	First Quarter 12/31/13	$1.68	$0.82

As of March 24, 2016, the closing price of our common stock as reported by Pink Sheets was $4.25 per share.

To date, we have not declared or paid any cash dividends on its common stock. Our Board of Directors does not intend to declare any dividends in the foreseeable future.

Item 10.	Recent Sales of Unregistered Securities

On July 10, 2015, Anna Van Buren, the Chief Executive Officer of Faneuil, and Tarsha Leherr, the Vice President of Operations of Faneuil, exchanged their 32,857 and 3,286 shares of common stock of Faneuil, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively, using an exchange ratio of 45.65 shares of ALJ common stock for each share of Faneuil common stock.

On July 10, 2015, Steve Chesin, the Chief Executive Officer of Carpets, exchanged his 750,000 Class B Preferred Units with a preference amount equal to $750,000, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ.

On July 10, 2015, Marc Reisch, the Chairman of Phoenix purchased 400,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $1,520,000.

On July 10, 2015, Kevin Hayden, the Chief Operating Officer of Phoenix purchased 50,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $190,000.

On April 8, 2014, J. Deal Partnership I, LP purchased 700,000 shares of common stock in a private placement for aggregate consideration of $1,120,000.

On April 7, 2014, IsZo Capital LP, a Delaware limited partnership purchased 700,000 shares of common stock of ALJ in a private placement for aggregate consideration of $1,120,000.

On August 27, 2013, the Board granted a fully vested option to purchase 1,000,000 shares of our common stock to Jess Ravich, our Executive Chairman, and an option to purchase 175,000 shares of our common stock to Hal Byer, a director, in consideration of their efforts related to the Faneuil acquisition. The exercise price for each such option is $1.00 and each option expires on October 18, 2020.

On October 18, 2013, the board of directors of Faneuil granted Ms. Van Buren, a director of the Company and Faneuil, an option to purchase 60,000 shares of Faneuil’s common stock under the Plan. The option vested with respect to one-third of the shares subject to the option on October 18, 2013, one-third on October 18, 2014 and the remaining one-third vested on October 18, 2015, conditioned on Ms. Van Buren’s continuous service to Faneuil. The exercise price for the option is $30.43 per share. The option was canceled on July 10, 2015.

On December 19, 2013, the Board granted an option to purchase 100,000 shares of our common stock to T. Robert Christ, our Chief Financial Officer. Such option vests and becomes exercisable monthly on a pro rata basis over three years. The exercise price for such option is $1.60 per share. Such option expires on December 18, 2023.

Pursuant to the director compensation program adopted in July 2014, each member of the Board of Directors received annual compensation of $35,000 to be made up of either cash, restricted common stock or a combination of both, at the director’s election. We issued 80,099 restricted shares to our directors on July 21, 2014, with a fair market value of approximately $239,000, pursuant to this program.

On August 14, 2015, the Board granted options to purchase 100,000 shares of our common stock to Kevin Hayden, Phoenix’s COO. The exercise price for such option is $4.27 and the option vests in three equal annual installments on October 1, 2016, 2017, and 2018, subject to continued service. Such option automatically vests and becomes exercisable in full upon certain involuntary terminations. The option expires on August 13, 2025.

On August 14, 2015, the Board granted options to purchase 250,000 shares of our common stock to Marc Reisch, Phoenix’s Chairman. The exercise price for such option is $4.27 and the option vests in three equal annual installments on October 1, 2016, 2017, and 2018, subject to continued service. Such option automatically vests and becomes exercisable in full upon certain involuntary terminations. The option expires on August 13, 2025.

On August 3, 2015, the Board granted fully vested options to purchase 350,000, 100,000 and 50,000 shares of our common stock to Jess Ravich, our Executive Chairman, Rae Ravich, a director, and T. Robert Christ, our CFO, in consideration of their efforts related to the Phoenix acquisition. The exercise price for each such option is $4.00 per share and each option expires on August 3, 2022.

Each of the foregoing transactions was exempt from the registration requirements under the Securities Act of 1933 pursuant to the exemption provided by Section 4(2) and Rule 506 thereunder.

Item 11.	Description of Registrant’s Securities to be Registered

The following is a summary of the material terms of our capital stock, which do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws, which you must read for complete information on the company’s capital stock. The certificate of incorporation and bylaws which will be included as exhibits to our registration statement on this Form 10. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law (the “DGCL”).

General

We have only two classes of securities; common stock, $0.01 par value per share, and preferred stock, $0.01 par value per share, the details of which are disclosed in the table below.

	Common Stock Period End Date		Preferred Stock Period End Date
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Numbers of Shares Authorized	100,000,000	100,000,000	5,000,000	5,000,000
Number of Shares Outstanding	35,088,666	31,278,660	0	0

Of the 5,000,000 shares of preferred stock authorized, 1,000,000 shares have been designated as Series A Preferred Stock, none of which are currently issued and outstanding, and 550,000 shares have been designated as Series B Preferred Stock, none of which are currently issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

We have two classes of preferred stock, with one series designated as Series A Preferred Stock (the “Series A Preferred Stock”) and the other series designated as Series B Preferred Stock (the “Series B Preferred Stock”).

Series A Preferred Stock. The holders of Series A Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative preferential dividends in cash at the rate of 4% a year on an amount (the “Face Amount”) equal to the sum of $4.00 plus an amount equal to all accumulated and unpaid dividends per share for all dividend periods.

In the event of any dissolution, liquidation, or winding up, the holders of Series A Preferred Stock shall be entitled to receive the Face Amount before any payment or distribution shall be made on the preferred stock, the common stock or any other class or series of stock ranking junior to the Series A Preferred Stock upon liquidation.

Holders of shares of Series A Preferred Stock shall have no voting rights, except as otherwise required by law or in the exercise of certain protective provisions, in which they shall be entitled to one vote for each share held. The consent of two-thirds of the then-outstanding shares of Series A Preferred Stock is required in the following situations:

(a)	The authorization, or the increase of the authorized amount of, any class or series of stock having preference or priority over the Series A Preferred Stock as to dividends or the distribution of assets upon liquidation;

(b)	The alteration of any provision of the Series A Preferred Stock;

(c)	The increase of the authorized number of shares of Series A Preferred Stock or the authorization of, or an increase in the authorized amount of, any class or series of stock ranking as to dividends or the distribution of assets upon liquidation on a parity with the Series A Preferred Stock;

(d)	The redemption, purchase or acquisition, directly or indirectly, of any class or series of stock ranking as to dividends or the distribution of assets upon liquidation junior to shares of Series A Preferred Stock, or the declaration or payment by the Company of any dividend or distribution upon any shares of such class or series.

The shares of Series A Preferred Stock shall not be entitled to the benefit of any sinking fund.

Series B Preferred Stock. The Units of Series B Preferred Stock and shares of Series B Preferred Stock shall rank junior to all other series of the Preferred Stock and any other class of Preferred Stock that may hereafter be issued by us, unless the terms of any such series or class shall provide otherwise. Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or other shares of stock ranking prior and superior to the shares of Series B Preferred Stock, each holder of one one-hundredth (1/100) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive on a quarterly basis, when, as and if declared by the Board of Directors, an amount per Unit equal to (i) the greater of (A) $0.01 or (B) the aggregate per share amount of all cash dividends declared on shares of our common stock since the immediately preceding date on which quarterly dividends were paid and (ii) an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions declared on shares of our common stock.

In the event of any dissolution, liquidation, or winding up, no distribution shall be made to the holders of shares of junior stock until the holders of Series B Preferred Stock receive the greater of either (A) $1.00 per Unit plus and amount equal to the accrued and unpaid dividends and distributions thereon, or (B) the amount equal to the aggregate per share amount to be distributed to holders of shares of our common stock. The Units and shares of Series B Preferred Stock have no redemption rights.

Each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of our stockholders. At any time when Units of Series B Preferred Stock are outstanding, the amendment of the certificate of incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Units of Series B Preferred Stock so as to adversely affect them shall require the affirmative vote of the holders of a majority of the outstanding Units of Series B Preferred Stock, voting separately as a class.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company’s Certificate of Incorporation, Bylaws and the Stockholder Rights Plan

We have a stockholder rights plan (the “Rights Plan”) designed to preserve the value of certain tax assets primarily associated with our NOLs and built in losses under Section 382. At September 30, 2015, we had approximately $162 million of NOLs. The use of such losses to offset federal income tax would be limited if we experience an “ownership change” under Section 382. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of our stock by value increase their collective ownership of the aggregate amount of our stock by more than 50 percentage points over a defined period of time.

The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382. In connection with the Rights Plan, we declared a dividend of one preferred share purchase right for each share of our common stock outstanding as of the close of business on May 21, 2009. Pursuant to the Rights Plan, any stockholder or group that acquires beneficial ownership of 4.9 percent or more of our outstanding stock (an “Acquiring Person”) without the approval of our Board of Directors would be subjected to significant dilution of its holdings. Any existing stockholder holding 4.9% or more of our stock will not be considered an Acquiring Person unless such stockholder acquires additional shares of our stock; provided that existing stockholders actually known to us to hold 4.9% or more of its stock as of April 30, 2009 are permitted to purchase up to an additional 5% of our stock without triggering the Rights Plan. In addition, in its discretion, the Board of Directors may exempt certain persons whose acquisition of securities is determined by the Board of Directors not to jeopardize our deferred tax assets and may also exempt certain transactions. The Rights Plan will continue in effect until May 13, 2019, unless it is terminated or the preferred share purchase rights are redeemed earlier by the Board of Directors.

While the Rights Plan is intended to protect our NOLs and built-in losses under Section 382, it may also have an “anti-takeover” effect of delaying or preventing beneficial takeover bids by third parties.

Authorized but Unissued Shares

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock or Series B Preferred Stock. The issuance of any authorized but unissued shares of Series A Preferred Stock shall requires the consent of two-thirds of the then-outstanding shares of Series A Preferred Stock.

Listing

We intend to apply to have our common stock authorized for listing on NASDAQ under the symbol ALJJ.

Item 12.	Indemnification of Directors and Officers

Section 102 of the DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Restated Certificate of Incorporation (as amended further by that certain First Amendment to Restated Certificate of Incorporation, the “Certificate of Incorporation”), provides that none of our directors will be personally liable to us or our stockholders for monetary damages for or with respect to any acts or omissions in the performance of such person’s duties as a director, except to the extent required by law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Our Certificate of Incorporation provides that we may indemnify, and advance expenses to, our directors and officers with respect to certain liabilities, expenses and other accounts imposed upon them because of having been a director or officer. We have also entered into individual indemnification agreements with each of our directors.

Item 13.	Financial Statements and Supplementary Data

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15.	Financial Statements and Exhibits

(a)	Financial Statements

The financial statements required by this Item are included beginning at page F-1.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
3.1	First Amendment to the Restated Certificate of Incorporation of ALJ Regional Holdings, Inc. as filed with the Secretary of State of the State of Delaware on June 1, 2010

3.2	Restated Certificate of Incorporation of ALJ Regional Holdings, Inc. as filed with the Secretary of State of the State of Delaware on June 16, 2009

3.3	Certificate of Ownership and Merger of YouthStream Media Networks, Inc. as filed with the Secretary of State of the State of Delaware on October 23, 2006

3.4	Restated Bylaws of ALJ Regional Holdings, Inc., dated as of May 11, 2009

4.1	Rights Agreement, dated May 13, 2009, by and between ALJ Regional Holdings, Inc. and American Stock Transfer and Trust Company, LLC

10.1	Financing Agreement, dated as of August 14, 2015, by and among ALJ Regional Holdings, Inc., Faneuil, Inc., Floors-N-More, LLC, Phoenix Color Corp., each subsidiary of ALJ Regional Holdings, Inc. listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Cerberus Business Finance, LLC, as collateral agent for the lenders, and PNC Bank, National Association, as administrative agent for the lenders

10.2	Form of Indemnification Agreement for Directors and Officers

10.3	Employment Agreement, dated as of October 18, 2013, by and between Faneuil, Inc. and Anna Van Buren

10.4	Employment Agreement, dated as of August 14, 2015, by and between ALJ Regional Holdings, Inc. and Marc Reisch

10.5	Master Services Agreement, dated as of September 30, 2013, by and between Faneuil, Inc. and Scantron, Corporation d/b/a Harland Technology Services

10.6	Staffing Services Agreement, dated as of April 15, 2013, by and between Faneuil, Inc. and Harland Clarke Corp.

21.1	List of Subsidiaries

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ALJ REGIONAL HOLDINGS, INC.

	By:	/s/ Jess Ravich
Jess Ravich Executive Chairman (Principal Executive Officer)
Date: March 25, 2016

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	September 30, 2015
	(unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$ 3,815,186	$ 5,103,462
Accounts receivable, net	38,769,446	35,077,531
Inventories, net	5,718,705	6,173,177
Current portion of collateral deposits	-	2,000,000
Prepaid expenses and other current assets	4,508,005	3,666,463
Assets held for sale	688,106	688,106

Total current assets	53,499,448	52,708,739

Property, plant and equipment	49,245,460	50,259,549
Goodwill	52,522,675	52,522,675
Intangible assets, net	40,372,359	41,344,237
Deferred loan costs, net	3,523,926	3,674,816
Collateral deposits, less current portion	2,178,812	2,000,000
Other assets	395,592	391,952

Total assets	$ 201,738,272	$ 202,901,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 7,347,302	$ 7,345,990
Accrued expenses	9,077,901	10,453,749
Income taxes payable	1,002,685	800,135
Deferred revenue and customer deposits	1,324,739	1,453,516
Current portion of term loans	7,875,000	7,875,000
Current portion of capital lease obligations	1,017,255	830,368
Current portion of workers’ compensation reserve	968,668	1,026,868
Other current liabilities	1,245,310	470,934

Total current liabilities	29,858,860	30,256,560

Line of credit	908,007	21,411
Term loan payable, less current portion	93,187,500	95,156,250
Workers’ compensation reserve, less current portion	1,985,066	1,984,866
Capital lease obligations, less current portion	1,240,609	1,107,615
Deferred tax liability	7,949,446	8,179,901
Other non-current liabilities	1,918,004	1,809,266

Total liabilities	137,047,492	138,515,869

Commitments and contingencies (Note 7)

Stockholders’ equity:
Preferred stock, $0.01 par value; total authorized – 5,000,000 shares; 1,000,000 shares authorized for Series A; 550,000 shares authorized for Series B; none issued and outstanding as of December 31, 2015 and September 30, 2015	–	–
Common stock, $0.01 par value; authorized – 100,000,000 shares; 35,088,666 issued and outstanding as of December 31, 2015 and September 30, 2015	350,886	350,886
Additional paid-in capital	272,098,253	271,999,851
Accumulated deficit	(207,369,534)	(207,693,608)
Treasury stock – 85,454 shares at December 31, 2015 and 68,934 shares at September 30, 2015, at cost	(388,825)	(271,030)

Total stockholders’ equity	64,690,780	64,386,099

Total liabilities and stockholders’ equity	$ 201,738,272	$ 202,901,968

*Amounts derived from the audited financial statements for the year ended September 30, 2015.

See accompanying notes to condensed consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,
	2015	2014
Net revenue	$64,797,048	$49,864,621

Costs and expenses:
Cost of revenue	48,842,668	39,275,163
Depreciation and amortization expense – cost of revenue	920,200	-
Selling, general, and administrative expense	10,255,354	5,718,727
Depreciation and amortization expense – selling, general, and administrative	2,209,975	1,430,290

Total operating expenses	62,228,197	46,424,180

Operating income	2,568,851	3,440,441

Other income (expense):
Interest expense	(2,181,581)	(231,918)
Dividend and interest income	118	2,795

Total other income (expense), net	(2,181,463)	(229,123)

Income before income taxes	387,388	3,211,318
Provision for income taxes	63,314	224,263

Net income	324,074	2,987,055
Net income attributable to non-controlling interest	-	(103,859)

Net income attributable to ALJ	$ 324,074	$ 2,883,196

Basic earnings per share of common stock	$ 0.01	$ 0.09

Diluted earnings per share of common stock	$ 0.01	$ 0.08

Weighted average shares of common stock outstanding:
Basic	35,003,212	31,278,660

Diluted	36,172,821	34,190,071

See accompanying notes to condensed consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended December 31,
	2015	2014
Operating activities
Net income	$ 324,074	$ 2,987,054
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	3,130,175	1,430,290
Stock-based compensation expense	98,402	36,300
Provision for bad debts	100,000	-
Deferred income taxes	(230,455)	-
Amortization of deferred loan costs	150,890	10,050
Changes in operating assets and liabilities:
Accounts receivable, net	(3,791,915)	(9,915,996)
Inventories, net	454,472	(1,357,713)
Collateral deposits	1,821,188	(123,812)
Prepaid expenses and other current assets	289,713	(1,112,536)
Other assets	(3,640)	21,661
Accounts payable	1,312	991,874
Accrued expenses	(1,375,848)	1,711,330
Income tax payable	202,550	15,115
Deferred revenue and customer deposits	(128,777)	(610,169)
Workers’ compensation reserve	(58,000)	79,978
Other current liabilities	(82,497)	803,504
Other liabilities	108,738	(25,718)

Cash provided (used) by operating activities	1,010,382	(5,058,788)

Investing activities
Capital expenditures	(580,972)	(3,054,422)

Cash used by investing activities	(580,972)	(3,054,422)

Financing activities
Proceeds from line of credit	908,007	2,969,000
Payments on line of credit	(21,411)	-
Payments on term loan	(1,968,750)	-
Repurchase of common stock	(117,795)	-
Payments on financed insurance premiums	(274,382)	-
Payments on notes payable	-	(1,163,335)
Payments on capital leases	(243,355)	(33,932)

Cash (used) provided by financing activities	(1,717,686)	1,771,733

Change in cash and cash equivalents	(1,288,276)	(6,341,477)
Cash and cash equivalents at beginning of period	5,103,462	10,078,301

Cash and cash equivalents at end of period	$ 3,815,186	$ 3,736,824

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Taxes	$91,221	$ 209,148

Interest	$ 2,043,129	$ 229,908

Non-cash investing and financing activities:
Capital equipment purchases financed with capital leases	$ 563,236	$ 292,794

Financed insurance premiums	$ 1,131,255	$ -

See accompanying notes to condensed consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Organization and Basis of Presentation

Organization

ALJ Regional Holdings, Inc. (including subsidiaries, referred to collectively in this Report as “ALJ,” and “Company”) is a holding company. ALJ’s primary assets as of December 31, 2015, were all of the outstanding capital stock of the following companies:

●

Faneuil, Inc. (including its subsidiaries, “Faneuil”). Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States, focusing on the healthcare, utility, toll and transportation industries. Faneuil is headquartered in Hampton, Virginia. ALJ acquired Faneuil effective October 19, 2013.

●

Floors-N-More, LLC, dba, Carpets N’ More (“Carpets”). Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, as well as a stone and solid surface fabrication facility. ALJ acquired Carpets effective April 1, 2014.

●

Phoenix Color Corp. (including its subsidiaries, “Phoenix”). Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies. Phoenix is headquartered in Hagerstown, Maryland. ALJ acquired Phoenix effective August 9, 2015.

ALJ has organized its business and corporate structure along the following business segments: Faneuil, Carpets, and Phoenix. ALJ is being reported as corporate overhead.

Basis of Presentation

The interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, for interim financial information and with the instructions to the Securities and Exchange Commissions, or SEC, Form 10-Q and article 10 of SEC Regulations S-X. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with ALJ’s audited consolidated financial statements and notes thereto for the year ended September 30, 2015, included in this report beginning on page F-20.

The Company has made estimates and judgments affecting the amounts reported in its condensed consolidated financial statements and the accompanying notes. Significant estimates and assumptions by management are used for, but are not limited to, determining the fair value of assets and liabilities, including intangible assets acquired and allocation of purchase price, useful lives, carrying values and recoverability of long-lived and intangible assets, the recoverability of goodwill, the realizability of deferred tax assets, stock-based compensation, the allowance for doubtful accounts and inventory reserves, and calculation of insurance reserves. Actual results may differ materially from estimates. The interim financial information is unaudited but reflects all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly ALJ’s results of operations and financial position for the interim period. The results of operations for the three months ended December 31, 2015, are not necessarily indicative of the results expected for future quarters or the full year.

For a complete summary of ALJ’s significant accounting policies, please refer to Note 2, “Nature of Operations and Summary of Significant Accounting Policies,” included in this report beginning on Page F-22. There have been no material changes to significant accounting policies during the three months ended December 31, 2015.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2. Recent Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in FASB Accounting Standards Codification (“ASC”) topic “Revenue Recognition (Topic 605)” and creates a new ASC topic “Revenue from Contracts with a Customer (Topic 606). This guidance requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. Management is currently evaluating the effect that ASU 2014-09 will have on the Company’s consolidated financial statements and related disclosures.

In February 2015, the FASB issued ASU 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” (“ASU 2015-02”). ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. Management does not believe the adoption of ASU 2015-02 will have a material effect on the Company’s consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03 “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public business entities, the guidance is effective for annual and interim periods beginning after December 15, 2015. The Company is currently evaluating the impact of ASU 2015-03 and its impact on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations,” (ASU 2015-16”). ASU 2015-16 simplifies the accounting for measurement-period adjustments by eliminating the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires the cumulative impact of measurement period adjustments, including the impact on prior periods, to be recognized in the reporting period in which the adjustment is identified. ASU 2015-16 is effective for public companies for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for any interim and annual financial statements that have not yet been issued. The Company is currently evaluating the impact of ASU 2015-03 and its impact on its consolidated financial statements and related disclosures.

3. Concentration Risks

Cash and Cash Equivalents

The Company maintains its cash balances in accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes there is little or no exposure to any significant credit risk.

Major Customers and Accounts Receivable

ALJ did not have any customers that represented more than 10% of consolidated revenues. However, each of ALJ’s segments had customers that represent more than 10% of their respective revenues as described below.

Faneuil.     The percentage of revenues derived from significant customers was as follows:

	Three Months Ended December 31,
	2015	2014
Customer A	36.6%	31.6%
Customer B	15.7	**
Customer C	11.8	17.5

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

**Represents less than 10% of revenues.

Trade receivables from these customers totaled $14.5 million on December 31, 2015. As of December 31, 2015, all Faneuil’s accounts receivable were unsecured. The risk with respect to accounts receivable is mitigated by credit evaluations performed on customers and the short duration of payment terms extended to customers.

Carpets.     The percentage of revenues derived from significant customers was as follows:

	Three Months Ended December 31,
	2015	2014
Customer A	33.4%	21.5%
Customer B	22.0	29.3

Trade receivables from these customers totaled $1.23 million on December 31, 2015. As of December 31, 2015, all Carpets’ accounts receivable were unsecured. The risk with respect to accounts receivable is mitigated by credit evaluations performed on customers and the short duration of payment terms extended to customers.

Phoenix. During the three months ended December 31, 2015, Phoenix had one significant customer that accounted for 24.0% of Phoenix’s net revenues. Trade receivable from this customer was $1.1 million on December 31, 2015.

Supplier Risk

ALJ did not have any suppliers that represented more than 10% of consolidated inventory purchases. However, two of ALJ’s segments had suppliers that represented more than 10% of their respective inventory purchases as described below.

Carpets.     The percentage of inventory purchases from significant suppliers was as follows:

	Three Months Ended December 31,
	2015	2014
Supplier A	17.9%	22.5%
Supplier B	13.0	18.4
Supplier C	12.6	10.0
Supplier D	11.9	11.9

If these vendors became unable to provide materials promptly, Carpets would be required to find alternative vendors. Carpets’ management estimates they could locate and qualify new vendors in approximately two weeks.

Phoenix.     The percentage of inventory purchases from significant suppliers was as follows:

Three Months Ended
December 31, 2015
Supplier A	29.9%
Supplier B	15.8

If these vendors became unable to provide materials promptly, Phoenix would be required to find alternative vendors. Phoenix’s management estimates they could locate and qualify new vendors in approximately four weeks.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4. Composition of Certain Financial Statement Captions

Accounts Receivable, Net

The following table summarizes accounts receivable at the end of each reporting period:

	December 31,	September 30,
	2015	2015

Accounts receivable	$34,229,309	$34,812,842
Unbilled receivables	4,873,430	578,427

	39,102,739	35,391,269
Less: Allowance for doubtful accounts	(333,293)	(313,738)

	$38,769,446	$35,077,531

Inventories, Net

The following table summarizes inventories at the end of each reporting period:

	December 31,	September 30,
	2015	2015

Raw materials and scrap	$2,461,961	$2,569,100
Semi-finished goods/Work in process	1,026,051	1,942,308
Finished goods	2,442,584	1,905,316

	5,930,596	6,416,724
Less: Allowance for obsolete inventory	(211,891)	(243,547)

	$5,718,705	$6,173,177

Property, Plant and Equipment

The following table summarizes property, plant and equipment at the end of each reporting period:

	December 31,	September 30,
	2015	2015

Computer and office equipment	$ 7,160,752	$ 6,849,727
Software	5,912,009	5,595,439
Furniture and fixtures	2,867,105	2,547,694
Leasehold improvements	5,337,876	4,318,182
Construction in process	297,739	1,260,915
Vehicles	72,707	73,664
Land	9,166,575	9,166,575
Building and improvements	15,133,996	15,033,018
Machinery and equipment	13,201,706	13,161,043

	59,150,465	58,006,257
Less: Accumulated depreciation and amortization	(9,905,005)	(7,746,708)

	$49,245,460	$50,259,549

Depreciation and amortization expense was $2,158,297 and $973,289 for the three months ended December 31, 2015 and 2014, respectively.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Goodwill

The following table summarizes goodwill by reportable segment at the end of each reporting period:
	December 31,	September 30,
	2015	2015

Faneuil	$19,728,840	$19,728,840
Carpets	2,554,835	2,554,835
Phoenix	30,239,000	30,239,000

	$52,522,675	$52,522,675

Intangible Assets

The following table summarizes identified intangible assets at the end of each reporting period:

	December 31, 2015			September 30, 2015
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$30,480,000	$(2,942,534)	$27,537,466	$30,480,000	$(2,320,241)	$28,159,759
Trade names	10,630,000	(387,435)	10,242,565	10,630,000	(289,016)	10,340,984
Internal software	580,014	(212,827)	367,187	580,014	(188,660)	391,354
Non-compete agreements	3,070,000	(844,859)	2,225,141	3,070,000	(617,860)	2,452,140

	$44,760,014	$(4,387,655)	$40,372,359	$44,760,014	$(3,415,777)	$41,344,237

Intangible asset amortization expense, included in selling, general, and administrative expense, totaled $971,878 and $457,001 for the three months ended December 31, 2015 and 2014, respectively.

The following table presents expected future amortization expense for the remainder of 2016 and yearly thereafter:

Estimated Future Amortization
2016	$ 2,915,624
2017	3,846,677
2018	3,573,495
2019	3,193,178
2020	2,920,189
Thereafter	23,923,196

$40,372,359

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Accrued Liabilities

The following table summarizes accrued liabilities at the end of each reporting period:

	December 31, 2015	September 30, 2015
Accrued compensation and related taxes	$5,126,214	$6,713,245
Rebates payable	1,584,920	1,444,065
Medical and benefit related expense payables	724,836	769,903
Interest payable	659,496	655,840
Deferred rent	109,665	136,382
Other	872,770	734,314

	$9,077,901	$10,453,749

Workers’ Compensation Reserve

Faneuil.   Faneuil is self-insured for workers’ compensation claims up to $250,000 per incident, and maintains insurance coverage for costs above the specified limit. Faneuil is self-insured for health insurance claims up to $150,000 per incident, and maintains insurance coverage for costs above the specified limit. Reserves have been provided for workers’ compensation and health claims based upon insurance coverages, third party actuarial analysis, and management’s judgment.

Phoenix. Before the acquisition of Phoenix by ALJ, Phoenix was self-insured for worker’s compensation under their parent company for claims up to $500,000 per incident, and maintains coverage for costs above the specified limit. After the acquisition, the Phoenix changed to a fully insured plan.

5. Earnings Per Share

ALJ computed basic and diluted earnings per common share for each period as follows:

	Three Months Ended December 31,
	2015	2014
Net income attributable to ALJ	$324,074	$2,883,196
Weighted average shares of common stock outstanding - basic	35,003,212	31,278,660
Dilutive effect of options to purchase common stock	1,169,609	2,911,411

Weighted average shares of common stock outstanding - diluted	36,172,821	34,190,071

Basic earnings per share of common stock	$0.01	$0.09

Diluted earnings per share of common stock	$0.01	$0.08

ALJ computed basic earnings per share of common stock using net income attributable to ALJ divided by the weighted average number of shares of common stock outstanding during the period. ALJ computed diluted earnings per share of common stock using net income attributable to ALJ divided by the weighted average number of shares of common stock outstanding plus potentially dilutive shares of common stock outstanding during the period. Potentially dilutive shares of options to purchase common stock were determined by applying the treasury stock method to the assumed exercise of outstanding stock options.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. Debt

Term Loan and Line of Credit

Effective August 14, 2015, ALJ entered into a financing agreement (“Agreement”) with Cerberus Business Finance, LLC (“Cerberus”), to borrow $105 million in a term loan (“Cerberus Term Loan”) and have available up to $30 million in a revolver (“Cerberus/PNC Revolver”), collectively (“Cerberus Debt”). The proceeds were used to fund the acquisition of Phoenix, to refinance the outstanding debt of ALJ, Faneuil and Carpets, and to provide working capital facilities to all three of ALJ’s subsidiaries and ALJ.

During the three months ended December 31, 2015, the Cerberus Term Loan accrued interest at an annual interest rate of 7.5%. Interest payments are due in arrears on the first day of each month. Quarterly principal payments of approximately $2.0 million are due on the last day of each fiscal quarter beginning September 30, 2015. Annual principal payments equal to 75% of ALJ’s excess cash flow, as defined in the Agreement, are due beginning September 30, 2016. A final balloon payment is due at maturity, August 14, 2020. There is a prepayment penalty equal to 3%, 2% and 1% of any amounts prepaid within the first, second and third years of the loan, respectively. ALJ may make a one-time payment against the loan with no penalty up to $10 million.

During the three months ended December 31, 2015, the Cerberus/PNC Revolver accrued interest on the outstanding balance at an annual interest rate of 7.5%. Interest payments are due in arrears on the first day of each month. ALJ has the option to prepay (and re-borrow) the outstanding balance of the Cerberus/PNC Revolver, without penalty. Each subsidiary has the ability to borrow up to $30.0 million in the aggregate but limited to 85% of eligible receivables. The Cerberus/PNC Revolver carries an unused fee of 0.5%. Additionally, the Cerberus/PNC Revolver provides for a sublimit for letters of credit up to $15.0 million. Faneuil had a $2.2 million letter of credit under the agreement as of December 31, 2015. The Cerberus/PNC Revolver has a final maturity date of August 14, 2020.

The Cerberus Debt is secured by substantially all the Company’s assets. The Cerberus Debt includes certain limitations including the Company’s ability to incur debt, grant liens, initiate certain investments, declare dividends, and dispose of assets. The Cerberus Debt also requires ALJ to comply with debt covenants. As of December 31, 2015, ALJ was in compliance with all debt covenants and had unused borrowing capacity of $15.2 million.

Capital Lease Obligations

Faneuil leases equipment under non-cancelable capital leases. As of December 31, 2015, future minimum payments under non-cancelable capital leases with initial or remaining terms of one year or more are as follows:

Year Ending December 31,	Estimated Future Payments
2016	$ 1,078,980
2017	1,070,307
2018	200,283

Total minimum required payments	2,349,570

Less: current portion of capital lease obligations	(1,017,255)
Less: imputed interest	(91,706)

Capital lease obligations, less current portion	$ 1,240,609

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. Commitments and Contingencies

Operating Leases

The Company leases real estate, equipment, and vehicles under noncancellable operating leases. As of December 31, 2015, future minimum rental commitments under noncancellable leases were as follows:

Year Ending December 31,	Future Minimum Lease Payments
2016	$4,167,621
2017	3,728,325
2018	2,024,215
2019	1,314,681
2020	822,554
Thereafter	303,853

$12,361,249

Employment Agreements

ALJ maintains employment agreements with certain key executive officers that provide for a base salary and annual bonus to be determined by the Board of Directors. The agreements also provide for termination payments, which includes base salary and performance bonus, stock options, non-competition provisions, and other terms and conditions of employment. As of December 31, 2015, termination payments related to base salary totals $1,380,000.

Surety Bonds

As part of Faneuil’s normal course of operations, certain customers require surety bonds guaranteeing the performance of a contract. As of December 31, 2015, the face value of such surety bonds, which represents the maximum cash payments that Faneuil would have to make under certain circumstances of non-performance, was $20,669,790. To date, Faneuil has not made any non-performance payments.

Litigation, Claims, and Assessments

As of December 31, 2015, Faneuil is a defendant in actions for matters arising out of normal business operations. ALJ is also named as a defendant in a proposed class action filed in the United States District Court for the Eastern District of Virginia. The case, styled Brown, et al., v. Transurban USA, Inc., et al., was filed on April 15, 2015. Faneuil’s outside counsel estimated that the maximum exposure was $90,000. As such, Faneuil accrued $90,000 during the three months ended December 31, 2015.

From time to time, the Company and its subsidiaries are subject to various claims. In the opinion of management, any potential matters involve such amounts that unfavorable disposition would not have a material adverse effect on the financial position or results of operations of the Company.

Environmental Matters

The operations of Phoenix are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. Phoenix incurs ongoing expenses associated with the performance of appropriate monitoring and remediation at certain of its locations.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9. Equity

Common Stock

ALJ repurchased 16,520 shares of ALJ common stock at an average price of $3.90 per share during the three months ended December 31, 2015.

ALJ did not have any common stock activity during the three months ended December 31, 2014.

Equity Incentive Plans

ALJ’s equity incentive plans are broad-based, long-term programs intended to attract and retain talented employees and align stockholder and employee interests.

Stock-Based Compensation. Included in the selling, general and administrative expenses for the three months ended December 31, 2015 and 2014, ALJ recognized stock-based compensation expense of $98,402 and $36,300, respectively. At December 31, 2015, ALJ had approximately $984,922 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 2.60 years.

Stock Option Awards. ALJ had no stock option activity during the three months ended December 31, 2015.

The “intrinsic value” of options is the excess of the value of ALJ stock over the exercise price of such options. The total intrinsic value of options outstanding (of which all are expected to vest) was approximately $5,577,060 at December 31, 2015. The total intrinsic value of exercisable options was $5,371,616 at December 31, 2015.

10. Related-Party Transactions

Harland Clarke Holdings Corp. (“Harland Clarke”), a stockholder who owns ALJ shares in excess of five percent, has contracted with Faneuil to provide call center services to support Harland Clarke’s banking-related products and managed print services. Faneuil recognized revenue from Harland Clarke totaling $437,259 and $792,946 for the three months ended December 31, 2015 and 2014, respectively. Total accounts receivable from Harland Clarke at December 31, 2015 was $389,385.

11. Reportable Segments and Geographic Information

Reportable Segments

As discussed in Note 1, ALJ has organized its business along three reportable segments (Faneuil, Carpets, and Phoenix) together with a corporate group for certain support services. ALJ’s operations are aligned on the basis of products, services, and industry. The Chief Operating Decision Maker (“CODM”) is ALJ’s Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its net revenue and operating income. The CODM does not evaluate operating segments using discrete asset information. The accounting policies for segment reporting are the same as for ALJ as a whole.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Net revenue and operating income by reportable segment for each period were as follows:

	Three Months Ended December 31,
	2015	2014
Net Revenue:
Faneuil	$33,803,349	$40,738,375
Carpets	11,716,061	9,126,246
Phoenix	19,277,638	-

Consolidated net revenues	$64,797,048	$49,864,621

Operating Income (Loss):
Faneuil	$1,304,481	4,114,404
Carpets	(237,255)	(312,764)
Phoenix	2,664,465	-
ALJ	(1,162,840)	(361,199)

Consolidated operating income	$2,568,851	$3,440,441

Geographic Information

Substantially all assets were located in the United States. Substantially all revenue was earned in the United States.

15. Subsequent Events

Management has evaluated subsequent events through March 25, 2016, which is the date the financial statements were issued.

On January 15, 2016, Phoenix sold one of its buildings for $975,000 cash paid at closing. Phoenix was not using the building at the time of the sale. As of December 31, 2015, and September 30, 2015, the building was presented as an asset held for sale on ALJ’s balance sheets. Phoenix paid $58,115 of closing costs and realized a $228,779 gain on the sale of the building.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ALJ Regional Holdings, Inc.

We have audited the accompanying consolidated balance sheets of ALJ Regional Holdings, Inc. and Subsidiaries (the “Company”) as of September 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 31, 2015

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2015 AND 2014

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$5,103,462	$10,078,301
Accounts receivable, less allowance for doubtful accounts of $313,738 and $805,803, respectively	35,077,531	25,278,375
Inventory, net	6,173,177	1,999,028
Current portion of collateral deposits	2,000,000	250,000
Prepaid expenses and other current assets	3,666,463	2,268,942
Assets held for sale	688,106	-

Total current assets	52,708,739	39,874,646
Property, plant and equipment, net	50,259,549	9,061,044
Other assets:
Goodwill	52,522,675	22,283,308
Intangible assets, net	41,344,237	16,779,458
Deferred loan costs, net	3,674,816	215,072
Collateral deposits, less current portion	2,000,000	3,325,000
Other assets	289,875	183,513
Investment in Bellator	102,077	102,077

Total other assets	99,933,680	42,888,428

Total assets	$202,901,968	$91,824,118

(continued)

	2015	2014
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,345,990	$5,852,612
Accrued expenses	10,453,749	8,480,239
Income taxes payable	800,135	251,206
Current portion of deferred revenue	469,537	2,294,667
Current portion of term loans	7,875,000	4,656,789
Current portion of capital lease obligation	830,368	43,388
Current portion of workman’s compensation reserve	1,026,868	709,234
Customer deposits	983,979	437,921
Other liabilities	172,468	427,175
Liabilities related to discontinued operations	298,466	298,466

Total current liabilities	30,256,560	23,451,697
Non-current liabilities:
Line of credit	21,411	-
Term loan payable, less current portion	95,156,250	16,400,000
Deferred revenue, less current portion	148,430	596,395
Workman’s comp reserve, less current portion	1,984,866	1,240,600
Capital lease obligations, less current portion	1,107,615	-
Other liabilities	1,598,148	813,413
Unearned revenue	62,688	112,607
Deferred tax liability	8,179,901	-

Total liabilities	138,515,869	42,614,712

Redeemable stock in subsidiaries – Noncontrolling interest	-	1,381,959

Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.01 par value; total authorized – 5,000,000 shares; 1,000,000 shares authorized for Series A Preferred Stock; 550,000 shares authorized for Series B Preferred Stock; 0 issued and outstanding as of September 30, 2015 and 2014	-	-
Common stock, $0.01 par value; authorized – 100,000,000 shares; 35,088,666 and 31,278,660, issued and outstanding as of September 30, 2015 and 2014	350,886	312,786
Additional paid in capital	271,999,851	267,917,729
Accumulated deficit	(207,693,608)	(219,586,160)
Treasury stock – 68,934 shares at September 30, 2015, and 245,627 shares at September 30, 2014, at cost	(271,030)	(816,908)

Total stockholders’ equity	64,386,099	47,827,447

Total liabilities and stockholders’ equity	$202,901,968	$91,824,118

See accompanying notes to consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

TWELVE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015	2014

Net Revenue	$209,946,579	$149,604,762

Costs and expenses:
Cost of revenue	164,756,545	115,919,903
Depreciation and amortization – cost of revenue	518,241	-
Selling, general, and administrative	28,557,455	16,559,476
Depreciation and amortization – general and admin	6,651,586	4,499,805
Loss on sale of assets	448,258	-

Total costs and expenses	200,932,085	136,979,184

Income from operations	9,014,494	12,625,578

Interest expense	(2,187,861)	(1,269,806)
Dividend and interest income	9,959	32,688

Income before taxes	6,836,592	11,388,460
Income taxes
Income taxes – current (expense)	(800,135)	(677,131)
Income taxes – deferred benefit	6,256,670	5,220,423

Income tax benefit – total	5,456,535	4,543,292

Net income	12,293,127	15,931,752

Net income attributable to noncontrolling interest	(400,575)	(281,966)

Net income attributable to ALJ	$11,892,552	$15,649,786

Net income per common share
Basic	$0.36	$0.52

Diluted	$0.35	$0.47

Shares used in per share calculation
Basic	33,101,793	30,302,436

Diluted	34,153,536	33,093,008

See accompanying notes to consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

TWELVE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total

Balances at September 30, 2013	26,744,913	$267,449	$262,755,790	$(235,235,946)	$(29,027)	$27,758,266
Issuance of stock in ALJ for the purchase of Faneuil	3,000,000	30,000	2,460,000	-	-	2,490,000
Issuance of common stock	1,400,000	14,000	2,226,000	-	-	2,240,000
Share based compensation	133,747	1,337	475,939	-	-	477,276
Treasury stock repurchase	-	-	-	-	(787,881)	(787,881)
Net income attributable to ALJ	-	-	-	15,649,786	-	15,649,786

Balances at September 30, 2014	31,278,660	312,786	267,917,729	(219,586,160)	(816,908)	47,827,447
Exercise of stock options	2,041,000	20,410	821,911	-	-	842,321
Issuance of common stock	450,000	4,500	1,705,500	-	-	1,710,000
Issuance of stock for the exchange of noncontrolling interest	1,800,000	18,000	1,764,534	-	-	1,782,534
Share based compensation	-	-	1,508,672	-	-	1,508,672
Treasury stock repurchase	-	-	-	-	(1,177,427)	(1,177,427)
Treasury stock retirement	(480,994)	(4,810)	(1,718,495)	-	1,723,305	-
Net income attributable to ALJ				11,892,552		11,892,552

Balances at September 30, 2015	35,088,666	$350,886	$271,999,851	$(207,693,608)	$(271,030)	$64,386,099

See accompanying notes to consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

	2015	2014
Operating Activities
Net income	$12,293,127	$15,931,752
Adjustments to reconcile net income to net cash provided by operating activities:
Share based compensation	1,508,672	475,940
Depreciation and amortization	7,169,827	4,499,805
Provision for bad debts	203,525	615,964
Provision for obsolete inventory	243,547	-
Loss on sale of intangible assets	80,000	-
Provision for deferred taxes	(7,276,099)	(4,092,680)
Amortization of loan costs	297,809	-
Loss on sale of assets	448,258	-
Changes in operating assets and liabilities:
(Increase) decrease in -
Accounts receivable, net	(1,832,130)	(5,865,179)
Inventories	73,865	(599,687)
Other assets	2,141,191	(111,354)
Prepaid expenses	(1,855,635)	256,303
Increase (decrease) in -
Accounts payable	(879,549)	1,945,423
Workman’s compensation reserve	110,075	251,206
Income taxes payable	562,786	(126,169)
Accrued expenses	(196,552)	2,529,170
Deferred revenue	(2,323,014)	(2,098,396)
Other liabilities	124,161	857,848
Customer deposits	508,511	(191,858)

Net cash provided by operating activities	$11,402,375	$14,278,088

Investing activities
Acquisition of Phoenix, net of cash acquired	$(88,284,548)	$-
Acquisition of Faneuil, net of cash acquired	-	(19,091,201)
Acquisition of Carpets, net of cash acquired	-	(5,254,105)
Proceeds received from sale of intangible assets	60,000	-
Investment in Equipment	(7,083,649)	(4,263,169)

Net cash used in investing activities	$(95,308,197)	$(28,608,475)

Financing activities
Proceeds from Cerberus Term Note	$105,000,000	$-
Payments on capital lease obligations	(682,230)	(359,564)
Repayment on Cerberus Term Note	(1,968,750)	-
Net proceeds from exercise of stock options	820,000	-
Proceeds from the sale of non-controlling interest in Faneuil	-	99,993
Debt issuance costs	(3,757,553)	(215,072)
Payments against Harland Clarke Note Payable	-	(25,000,000)
Repayment on M&T Term Loan	(21,000,000)	-
Proceeds from the sale of ALJ Stock	1,710,000	2,240,000
Proceeds from M&T Term Loans	-	21,000,000
Proceeds from line of credit, net	21,411	-
Payments against various notes and agreements - Carpets	(56,789)	(395,288)

Repurchase of ALJ Treasury Stock	(1,155,106)	(786,707)

Net cash provided by (used in) financing activities	78,930,983	(3,416,638)

Net decrease in cash and cash equivalents	(4,974,839)	(17,747,025)
Cash and cash equivalents at beginning of period	10,078,301	27,825,326

Cash and cash equivalents at end of period	$5,103,462	$10,078,301

Supplemental disclosures of cash flow information:
Interest paid	$1,224,252	$1,243,127
Income taxes paid	$1,294,224	$475,000

Noncash investing and financing transactions:

The Company retired 480,994 shares of Treasury Stock recorded at $1.7 million during the year ended September 30, 2015.

The Company leased $2.5 million of various equipment through capital leases during the year ended September 30, 2015.

On July 10, 2015, ALJ exchanged 1,800,000 shares of stock in ALJ for the entire outstanding noncontrolling interest in Faneuil and Carpets. The total amount of noncontrolling interest purchased by the Company was $1,782,534.

In May 2015, Hal Byer, a Director, executed cashless stock option exercises for 30,000 shares of common stock and 11,000 shares of common stock at $4.05 per share and $4.15 per share, respectively.

On September 30, 2014, ALJ refinanced its $2.0 million term loan with Libra Securities with a $2.0 million term loan with M&T Bank. At closing, M&T Bank refinanced the loan directly with Libra Securities.

On September 30, 2014, Faneuil refinanced its remaining $21.6 million Harland Clarke Note with the Term Loan with M&T Bank. At Closing, Faneuil owed $21.6 million inclusive of accrued interest remaining on the Harland Clarke Note, and at closing paid down $2.6 million from cash on hand, leaving $19.0 million, which was refinanced under the Term Loan with M&T Bank.

On October 19, 2013, Anna Van Buren purchased $1.0 million of noncontrolling interest in Faneuil by directly paying the seller at the time of acquisition.

See accompanying notes to consolidated financial statements.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TWELVE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

1. Organization and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of ALJ Regional Holdings, Inc. (“ALJ” or the “Company”), and its direct and indirect wholly and majority-owned subsidiaries. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. All inter-company items and transactions have been eliminated in consolidation.

As further described in Note 3, ALJ owns all of the capital stock of Faneuil, Inc. (including its subsidiaries, “Faneuil”). As further described in Note 4, ALJ owns all of the equity interests of Floors-N-More, LLC, dba, Carpets N’ More (“Carpets”). As further described in Note 5, ALJ owns all of the capital stock of Phoenix Color Corp. (including its subsidiaries, “Phoenix”). ALJ included the results of operations in its consolidated financial statements for Faneuil for the period from October 19, 2013 through September 30, 2015, Carpets for the period April 1, 2014 through September 30, 2015 and Phoenix for the period August 9, 2015 through September 30, 2015.

The Company has organized its business and corporate structure along the following business segments: Faneuil, Carpets and Phoenix. ALJ is being reported as corporate overhead.

2. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

ALJ is a holding company, whose primary assets as of September 30, 2015 were all of the outstanding capital stock of Faneuil, Carpets and Phoenix. ALJ acquired Faneuil effective October 19, 2013, Carpets effective April 1, 2014 and Phoenix effective August 9, 2015. As a result, the Company has now organized its business and corporate structure along the following three business segments: Faneuil, Carpets and Phoenix.

Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States, focusing on the healthcare, utility, toll and transportation industries. The Company is headquartered in Hampton, Virginia.

Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, as well as a stone and solid surface fabrication facility.

Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies. The Company is headquartered in Hagerstown, Maryland.

Cash and Cash Equivalents

Cash and equivalents include all cash, demand deposits and money market accounts with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors.

Inventory

Carpets. Inventory, which consists of carpet, wood, vinyl, granite and other related hard surfaces, cabinets and window treatments, is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, and market represents the lower of cost or estimate. The estimate is used in cases where a portion of the inventory is remaining and an estimated value is assigned to the remaining portion of that inventory. The Company reserves for slow-moving and obsolete inventory when management determines an item should be reserved based on historical and/or projected usage of the product. Obsolete or unsalable inventories are reflected at their estimated realizable values.

Phoenix. Inventory, which consists primarily of paper, laminating film and inks, is stated at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes direct materials, direct labor, and applicable overhead. The Company reserves for slow-moving and obsolete inventory when management determines an item should be reserved based on historical and/or projected usage of the product. Obsolete or unsalable inventories are reflected at their estimated realizable values.

Property, Plant and Equipment

Property, plant and equipment acquired in a business acquisition are stated at fair value on the date of acquisition. Subsequent purchases are carried at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for additions, improvements and replacements that extend the useful life of an asset are capitalized. Depreciation is provided on a straight-line basis over the estimated useful lives of such assets. The Company eliminates cost and accumulated depreciation applicable to assets retired or otherwise disposed of from the accounts and reflects any gain or loss on such disposition in operating results.

Depreciation is provided principally over the following useful lives. The useful lives differ by entity. Below is a summary of the useful lives:

Computer and office equipment	3–7 years
Computer software	3–6 years
Furniture and fixtures	7–10 years
Leasehold improvements	Shorter of useful life or lease term
Equipment under capital leases	Shorter of useful life or lease term
Equipment	5 years
Vehicles and commercial trucks	5 years
Buildings	7–40 years
Land	indefinite

Assets under capital leases include computer equipment and software. Amortization of capital leases is included in depreciation expense in the consolidated statements of operations.

Customer Deposits

Carpets. In conjunction with certain of the Company’s residential sales contracts, some customers are required to remit 50% of the contract sales price as a deposit when a sales order is initiated. At any given time, the customer deposits account represents sales orders which span over several months. Upon completion of installation on any job, the Company invoices the remaining amount minus the related deposit.

Phoenix. In conjunction with certain of the Company’s sales orders, some customers are required to prepay a portion of the estimated sales price as a deposit when the sales order is initiated and/or prior to shipment of the sales order. The customer deposits account represents prepayments toward sales orders that are typically completed within a one or two month period. Upon completion of the job, the job is billed and the customer deposit is applied towards the invoice.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, evidenced by an agreement with the respective customer, delivery and acceptance has occurred, or services have been provided, collectability is probable and pricing is fixed or determinable.

Faneuil. Revenues associated with outsourcing services are generally recognized by the Company during the period in which the services are rendered. Revenues from time and material contracts are recognized at the contracted rates as labor hours and direct expenses are incurred and charged to costs of revenue. Revenue for call center contracts is recognized at the time calls are received based on the contracted rate per call. Revenues are generally based on staff hours, call time, call volume or number of transactions processed, and are presented net of any allowance or discounts. Payments for development activities are recognized as revenue when earned, over the period of effort.

Revenues from non-refundable up-front payments attributable to contract implementation, though not tied to achieving a specific performance milestone, generally do not have standalone value and are recognized over the longer of the initial term of the contract or the expected life of the customer relationship. At-risk milestone payments, which are based on achieving a specific performance milestone, are recognized as revenue when the milestone is achieved and the related payment is due, providing there is no future service obligation associated with that milestone.

Deferred revenue represents amounts billed to the customer in excess of amounts earned. In situations where the Company receives payment in advance of the performance of services, such amounts are recorded as deferred revenue and recognized as revenue during the period in which the related services are performed.

Receipt of funding under grant agreements are evaluated for appropriate recognition as revenue, based on the specific terms of the related grant or agreement. Grant funding received in advance of compliance with the grant conditions is recorded as deferred revenue. The Company recognizes grant income once it has complied with the conditions attached to the grant received.

Carpets. The Company recognizes revenue and invoices customers upon completion of installation of product. The Company is not obligated to perform significant activities after installation is complete. Payments received by customers prior to installation are recorded as customer deposits. Sales taxes collected and remitted are recorded on a net basis.

For commercial projects, the Company recognizes revenue based on the cost to cost method under the percentage of completion method for revenue recognition. Under the cost to cost method, the Company analyzes the contract cost incurred to date to the total expected contract cost. If a loss is projected at any time during the project the company recognizes the full loss immediately in the period in which the loss is projected.

Phoenix. Revenue is recognized (1) when products are shipped (if shipped “FOB” shipping point) (2) when products are delivered (if shipped “FOB” destination) and (3) as services are performed as determined by contractual arrangement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Insurance Reserves

Faneuil. The Company maintains general liability insurance coverage, which is subject to certain deductibles. The Company is self-insured for workers’ compensation claims up to $250,000 per incident, and maintains insurance coverage for costs above the specified limit. The Company is self-insured for health insurance claims up to $150,000 per incident, and maintains insurance coverage for costs above the specified limit. Reserves have been provided for workers’ compensation and health claims based upon insurance coverages, third party actuarial analysis and management’s judgment. Faneuil reserved $2.0 million and $2.0 million, net of premium offsets for workman’s compensation claims as of September 30, 2015 and 2014, respectively.

Phoenix. Before the acquisition of Phoenix by ALJ, Phoenix was self-insured for worker’s compensation under their parent company for claims up to $500,000 per incident, and maintains coverage for costs above the specified limit. The Company has reserved $1.0 million for workman’s compensation claims as of September 30, 2015. After the acquisition, the Phoenix changed to a fully insured plan.

The Company has reserved a total of $3.0 million and $2.0 million, net of premium offsets for workman’s compensation claims as of September 30, 2015 and 2014, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired. Intangible assets are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate. If impaired, the asset’s carrying value is reduced to fair value. Goodwill at September 30, 2015 and 2014 was $52.5 million and $22.3 million, respectively.

Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Intangible assets that are deemed to have a finite life are amortized over their estimated useful life generally using straight-line.

Faneuil. Amortization is provided principally over the following useful lives:

Customer relationships	12.5 years
Internal software	6 years
Trade name	15 years

Carpets. Amortization is provided principally over the following useful lives:

Customer relationships	15 years
Non-Compete agreements	3 to 5 years
Contract backlog	1 year
Trade name	15 years

Phoenix. Amortization is provided principally over the following useful lives:

Customer relationships	12 years
Non-Compete agreements	2 to 3 years
Trade name	30 years

Loan Costs

Financing costs are deferred and amortized using the effective interest method over the term of the related loan agreement. During the year ended September 30, 2014, ALJ, Faneuil and Carpets each entered into a financing arrangement with M&T Bank and originally capitalized $0.2 million of costs in total to be amortized over the life of each arrangement. Each of the ALJ, Faneuil and Carpets refinanced their arrangements with Cerberus and wrote off the remaining portion. Related amortization expense was $0.3 million and $0, for the twelve months ended September 30, 2015 and 2014, respectively, and is included in interest expense.

During the year ended September 30, 2015, ALJ, Faneuil, Carpets and Phoenix entered into a financing arrangement with Cerberus and capitalized $3.7 million of costs in total to be amortized over the life of the agreement. The related amortization expense was $0.1 for the year ended September 30, 2015.

Income Taxes

The Company uses the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax-credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by the valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company’s judgments relative to the current provision for income taxes take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by tax authorities. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions and is subject to U.S. federal tax and state tax examinations for years post June 2011 and certain other years. See Note 16. The Company’s judgments relative to the value of deferred tax assets and liabilities take into account estimates of the amount of future taxable income. Actual operating results and the underlying amount of income in future years could render current estimates of recoverable net deferred taxes inaccurate. Any of the judgments mentioned above could cause actual income tax obligations to differ from our estimates, thus materially impacting the Company’s financial position and results of operations.

If the Company takes a recognized tax position or has taken a recognized tax position on a tax return that more likely than not would be sustained upon examination by tax authorities, then the Company will recognize the potential asset or liability in the financial statements. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Management believes that the Company has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accrual for tax liabilities are adequate for all open years on assessment of many factors including past experience and interpretation of tax law applied to the facts of each matter.

Shipping and Handling Fees and Costs

The Company reports shipping and handling fees charged to customers as part of net sales and associated expenses as part of cost of sales.

Operating Leases

Leases where substantially all the risks and rewards of ownership of the assets remain with the leasing company are accounted for as operating leases. Rent payable under operating leases is recorded as an operating cost in the statement of operations on a straight-line basis over the lease terms.

Stock-Based Compensation

The Company recognizes compensation expense for its equity awards on a straight-line basis over the requisite service period of the award based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. The Company uses the quoted closing market price of its common stock on the grant date to measure the fair value of restricted stock awards and the Black-Scholes option pricing model to measure the fair value of stock option awards. The expected volatility is based on historical volatilities of the Company’s common stock over the most recent period commensurate with the estimated expected term of the awards. Where volatility was not available, the Company uses comparable companies with the estimated expected term. The expected term of an award is equal to the midpoint between the vesting date and the end of the contractual term of the award. The risk-free interest rate is based on the rate on U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero. Stock-based compensation cost for restricted stock awards and restricted stock units are measured based on the fair market value of the Company’s common stock at the date of grant.

Fair Value of Financial Instruments

The carrying amounts of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximate the related fair values due to the short-term maturities of these instruments.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Accounting guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activities, therefore requiring an entity to develop its own assumptions.

Concentrations

The Company maintains its cash balances in accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes there is little or no exposure to any significant credit risk.

Faneuil

For the twelve months ended September 30, 2015, the Company had three customers associated with five contracts that accounted for approximately 34.2%, 12.6%, and 11.4% of net revenue, of which approximately $5.8 million, $1.9 million, and $0, respectively were included in accounts receivable at September 30, 2015. For the twelve months ended September 30, 2014, the Company had one customer that accounted for approximately 37.4% of net sales, of which approximately $6.7 million was included in accounts receivable at September 30, 2014.

For the twelve months ended September 30, 2015, the Company had eight contracts in which each contract independently contributed to more than 5% of total revenue. In the aggregate these contracts accounted for $119.9 million, or 80.1% of total revenue. Three of these contracts independently contributed to more than 10% of revenue, at 19.7%, 12.6%, and 11.4% for each contract.

For the twelve months ended September 30, 2014, the Company had seven contracts in which each contract independently contributed to more than 5% of total revenue. In the aggregate these contracts accounted for $110.7 million, or 79.9% of total revenue. Two of these contracts independently contributed to more than 10% of revenue, at 23.0% and 16.6% for each contract.

Carpets

For the twelve months ended September 30, 2015, Carpets received 58.4% of its revenue from 3 customers which accounted for 27.3%, 25.6%, and 5.5% of Carpets revenues, respectively, of which $0.5 million, $1.2 million, and $0.5 million, respectively, were included in accounts receivable as of September 30, 2015.

For the period ended September 30, 2014, Carpets received 72.6% of its revenue from 4 customers which accounted for 27.9%, 18.9%, 15.1% and 10.7% of Carpets revenues, respectively, of which $1.2 million, $0.7 million, $0.5 million and $0.5 million, respectively, were included in accounts receivable as of September 30, 2014.

For the twelve months ended September 30, 2015, Carpets had 4 suppliers that accounted for approximately 19.3%, 18.7%, 14.9% and 10.4% of its inventory purchases, of which approximately $0.5 million, $1.1 million, $0.2 million and $0.1 million, respectively, were included in accounts payable at September 30, 2015.

For the period ended September 30, 2014, Carpets had 3 suppliers that accounted for approximately 26.0%, 16.6% and 13.2% of its inventory purchases, of which approximately $0.6 million, $0.4 million and $0.4 million, respectively, were included in accounts payable at September 30, 2014.

Phoenix

For the period ended September 30, 2015, Phoenix had 3 customers that accounted for approximately 27.0%, 15.6%, and 13.2%, of its revenues, respectively, of which $2.6 million, $1.2 million, and $1.0 million, respectively, were included in Accounts Receivable as of September 30, 2015.

For the period ended September 30, 2015, Phoenix had 2 suppliers that accounted for approximately 26.3% and 16.5% of its inventory purchases, of which approximately $0.3 million and $0.4 million, respectively, were included in accounts payable at September 30, 2015.

Earnings Per Share

Basic net income or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Non-vested shares of restricted stock are not included in the computation of basic net income per share until vested. Diluted net income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted net income per share also includes the dilutive effect of nonvested shares of restricted stock.

The following table summarizes the basic and dilutive weighted average shares at September 30, 2015 and 2014:

	2015	2014

Weighted average shares outstanding, basic	33,101,793	30,302,436
Dilutive effect of:
Options to purchase common stock	1,051,743	2,790,572

Weighted average shares outstanding, diluted	34,153,536	33,093,008

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation and unrealized gains or losses on marketable securities. The Company did not have any items of comprehensive income (loss) for the twelve months ended September 30, 2015 and 2014.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Although actual results could differ from those estimates, such estimates are developed based on the best information available to management and management’s best judgments at the time. Significant estimates and assumptions by management are used for, but are not limited to, determining the fair value of assets and liabilities, including intangible assets acquired and allocation of purchase price, useful lives, carrying values and recoverability of long-lived and intangible assets, the recoverability of goodwill, the realizability of deferred tax assets, stock-based compensation, the allowance for doubtful accounts and inventory reserves, and calculation of insurance reserves.

Reclassifications

Certain amounts for 2014 have been reclassified to conform to the 2015 presentation. These reclassifications had no effect on the previously reported net income.

Recent Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update No. 2014-08 (ASU 2014-08) “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Early adoption is permitted but only for disposals that have not been reported in financial statements previously issued. We do not expect the impact of the adoption of ASU 2014-08 to be material to our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers.” ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis.” ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. We are currently in the process of evaluating the impact of the adoption of ASU 2015-02 on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. For public business entities, the guidance is effective for annual and interim periods beginning after December 15, 2015. We are currently evaluating the impact of ASU 2015-03 and its impact on our consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations,” which simplifies the accounting for measurement-period adjustments by eliminating the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires the cumulative impact of measurement period adjustments, including the impact on prior periods, to be recognized in the reporting period in which the adjustment is identified. The ASU is effective for public companies for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for any interim and annual financial statements that have not yet been issued. We are currently evaluating the impact of ASU 2015-03 and its impact on our consolidated financial statements.

3. Acquisition of Faneuil

On October 18, 2013, Faneuil was acquired by ALJ and certain individual buyers from Harland Clarke for approximately $53.0 million consisting of $25.0 million in cash, a contribution of $500,000 in cash for working capital purposes, 3,000,000 shares of ALJ common stock valued at $2,500,000 and the Harland Clarke Note for $25.0 million. ALJ acquired Faneuil to establish an industry leading call center and manual toll operation business. ALJ acquired 96.43% of Faneuil’s outstanding capital stock and the remaining 3.57% was acquired by Ms. Van Buren, Faneuil’s CEO. Following the closing of ALJ’s acquisition of Faneuil on October 18, 2013, ALJ sold 3,286 shares of Faneuil’s common stock to Tarsha Leherr, Faneuil’s

Vice President of Operations. As a result, ALJ held substantially all of the capital stock of Faneuil, and Ms. Van Buren and Ms. Leherr held a noncontrolling interest in Faneuil. On July 10, 2015, Ms. Van Buren and Ms. Leherr exchanged 32,857 and 3,286 shares of Faneuil’s common stock, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively. Additionally, Ms. Van Buren forfeited her rights to 60,000 stock options in Faneuil. As a result, as of July 10, 2015, ALJ owned 100% of the outstanding stock in Faneuil.

In accordance with FASB ASC 805, Business Combinations, Faneuil accounted for the acquisition under the push-down method of accounting, which requires that the financial statements of a subsidiary reflect the costs incurred by the parent company in buying the subsidiaries instead of the subsidiaries’ historical costs. ALJ allocated the total purchase price based on management’s estimated fair value of the assets received and liabilities assumed at the date of acquisition. The allocation process included analysis based on income and cost approaches and was performed by an outside appraisal firm. The following schedule reflects the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (October 18, 2013):

Total current assets	$28,854,131
Leasehold improvement and equipment	7,568,074
Other assets	79,295
Identified intangible assets
Customer relationships	13,500,000
Trade names	1,500,000
Non-compete agreements	580,014
Goodwill	19,728,473

71,809,987
Total current liabilities	(9,514,565)
Total long term liabilities	(9,630,422)

$52,665,000

A Voting and Investor Rights Agreement was signed on October 18, 2013, by and among ALJ, Harland Clarke, Faneuil, Ms. Van Buren and Mr. Ravich, in his capacity as a stockholder of ALJ, which provides: (i) Harland Clarke certain rights to nominate a director to ALJ’s Board, (ii) that Mr. Ravich shall vote his shares of ALJ common stock in favor of such nominee, (iii) certain rights of first refusal, co-sale and piggyback registration with respect to ALJ’s shares of common stock held by Harland Clarke, and (iv) certain information rights with respect to Faneuil. Additionally, a Separation Agreement was signed on October 18, 2013, by and among ALJ, Harland Clarke, Faneuil and Scantron Corporation (“Scantron”), which agreement unwound certain affiliate arrangements between Faneuil, on the one hand, and Harland Clarke and Scantron, on the other hand, and provides for certain transition services to be provided by Scantron to Faneuil.

In connection with the acquisition of Faneuil, ALJ’s Board was expanded from five to seven members. Ms. Van Buren was appointed to the Board as a Class III director. In addition, Michael Borofsky, a representative of Harland Clarke, was appointed to the Board as a Class III director.

4. Acquisition of Carpets

On April 1, 2014, ALJ acquired 100 percent of the membership interest of the Company under a purchase and sales agreement. The aggregate purchase price was approximately $5,250,000. ALJ acquired Carpets since it was in a growth sector at the time. Concurrent with the closing, ALJ invested $240,000 in Carpets. Mr. Chesin, the Chief Executive Officer of Carpets, was issued 40,000 Equity Award Units, 10,000 which vested on each of June 30, 2015, 2016 and 2017. On July 1, 2014, each of the Limited Liability Company Operating Agreement and the Members’ Agreement of Carpets were amended and restated to provide Mr. Chesin with an allocation of 750,000 Class B Preferred Units and 75,000 Common Units. On July 10, 2015, Mr. Chesin exchanged his 750,000 Class B Preferred Units with a preference amount equal to $750,000, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ.

ALJ funded the Carpets acquisition through existing cash, the sale of 1.4 million shares of its common stock in two separate private placements at a price of $1.60 per share, totaling $2.2 million, and the incurrence of $2.0 million in debt from Libra Securities Holdings, LLC, a related party, by issuance of a promissory note.

In accordance with FASB ASC 805, Business combinations, Carpets accounted for the acquisition under the push-down method of accounting, which requires that the financial statements of a subsidiary reflect the costs incurred by the parent company in buying the subsidiaries instead of the subsidiaries’ historical costs. ALJ allocated the total purchase price based on management’s estimated fair value of the assets received and liabilities assumed at the date of acquisition. The allocation process included analysis based on income and cost approaches and was performed by an outside appraisal firm. The following schedule reflects the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (April 1, 2014):

Total current assets	$5,545,723
Leasehold improvement and equipment	239,050
Other assets	32,579
Identified intangible assets
Customer relationships	70,000
Trade names	520,000
Non-compete agreements	2,020,000
Contract backlog	80,000
Goodwill	2,554,835

11,062,187
Total current liabilities	(5,577,904)
Other liabilities	(234,283)

$5,250,000

5. Acquisition of Phoenix

Effective August 9, 2015, ALJ acquired all of the capital stock of Phoenix Color Corp. (“Phoenix”) pursuant to a stock purchase agreement, dated July 11, 2015, from Visant Corporation (“Visant”). ALJ acquired Phoenix to establish a presence in the printing industry. ALJ paid $88.3 million in cash to Visant for all of the capital stock in Phoenix.

In accordance with FASB ASC 805, Business Combinations, Phoenix accounted for the acquisition under the push-down method of accounting, which requires that the financial statements of a subsidiary reflect the costs incurred by the parent company in buying the subsidiaries instead of the subsidiaries’ historical costs. ALJ allocated the total purchase price based on management’s estimated fair value of the assets received and liabilities assumed at the date of acquisition. The allocation process included analysis based on income and cost approaches and was performed by an outside appraisal firm. The following schedule reflects the estimated fair value of assets acquired and liabilities assumed at the date of acquisition (August 9, 2015):

Total current assets	$13,879,000
Leasehold improvement and equipment	37,769,000
Other assets	997,000
Identified intangible assets
Customer relationships	16,910,000
Trade names	8,610,000
Non-compete agreements	1,260,000
Goodwill	30,239,000

109,664,000
Total current liabilities	(4,791,000)
Total long term liabilities	(16,589,000)

$88,284,000

Pro Forma Impact of Business Combinations

The following table presents unaudited pro forma consolidated results of operations for the twelve months ended September 30, 2015, as if the acquisitions of Phoenix and Carpets had occurred as of October 1, 2013

	Unaudited For The Twelve Months Ended September 30,
	2015	2014

Revenue	$280,400,000	$256,722,000

Net income attributable to ALJ	$20,652,000	$22,298,000

The unaudited pro forma consolidated results of operations were prepared using the acquisition method of accounting and are based on the historical financial information of the Company and the acquired businesses described above.

The unaudited pro forma information does not reflect any cost savings, operating synergies and other benefits that the Company may achieve as a result of these acquisitions, or the costs necessary to achieve these cost savings, operating synergies and other benefits. In addition, except to the extent recognized in the year ended September 30, 2015, the unaudited pro forma information does not reflect the costs to integrate the operations of the Company with those of the acquired businesses.

The unaudited pro forma information is not necessarily indicative of what the Company’s consolidated results of operations actually would have been had the August 9, 2015 acquisitions been completed on October 1, 2013. In addition, the unaudited pro forma information does not purport to project the future results of operations of the Company. The unaudited pro forma information reflects primarily the following adjustments:

●	elimination of historical intangible asset write down and amortization expense of these acquisitions;
●	elimination of historical depreciation expense related to property, plant and equipment acquired;
●	elimination of historical interest expense charged by parent company
●	elimination of historical health insurance expenses charged by parent company
●	additional amortization expense related to the fair value of identifiable intangible assets acquired;
●	additional depreciation expense related to fair value adjustment to property, plant and equipment acquired
●	additional interest expense association with acquisition financing
●	additional health insurance expenses expected to be incurred

In addition, all of the above adjustments were adjusted for the applicable tax impact.

6. Discontinued Operations

As of September 30, 2015 and 2014, the Company maintained an estimated accrual of liabilities associated with the discontinued operations of $298,466 and $298,466, respectively, remaining from its discontinued businesses. The accrued liabilities consist primarily of severance, lease payments, tax payments and other costs related to the operations of the discontinued businesses.

7. Business Segment Information

The Company has organized its business along three reportable segments together with a corporate group for certain support services. The Company’s operations are aligned on the basis of products, services and industry and the Chief Operating Decision Maker (CODM) and management reviews for the purpose of allocating resources and assessing performance. The current segments and their principal activities consist of the following:

●

Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States, focusing on the healthcare, utility, toll and transportation industries. The Company is headquartered in Hampton, Virginia.

●

Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations, as well as a stone and solid surface fabrication facility.

●

Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies. The Company is headquartered in Hagerstown, Maryland.

	For the year Ended September 30, 2015	For the year Ended September 30, 2014
Net Revenue
Faneuil	$149,624,810	$132,851,782
Carpets	44,571,476	16,752,980
Phoenix	15,750,293	-

Consolidated	209,946,579	149,604,762

Cost of revenue
Faneuil	118,116,393	102,095,387
Carpets	37,032,419	13,824,516
Phoenix (includes $518,241 of depreciation)	10,125,974	-

Consolidated	165,274,786	115,919,903

Selling, general and administrative
Faneuil (includes $448,258 for loss on sale of assets)	17,056,704	12,245,765
Carpets	7,239,645	3,295,255
Phoenix	1,489,190	-

Consolidated	25,785,539	15,541,020

Depreciation and amortization
Faneuil	5,591,265	4,150,342
Carpets	705,270	349,463
Phoenix	355,051	-

Consolidated	6,651,586	4,499,805

Segment operating profit
Faneuil	8,860,448	14,360,288
Carpets	(405,858)	(716,254)
Phoenix	3,780,078	-

Consolidated	12,234,668	13,644,034
Parent company expenses	3,220,174	1,018,456

Operating income	9,014,494	12,625,578

Total assets
Faneuil	63,712,117	79,450,207
Carpets	11,001,275	11,047,043
Phoenix	112,456,108	-
ALJ	15,732,468	1,326,868

Consolidated	202,901,968	91,824,118

Total liabilities
Faneuil	18,494,731	35,101,472
Carpets	5,159,894	4,969,014
Phoenix	22,614,130	-
ALJ	92,247,114	2,544,226

Consolidated	$138,515,869	$42,614,712

8. Accounts Receivable

The Company’s accounts receivable are summarized as follows at September 30, 2015 and 2014:

	2015	2014

Accounts receivables	$34,812,842	$23,544,953
Unbilled receivables	578,427	2,539,225
Less: Allowance for doubtful accounts	(313,738)	(805,803)

Accounts receivable, net	$35,077,531	$25,278,375

9. Inventories

Inventories are comprised of the following at September 30, 2015 and 2014:

	2015	2014

Raw materials and scrap	$2,569,100	$-
Semi-finished goods/Work in process	1,942,308	113,729
Finished goods	1,905,316	1,885,299
Less: Allowance for obsolete inventory	(243,547)	-

Total	$6,173,177	$1,999,028

10. Property, Plant and Equipment

Property, plant and equipment at September 30, 2015 and 2014 consisted of the following:

	September 30, 2015	September 30, 2014

Computer and office equipment	$6,849,727	$3,997,584
Computer software	5,595,439	3,767,926
Furniture and fixtures	2,547,694	1,602,606
Leasehold improvements	4,318,182	2,174,424
Construction in progress	1,260,915	380,077
Vehicles	73,664	8,598
Land	9,166,575	-
Buildings and improvements	15,033,018	-
Machinery and equipment	13,161,043	139,078

Total	58,006,527	12,070,293

Less: Accumulated depreciation and amortization	(7,746,708)	(3,009,249)

	$50,259,549	$9,061,044

Depreciation and amortization expense for the twelve months ended September 30, 2015 and 2014 was $5.1 million, and $3.0 million, respectively. At September 30, 2015 and 2014, property and equipment held under capital leases amounted to approximately $4.0 million and $1.5 million, respectively, with accumulated depreciation of approximately $2.0 million and $1.3 million, respectively. Depreciation expense related to capital leases for the twelve months ending September 30, 2015 and 2014 was approximately $0.7 million and $40,771, respectively.

11. Intangible Assets

Intangible assets at September 30, 2015 and 2014 consisted of the following:

	September 30, 2015			September 30, 2014
	Gross		Weighted- Ave	Gross		Weighted- Ave
Intangible Assets	Carrying Amount	Accumulated Amortization	Amortization period (yrs)	Carrying Amount	Accumulated Amortization	Amortization Period (yrs)
Customer Relationships	$30,480,000	$2,320,241	12.2	$13,570,000	$1,030,070	12.5
Trade Names	10,630,000	289,016	27.2	2,020,000	112,495	15.0
Internal Software	580,000	188,660	6.0	580,000	91,991	6.0
Non-Compete Agreements	3,070,000	617,860	5.0	2,020,000	216,000	4.8
Contract Backlog	80,000	80,000	1.0	80,000	40,000	1.0

Total	$44,840,000	$3,495,777		$18,270,000	$1,490,556

Amortization expense for the twelve months ended September 30, 2015 and 2014 was $2.1 million, and $1.5 million, respectively.

Estimated future amortization expenses is as follows:

For the twelve months ending:

2016	$3,887,502
2017	3,846,677
2018	3,573,495
2019	3,193,178
2020	2,920,189
Thereafter	23,923,196

$41,344,237

12. Investment in Bellator

The Company accounts for the investment in Bellator using the cost method less impairment. In September 2009, the Company invested $212,500 in Bellator Sport Worldwide, LLC (“Bellator”) an early development stage company specialized in the promotion, marketing, and development of mixed martial arts. During the twelve months ended September 30, 2010 the Company invested $29,269 in Bellator. During the twelve months ended September 30, 2011, the Company recognized a $151,541 loss on the investment in Bellator by writing down the investment to $90,228 as of September 30, 2011. During the twelve months ended September 30, 2013, the Company invested $11,849 which increased the total investment to $102,077. Through September 30, 2014 and 2015 no additional investment has been made and no additional losses have been incurred.

13. Accrued Liabilities

Accrued liabilities at September 30, 2015 and 2014 consisted of the following:

	September 30, 2015	September 30, 2014
Accrued compensation and related taxes	$6,713,245	$6,912,253
Rebates payable	1,444,065	-
Medical and benefit related expense payables	769,903	603,637
Interest payable	655,840	-
Deferred rent	136,382	47,872
Other	734,314	916,477

Total	$10,453,749	$8,480,239

14. Term Loans and Lines of Credit

Term loans and lines of credit as of September 30, 2015 and 2014 consisted of the following:

	September 30, 2015	September 30, 2014
Cerberus Term Note	$103,031,250	$-
Cerberus Line of Credit	21,411	-
M&T Term Note – ALJ	-	2,000,000
M&T Term Note – Faneuil	-	19,000,000
Other Term Agreements	-	56,789

Total	103,052,661	21,056,789

Estimated future minimum payments are as follows:

For the twelve months ending:

2016	$7,896,411
2017	7,875,000
2018	7,875,000
2019	7,875,000
2020	71,531,250

$103,052,661

Term Loan and Line of Credit – Cerberus

Effective August 14, 2015, ALJ entered into a financing agreement with Cerberus Business Finance, LLC (“Cerberus”), to borrow $105 million in a term loan (“Cerberus Term Loan”) and have available up to $30 million in a revolver (“Cerberus/PNC Revolver”), collectively (“Cerberus Debt”) of which $2.2 million was drawn at the close of the stock purchase of Phoenix. The proceeds of these facilities were used together with cash-on-hand plus the proceeds from the sale of ALJ stock described below to fund the acquisition of Phoenix, to refinance the outstanding obligations of ALJ, Faneuil and Carpets and to provide working capital facilities to all three of ALJ’s subsidiaries and ALJ.

All borrowings under the Cerberus Debt are secured by substantially all of the Company’s assets, and are subject to certain other terms. The Cerberus Debt includes limitations on the ability, among other things, to incur debt, to grant liens, to make certain investments, to make certain restricted payments such as dividend payments, and to dispose of assets, as well as requirements to meet a number of affirmative and negative covenants.

The Cerberus Term Loan accrues interest at a rate equal to either Libor plus 6.5%, which was 7.5% at September 30, 2015, or the Reference Rate (as defined in the agreement), at the discretion of the borrower. Interest payments are due in arrears on the first day of each month and a quarterly principal payment against the Cerberus Term Loan is due on the last day of each fiscal quarter, commencing September 30, 2015, in the amount of approximately $2.0 million, with a balloon payment due on the maturity date of August 14, 2020. The Company must pay an annual excess cash flow principal payment against the Cerberus Term Loan equal to 75% of the excess cash flow of the Company, as defined, commencing the year ended September 30, 2016. There is a prepayment penalty equal to 3%, 2% and 1% of any amounts prepaid within the first, second and third years of the loan, respectively. The Company may make a one-time payment against the loan with no penalty up to $10 million.

The Cerberus/PNC Revolver accrues interest on the outstanding balance at a rate equal to either Libor plus 6.5%, which was 7.5% at September 30, 2015, or the Reference Rate (as defined in the agreement), at the discretion of the borrower. Interest payments are due in arrears on the first day of each month. The Company has the option to prepay (and re-borrow) the outstanding balance of the Cerberus/PNC Revolver, without penalty. Each subsidiary has the ability to borrow up to $30.0 million in the aggregate up to an amount equal to 85% of eligible receivables. The Cerberus/PNC Revolver carries an unused fee of 0.5%. Additionally, the Cerberus/PNC Revolver provides for a sublimit for letters of credit up to $15.0 million. Faneuil had a $1.0 million letter of credit under the agreement as of September 30, 2015. In November 2015, the Company increased the letter of credit by $1.2 million to $2.2 million. The Cerberus/PNC Revolver has a final maturity date of August 14, 2020.

At September 30, 2015, the Company was not required to test compliance with any covenants under the Loan Agreement. Subsequent to September 30, 2015, these covenants include a quarterly fixed charge coverage ratio and leverage ratio that the Company is required to maintain. The Company will be required to test our loan covenants as of December 31, 2015. The Company believes that we will be in compliance with the required covenants.

M&T Note Payable - ALJ

On September 30, 2014, ALJ refinanced its related party note payable of $2.0 million due to Libra Securities (see below) with a $2.0 million Term Loan with M&T. The ALJ Term Loan amortized over a period of 30 months at $66,667 per month plus accrued interest at a rate of Libor plus 3.75%. The ALJ Term Loan was secured by a first lien on all corporate assets owned by ALJ. The ALJ Term Loan was guaranteed by Faneuil and was secured by a lien on all of the corporate assets of Faneuil. This note was paid in full with the refinancing of the Cerberus Term Loan.

M&T Term Note and Line of Credit – Faneuil

On September 30, 2014, Faneuil refinanced its $25.0 million Harland Clarke Note and its $5 million Senior Credit Facility with M&T Bank (see below). Faneuil owed $21.6 million inclusive of accrued interest remaining on the Harland Clarke Note, and at closing paid down $2.6 million from cash on hand, leaving $19.0 million, which was refinanced under a term loan (“Term Loan”) with M&T Bank. The $19.0 million Term Loan amortized over a period of 60 months at $316,667 per month plus accrued interest at a rate of Libor plus 3.75%. Faneuil also refinanced its $5.0 million revolving senior credit facility (“Revolver”) with M&T Bank, which, as refinanced, has a two-year term and accrued interest at a rate of Libor plus 2.50%. On May 1, 2015, Faneuil modified its Revolver with M&T Bank to increase the amount available from $5.0 million to $10.0 million. The Term Loan and Revolver were guaranteed by Faneuil and secured by a lien on all of the corporate assets of Faneuil. The Term Loan was paid off with the refinancing with Cerberus on August 14, 2015 and the Revolver was terminated as well on August 13, 2015. Faneuil owed $0 and $19.0 million on the Term Loan as of September 30, 2015 and September 30, 2014, respectively. There were no amounts outstanding under the Revolver as of September 30, 2015 and 2014.

On October 18, 2013, Faneuil entered into the initial credit facility agreement, providing for the asset-based $5.0 million Revolver with M&T Bank. The Revolver was subject to customary conditions precedent as well as a borrowing base limitation. The Revolver accrued interest at Libor plus 2.5% and was secured by substantially all of Faneuil’s assets. The Revolver contained customary representations, warranties and covenants, including a financial covenant requiring the borrowers to maintain a certain debt service coverage ratio.

M&T Line of Credit - Carpets

On September 30, 2014, Carpets entered into a $3.0 million Senior Credit Facility with M&T Bank (“Carpets Revolver”). The Carpets Revolver carried a term of 24 months and accrued interest at a rate of Libor plus 4.00%. The Carpets Revolver was secured by a first lien on all corporate assets of Carpets and its subsidiaries. The Carpets Revolver was guaranteed by

Faneuil and secured by a lien on all of the corporate assets of Faneuil. On August 14, 2015, the Line of Credit was paid off by the refinancing with Cerberus. There were no amounts outstanding under the Carpets Revolver as of September 30, 2015 and 2014.

Harland Clarke Term Note

On October 18, 2013, in conjunction with the acquisition of Faneuil, a $25.0 million Harland Clarke Note was issued by Faneuil. The Harland Clarke Note provided for a two-year maturity with interest in the first year at 5% and interest in the second year at 7.5%. The Harland Clarke Note had mandatory payments of $1.0 million per quarter with an annual cash flow sweep based on a defined free cash calculation. Faneuil’s obligations under the Harland Clarke Note were secured by a pledge of the Faneuil stock held by ALJ, subject to certain limitations. A Subordination and Intercreditor Agreement was also signed on October 18, 2013, by and among Faneuil and Harland Clarke Holdings Corp. (Harland Clarke), pursuant to which the Harland Clarke Note was subordinated to the Revolver. This agreement was terminated with the pay-off of the Harland Clarke Note on September 30, 2014.

Libra Securities – ALJ

ALJ entered into a $2.0 million Promissory Note Payable with Libra Securities Holdings, LLC, a related party on April 7, 2014. The Promissory Note, which was approved by the disinterested directors on the Board of Directors of ALJ, carried a 5-year maturity with a balloon payment due April 2019 and a 10.0% annual interest rate. The note was paid in full with the refinancing of the M&T Term Note on September 30, 2014.

Other Long Term Agreements

Carpets had other agreements that consist of amounts due to third party vendors and tax agencies. The amounts are unsecured and non-interest bearing. Carpets owed $0, and $56,789 under these agreements, as of September 30, 2015 and 2014, respectively.

15. Commitments and Contingencies

Leases

The Company leases real estate, equipment, and vehicles under noncancelable operating leases. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more are presented below:

For the twelve months ending:

2016	$3,630,212
2017	3,351,578
2018	1,843,874
2019	1,076,137
2020	612,908
Thereafter	455,276

$10,969,985

During the twelve months ended September 30, 2015 and 2014 rental expense under operating leases was $4,260,186, and $1,932,328, respectively.

The Company also leases equipment under noncancelable capital leases. Future minimum payments under noncancelable capital leases with initial or remaining terms of one year or more are presented below and are included in current and noncurrent other liabilities in the consolidated balance sheet:

For the twelve months ending:

2016	$878,715
2017	878,715
2018	252,145
Total minimum payments required	2,009,575
Less imputed interest at rates ranging from 0% to 5.22%	71,592

Present value of net minimum lease payments	$1,937,983

Surety Bonds

As part of our normal course of operations, one of our insurers issues surety bonds for us that are required by certain of our customers. We are obligated to reimburse our insurer for any of those surety bonds that are paid by the insurer. As of September 30, 2015 and 2014, the total face amount of those surety bonds was approximately $19.0 million and $17.0 million, respectively.

Legal Matters

As of September 30, 2015, Faneuil is a defendant in actions for matters arising out of normal business operations. The Company is also named as a defendant in a proposed class action filed in the United States District Court for the Eastern District of Virginia. The case, styled Brown, et al., v. Transurban USA, Inc., et al., was filed on April 15, 2015. The Company’s initial assessment concludes that the risk of a material adverse impact is remote. As such, no amounts have been accrued as contingencies at September 30, 2015.

Management was not aware of any other legal contingencies involving the Company. In the opinion of management, any potential matters involve such amounts that unfavorable disposition would not have a material adverse effect on the financial position or results of operations of the Company.

Environmental Matters

The operations of Phoenix are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. We incur ongoing expenses associated with the performance of appropriate monitoring and remediation at certain of our locations.

16. Income Taxes

For the twelve months ended September 30, 2015 and 2014, the Company recognized an income tax benefit due to taxable income from operations. The provision for income taxes related to continuing operations for the twelve months ended September 30, 2015 and 2014 consisted of the following:

	2015	2014
Income tax expense – current
Federal	$-	$281,447
State	800,135	395,684

	$800,135	$677,131
Income tax benefit – deferred
Federal	$2,232,135	$2,552,102
State	(58,532)	24,538
Change in valuation allowance	(8,430,273)	(7,797,063)

	(6,256,670)	(5,220,423)
	$(5,456,535)	$(4,543,292)

Significant components of the Company’s deferred tax liabilities and assets as of September 30, 2015 and 2014 are as follows:

	2015	2014
Net deferred tax assets:
Net operating loss carryforward	$54,849,628	$57,340,070
Allowance for doubtful accounts	120,562	300,000
Accrued expenses and other	1,554,224	721,000
Deferred revenue	208,738	660,000

Other (WOTC and AMT credit carryforward)	2,093,580	2,034,706

Net deferred tax asset	$58,826,732	$61,055,776

Net deferred tax liabilities
Tax depreciation in excess of book	$(6,456,491)	$(918,000)
Tax amortization in excess of book	(14,220,266)	(5,377,627)

Net deferred tax liabilities	$(20,676,757)	$(6,295,627)

Total net deferred tax assets	$38,149,975	$54,760,149

Less Valuation Allowance	$(46,329,876)	$(54,760,149)

	$(8,179,901)	$-

The differences between the federal statutory rate and the effective tax rate for the years ended September 30, 2015 and 2014 are mainly due to the change in the valuation allowance as indicated below:

	2015	2014
Federal tax at statutory rate	35.00%	35.00%
State tax, net of federal benefit	7.34%	2.99%
Permanent differences	1.85%	0.54%
Credits Used	(2.08%)	-
Change in valuation allowance	(125.16%)	(78.42%)

Net Rate	(83.05%)	(39.89%)

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to tax examinations for periods post June 2011 by federal, state and local tax authorities for various tax liabilities incurred by the parent entity and its subsidiaries, including any discontinued businesses. Tax years ending June 30, 2001 through June 30, 2009 generated a net operating loss carry forward and remain subject to examination. The amount of any tax assessments and penalties may be material and may negatively impact the Company’s operations. Given the uncertainty in the amount and the difficulty in estimating the probability of the assessments arising from future tax examinations, the Company has not made any accruals for such tax contingencies.

For the twelve months ended September 30, 2015, the net deferred tax assets decreased by $8,179,901. This decrease was primarily the result of the reduction in the valuation allowance against the net deferred tax asset and the tax effects of the purchase of Phoenix Color Corp Inc.

In assessing the realization of deferred tax assets, the Company performed an analysis of the available evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets can be realized. One factor considered is the ability of the Company to generate consistent future taxable income in the periods in which the temporary differences become deductible. The main component of the deferred tax assets is the net operating loss carry-forward. There has been significant positive evidence established by the Company to justify that only a partial valuation allowance is necessary. The Company has shown consistent profitability over the past three years. Management also projects continued taxable income. Management believes it will be able to recognize a portion of its NOLs over the coming years. A valuation allowance of $46,329,876 has been established against the net deferred tax asset of $58,826,732 as of September 30, 2015.

The Company applies authoritative guidance that requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Management believes that the Company has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accrual for tax liabilities are adequate for all open years on assessment of many factors including past experience and interpretation of tax law applied to the facts of each matter.

The Company would recognize interest accrued related to unrecognized tax benefits in tax expense. The Company has not recognized or accrued any interest or penalties for the periods ended September 30, 2015 and 2014.

At September 30, 2015, the Company had a net operating loss carry-forward for federal income tax purposes of approximately $162 million that expires from 2020 through 2028. Approximately $140 million of the carry-forward expires in 2022. In addition the use of this net operating loss in future years may be restricted under Section 382 of the Internal Revenue Code. The realization of the benefits of the net operating losses is dependent upon sufficient taxable income in future years. Lack of consistent future earnings, a change in ownership of the Company, or the application of the alternative minimum tax rules could adversely affect the Company’s ability to utilize these net operating losses.

17. Equity

Common and Preferred Stock

The Company is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of Preferred Stock, of which 1,000,000 shares of Series A Preferred Stock are authorized and 550,000 shares of Series B Preferred Stock are authorized, with the preferred stock having the rights, preferences and privileges that our Board of Directors may determine from time to time. Each share of the Company’s common stock is entitled one vote, and all shares rank equally as to voting and other matters.

Stockholder Rights Plan

In accordance with the Company’s stockholder rights plan, each holder of common stock has the right, only upon the occurrence of certain events, and subject to the redemption of the rights for $0.001 per right at the discretion of the board of directors, to acquire shares of Preferred stock. As of September 30, 2015, management is not aware of the occurrence of any such events that would trigger the rights of purchase.

Stock Options and Share-based Compensation

ALJ. The Company determines the fair value of all stock-based compensation, including stock options and warrants, by using the Black-Scholes option-pricing model. Included in the selling, general and administrative expenses for the twelve months ended September 30, 2015 and 2014, the Company recognized share-based compensation expense of $1,229,364 and $63,250, respectively.

All share-based payments to employees are recognized in the financial statements as compensation expense based on the fair value on the date of grant. The Black-Scholes model requires input of certain assumptions, including volatility, expected term, risk-free interest rates, and dividend yield.

The computation of the expected option life assumption is based on a weighted average calculation combining the average historical exercise activity and assumptions regarding the estimated life of all unexercised, outstanding stock options. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected term of employee stock options. The expected volatility is based on the historical volatility of the Company’s stock. No dividends on common stock have been paid since the Company’s inception and, the Company does not anticipate paying dividends on common stock in the foreseeable future.

The Company issued options to purchase 850,000 and 100,000 shares of common stock during the twelve months ended September 30, 2015 and 2014. For stock options granted during the twelve months ended September 30, 2015 and 2014, the Company computed expected option life of 3.5 years and 7 years, volatility of 58.44% and 76.97% and a risk-free interest rate of 0.99% and 1.96%. Volatility was computed over the most recent period commensurate with the expected term of the options. The risk-free interest rate was based on the rate of U.S. Treasury securities with maturities consistent with the expected term of the stock options.

The following summarizes stock option activity during the twelve months ended September 30, 2015 and 2014.

	Number of Shares	Weighted- Average Exercise Price

Balance at September 30, 2013	3,375,000	$0.62
Exercised	-	-
Granted	100,000	1.60
Forfeited or expired	-	-

Balance at September 30, 2014	3,475,000	$0.65
Exercised	2,041,000	0.41
Granted	850,000	4.11
Forfeited or expired	-	-

Balance at September 30, 2015	2,284,000	$2.15

The following table summarizes outstanding and exercisable options for the twelve months ended September 30, 2015 and 2014.

			Options Outstanding		Options Exercisable
Fiscal Year Ended	Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

2015	$0.59 - $4.27	2,284,000	6.1 years	$2.15	1,911,743	$1.79
2014	$0.40 - $1.60	3,475,000	4.6 years	$0.65	3,400,000	$0.62

During the twelve months ended September 30, 2014, the Company issued 133,747 restricted shares, to the Board of Directors and its Executive Chairman as part of their compensation. The restricted shares vested monthly over a one year period. The restricted shares were issued at a share price of $3.04 per share. The Company recorded stock based compensation expense related to these shares of approximately $211,000 and $60,000, during the years ended September 30, 2015 and 2014, respectively. The Company did not issue any restricted shares to the Board of Directors for their services for the year ended September 30, 2015.

In January 2015, Jess Ravich, the Company’s Executive Chairman, exercised a portion of his stock options to purchase 2,000,000 shares of common stock for $800,000. His shares were fully vested and had a strike price of $0.40 per share. The closing stock price on the date of exercise was $4.05 per share. The intrinsic value of these options at the time of exercise was $7.3 million.

The intrinsic value of the outstanding options as of September 30, 2015 and 2014 was $4.3 million and $9.9 million, respectively.

Faneuil. On October 18, 2013, the Board of Directors of Faneuil adopted the Faneuil, Inc. 2013 Stock Incentive Plan (the “Plan”). The aggregate number of shares of Faneuil’s common stock which may be issued pursuant to awards under the Plan is 80,000 shares. Faneuil recognized share-based compensation expense of $216,400 and $176,713, included in the selling, general and administrative expenses for the twelve months ended September 30, 2015 and 2014, respectively.

On October 18, 2013, the Board of Directors of Faneuil granted an option to purchase 60,000 shares of Faneuil’s common stock under the Plan to Ms. Van Buren, the Chief Executive Officer of Faneuil. On July 10, 2015, all of Ms. Van Buren equity interests, including her option to purchase additional shares of stock in Faneuil were exchanged for stock in ALJ, as a result, all outstanding stock options were cancelled.

For stock options granted by Faneuil during the twelve months ended September 30, 2014, the Company computed volatility of 33.10% and a risk-free interest rate of 1.95%. Volatility was computed based on similar public company’s volatility over the most recent period commensurate with the expected term of the stock options. The risk-free interest rate was based on the rate of U.S. Treasury securities with maturities consistent with the expected term of the options. Faneuil has not paid dividends on its common stock and does not anticipate paying a cash dividend in the foreseeable future and accordingly uses an expected dividend yield of zero.

18. Related Party Transactions

Harland Clarke has contracted with Faneuil to provide call center services to support Harland Clarke’s banking related products and managed print services. Under these two contracts, Faneuil has recognized $2.2 million and $0.4 million, respectively, for the twelve months ending September 30, 2015 and $1.9 million and $0.4 million, respectively, for the twelve months ending September 30, 2014.

The Board of Directors approved the payment to Jess Ravich, our Executive Chairman, of his salary in a lump sum payment of $125,000 beginning in 2015. As of September 30, 2015, the Company had recorded a prepaid expense of $31,250 related to this transaction.

The Company entered into an employment agreement with Mr. Reisch on August 14, 2015, providing for Mr. Reisch’s employment as Chairman of Phoenix Color Corp. through December 31, 2018 unless terminated earlier by the Company or Mr. Reisch. Mr. Reisch is to be paid a $200,000 annual base salary and is eligible for an annual bonus equal to 5% of the excess of EBITDA over $20,000,000. On August 14, 2015, Mr. Reisch was granted a stock option covering 250,000 shares of the Company’s common stock with an exercise price of $4.27 per share vesting in three equal annual installments on October 1 of each of 2016, 2017, and 2018, subject to continued service; provided, however, vesting accelerates upon certain involuntary terminations. The option expires on August 13, 2025. Mr. Reisch is eligible to receive additional option grants, each such grant covering 100,000 shares of the Company’s common stock and vesting over four years, for each subsequent Company acquisition approved by the Company’s board of directors if the board determines the acquisition was the direct results of the actions of Mr. Reisch. Mr. Reisch’s employment agreement provides for severance pay in connection with certain involuntary terminations consisting of base salary for the greater of (1) half the remaining term, and (2) 12 months, continuation of health benefits for the same duration, his annual bonus for the year of termination to the extent a bonus is otherwise earned, and his prior year earned annual bonus, if any, to the extent still unpaid.

On August 14, 2015, the Board of Directors granted options to purchase 100,000 shares of our common stock to Kevin Hayden, Phoenix’s Chief Operating Officer. The exercise price for such option is $4.27 vesting in three equal annual installments on October 1 of each of 2016, 2017, and 2018, subject to continued service; provided, however, vesting accelerates upon certain involuntary terminations. The option expires on August 13, 2025.

On August 3, 2015, the Board of Directors granted fully vested options to purchase 350,000, 100,000 and 50,000 shares of our common stock to Jess Ravich, our Executive Chairman, Rae Ravich, a Director, and Rob Christ, our Chief Financial Officer in consideration of their efforts related to the Phoenix acquisition. The exercise price for such option is $4.00 and expires on August 3, 2022.

On July 10, 2015, Anna Van Buren, the Chief Executive Officer of Faneuil, and Tarsha Leherr, the Vice President of Operations of Faneuil, exchanged their 32,857 and 3,286 shares of common stock of Faneuil, respectively, for 1,500,000 shares and 150,000 shares of common stock of ALJ, respectively, using an exchange ratio of 45.65 shares of ALJ common stock for each share of Faneuil common stock. The Company evaluated the terms of the shares exchange and estimated the fair value of the ALJ shares exchanged for the equity of Faneuil and Carpets and recorded stock based compensation expense of approximately $200,000. Ms Van Buren forfeited 60,000 stock options as a result of this transaction.

On July 10, 2015, Steve Chesin, the Chief Executive Officer of Carpets, exchanged his 750,000 Class B Preferred Units with a preference amount equal to $750,000, 75,000 Common Units and 40,000 Equity Award Units of Carpets for 150,000 shares of common stock of ALJ.

On July 10, 2015, Marc Reisch and Kevin Hayden purchased 400,000 and 50,000 shares of common stock of ALJ in a private placement for an aggregate consideration of $1,520,000 and $190,000, respectively.

On October 18, 2013, concurrent with ALJ’s acquisition of Faneuil, Faneuil entered into an employment agreement with Ms. Van Buren. The term of Ms. Van Buren’s employment under the employment agreement will continue until December 31, 2018. Pursuant to her employment agreement, Ms. Van Buren receives an annual salary of $520,000 and is eligible to earn an annual bonus equal to ten percent (10%) of the Company’s defined EBITDA, before any bonus amount owed to Ms. Van Buren, in excess of $5,000,000. If Ms. Van Buren’s employment is terminated without cause or by Ms. Van Buren for good reason, Ms. Van Buren will be eligible to receive her base salary for the greater of one year or one-half of the remaining term of the employment agreement, and the full annual bonus for the year in which such termination occurs if Ms. Van Buren had been otherwise entitled to the bonus for such year had she still been employed when such bonus would have been paid.

Also on October 18, 2013, the Board of Directors of Faneuil granted Ms. Van Buren, a director of the Company and Faneuil, an option to purchase 60,000 shares of Faneuil’s common stock under the Plan. This grant was cancelled on July 10, 2015, as Ms. Van Buren exchanged her equity interests in Faneuil for common stock in ALJ.

On April 7, 2014, ALJ entered into a promissory note payable in the amount of $2.0 million from Libra Securities Holdings, LLC, a related party. The Promissory Note, which was approved by the disinterested directors on the Board of Directors of ALJ, carried a 5-year maturity with a balloon payment due April 2019 and a 10% annual interest rate. The Promissory Note may be pre-paid at any time without penalty. Interest was payable quarterly but may be capitalized by ALJ at its election. The note was paid in full as of September 30, 2014.

On March 14, 2014, the Board of Directors agreed to increase the compensation of Mr. Ravich from $50,000 to $125,000 per year. On July 21, 2014, the Board of Directors approved Mr. Ravich receiving his compensation for 2014 in the form of 53,248 shares of stock at $3.04 per share.

On October 18, 2013, in conjunction with the acquisition of Faneuil, a $25.0 million Harland Clarke Note was issued by Faneuil. The Harland Clarke Note provided for a two-year maturity with interest in the first year at 5% and interest in the second year at 7.5%. The Harland Clarke Note had mandatory payments of $1.0 million per quarter with an annual cash flow sweep based on a defined free cash calculation. Faneuil’s obligations under the Harland Clarke Note were secured by a pledge of the Faneuil stock held by ALJ, subject to certain limitations. A Subordination and Intercreditor Agreement was also signed on October 18, 2013, by and among Faneuil and Harland Clarke Holdings Corp. (Harland Clarke), pursuant to which the Harland Clarke Note was subordinated to the Revolver. This agreement was terminated with the pay-off of the Harland Clarke Note on September 30, 2014.

19. Subsequent events

The Company has evaluated all events or transactions that occurred after the balance sheet date of September 30, 2015, through December 31, 2015, the date the annual financial statements were available to be issued.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Phoenix Color Corp. and Subsidiaries

Hagerstown, Maryland

We have audited the accompanying consolidated financial statements of Phoenix Color Corp. and Subsidiaries (a Delaware corporation), which comprise the balance sheet as of August 8, 2015, and the related statements of operations, stockholder’s deficit, and cash flows for the period from January 4, 2015 to August 8, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Color Corp. and Subsidiaries as of August 8, 2015, and the results of its operations and its cash flows for the period from January 4, 2015 to August 8, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

January 29, 2016

PHOENIX COLOR CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 8, 2015	January 3, 2015
		(unaudited)
ASSETS
Current assets:
Accounts receivable, less allowance for doubtful accounts of $143,172 and $48,307, respectively	$ 8,007,099	$ 9,634,768
Inventories	4,491,562	3,810,446
Deferred tax asset	546,557	351,723
Prepaid expenses and other current assets	909,011	878,087
Assets held for sale	688,106	-

Total current assets	14,642,335	14,675,024

Property, plant and equipment	25,739,094	27,285,734
Goodwill	3,744,900	57,044,900
Intangible assets, net	79,784,892	84,853,750
Due from parent company	23,923,223	22,787,113
Deposits and other assets	997,553	747,191

Total assets	$148,831,997	$207,393,712

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Checks issued in excess of bank balances	$ 52,989	$ 76,167
Accounts payable	2,372,927	1,993,633
Accrued expenses	1,177,148	1,801,291
Accrued compensation and benefits	1,418,383	1,133,251
Current portion of term loan	407,611	813,518
Current portion of workers’ compensation reserve	246,000	-
Customer deposits	37,547	23,487

Total current liabilities	5,712,605	5,841,347

Term loan payable, less current portion	1,218,938	1,458,908
Workers’ compensation reserve, less current portion	473,000	-
Due to parent company	187,045,973	187,045,973
Deferred tax liability	29,047,494	32,464,627
Accrued severance	660,000	-

Total liabilities	224,158,010	226,810,855

Commitments and contingencies (Note 10)

Stockholder’s deficit:
Class A common stock, $.01 par value:	1	1
Authorized shares – 20,000
Issued and outstanding shares – 100
Class B common stock, $.01 par value:	-	-
Authorized shares – 2,000
Issued and outstanding shares – 0
Additional paid-in capital	52,938,686	52,938,686
Accumulated deficit	(128,264,700)	(72,355,830)

Total Stockholder’s deficit	(75,326,013)	(19,417,143)

Total liabilities and Stockholder’s deficit	$148,831,997	$207,393,712

See accompanying notes to consolidated financial statements.

PHOENIX COLOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Period from January 4, 2015 through August 8, 2015	Year Ended January 3, 2015
		(Unaudited)
Net revenue	$49,073,140	$91,176,365

Costs and expenses:
Cost of revenue	29,735,102	55,792,382
Depreciation and amortization expense – cost of revenue	3,076,346	5,316,648
Selling, general, and administrative expense	8,333,390	11,632,939
Depreciation and amortization expense – selling, general, and administrative	5,252,003	8,630,053
Impairment of goodwill	53,300,000	-
Gain on sale of assets	(472,341)	(402,991)

Total operating expenses	99,224,500	80,969,031

Operating (loss) income	(50,151,360)	10,207,334

Other income (expense):
Interest expense	(9,165,322)	(14,309,782)
Dividend and interest income	1,550	19,121

Total other income (expense)	(9,163,772)	(14,290,661)

Loss before income taxes	(59,315,132)	(4,083,327)
Benefit from income taxes	3,406,262	1,712,955

Net loss	$(55,908,870)	$(2,370,372)

See accompanying notes to consolidated financial statements.

PHOENIX COLOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Deficit

Balances at January 3, 2014 (unaudited)	100	$1	$52,938,686	$(69,985,458)	$(17,046,771)

Net loss (unaudited)	-	-	-	(2,370,372)	(2,370,372)

Balances at January 3, 2015 (unaudited)	100	1	52,938,686	(72,355,830)	(19,417,143)

Net loss	-	-	-	(55,908,870)	(55,908,870)

Balances at August 8, 2015	100	$1	$52,938,686	$(128,264,700)	$(75,326,013)

See accompanying notes to consolidated financial statements

PHOENIX COLOR CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period from January 4, 2015 through August 8, 2015	Year Ended January 3, 2015
		(Unaudited)
Operating activities
Net loss	$(55,908,870)	$(2,370,372)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	8,328,349	13,948,135
Impairment of goodwill	53,300,000	-
Deferred taxes	(3,611,967)	(3,480,581)
Gain on sale of assets	(472,341)	(402,991)
Changes in operating assets and liabilities:
Accounts receivable, net	1,627,669	(477,628)
Inventories	(681,116)	(123,887)
Prepaid expenses and other current assets	(30,924)	20,996
Due from parent company	(417,110)	(1,920,844)
Deposits and other assets	121,395	415,633
Checks issued in excess of bank balances	(23,178)	43,514
Accounts payable	444,186	(954,697)
Accrued expenses	(624,143)	97,569
Accrued compensation and benefits	285,132	(42,366)
Customer deposits	14,060	572
Accrued severance	660,000	-

Cash provided by operating activities	3,011,142	4,753,053

Investing activities
Proceeds from sale of property, plant and equipment	635,542	446,645
Payment for purchase of business, net of cash acquired	-	(1,949,488)
Capital expenditures	(3,000,807)	(2,022,426)

Cash used by investing activities	(2,365,265)	(3,525,269)

Financing activities
Proceeds from term loan	-	159,250
Payments on term loan	(645,877)	(1,387,034)

Cash used by financing activities	(645,877)	(1,227,784)

Change in cash	-	-

Cash at beginning of period	-	-

Cash at end of period	$-	$-

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Taxes	$197,730	$34,000

Interest	$9,165,322	$14,309,782

Non-cash investing and financing activities:
Purchase of capital expenditures using term loan	$-	$2,111,250

See accompanying notes to consolidated financial statements.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Phoenix Color Corp. and its two wholly-owned subsidiaries (“Phoenix” or “Company”):

●	PCC Express, Inc. Provides trucking and messenger service for Phoenix.
●	Phoenix Realty, LLC. Owns Phoenix’s real estate.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. All intercompany balances and transactions have been eliminated in consolidation.

For all periods covered by this report, Phoenix was 100% owned by Visant Corporation (“Visant”). See Note 15.

Phoenix’s fiscal year ends on the Saturday closest to December 31st and as a result, a 53rd week is added approximately every sixth year. The Company’s 2014 fiscal year included a 53rd week and ended on January 3, 2015.

2. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies. The Company is headquartered in Hagerstown, Maryland.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of total net revenue and expenses in the reporting periods. These estimates and assumptions are based on current facts, historical experience and various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses. Significant estimates and assumptions by management are used for, but are not limited to, determining the fair value of assets and liabilities, including intangible assets acquired and allocation of purchase price for business combinations, useful lives, carrying values and recoverability of long-lived and intangible assets, the recoverability of goodwill, the realizability of deferred tax assets, the allowance for doubtful accounts, accrued rebates, and workers’ compensation reserves. Actual results may differ materially from our estimates. To the extent there are material differences between the estimates and actual results, our future results of operations will be affected.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer-specific experience and the aging of such receivables, among other factors.

Inventory

Inventory, which consists primarily of paper, laminating film, and inks, is stated at lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes direct materials, direct labor, and applicable overhead. The Company evaluates the need to reserve for slow-moving and obsolete inventory based on historical and/or projected usage of the product.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To date, Phoenix has not established an inventory reserve and has not experienced any material inventory write-offs.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation and amortization are provided using the straight-line method over the assets’ estimated remaining useful lives as follows:

Land	Indefinite
Building	7 - 40 years
Leasehold improvements	Shorter of useful life or lease term
Machinery and equipment	3 - 12 years
Furniture and fixtures	3 - 7 years
Transportation equipment	4 - 10 years
Computer and software	3 years

Goodwill and Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the acquired net tangible and intangible assets under the acquisition method for push-down accounting. Intangible assets are recorded at fair value as of the date acquired. Intangible assets primarily represent purchased intangible assets including customer relationships and trade names. Goodwill and trade names have an indefinite life and are not amortized. They are tested for impairment annually or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate. Customer relationships are amortized using a straight-line amortization method over their estimated useful life which ranges from five to forty years.

Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.

Workers’ Compensation Reserve

Phoenix is self-insured for workers’ compensation for claims up to $500,000 per incident. The liability for the self-insured benefits is limited by the purchase of stop-loss insurance for claims more than $500,000. The insurance was managed and accounted for by Visant until August 8, 2015. See Note 15.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accruals for losses are made based on our claim experience and actuarial estimates based on historical data. Actual losses may differ from accrued amounts. Should actual losses exceed the amounts expected and if the recorded liabilities are insufficient, an additional expense will be recorded.

Fair Value of Financial Instruments

The carrying amounts of financial instruments such as accounts receivable, accounts payable, and accrued expenses approximate the related fair values due to the short-term maturities of these instruments.

Customer Deposits

In certain instances, Phoenix requires some customers to prepay a portion of the estimated sales price as a deposit when the sales order is initiated and/or before shipment of product. Customer deposits represent prepayments toward sales orders that are typically completed within a one or two month period. Upon completion of the job, the job is billed, and the customer deposit is applied towards the invoice.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete, evidenced by an agreement with the respective customer, delivery and acceptance has occurred, or services have been provided, collectability is probable, and pricing is fixed or determinable.

Phoenix records reductions of revenue for estimated rebates in the same period the related revenue is recorded. The amount is based on historical information, specific criteria included in rebate agreements, and other factors known at the time. Phoenix accrues rebates each month based on customers actual revenues and estimated future revenues based on the customer contract. By the end of the contract, 100% of the rebate is recorded. Rebates are paid to the customers based on their contractual agreements.

Income Taxes

Phoenix accounts for income taxes under the liability method of accounting for income taxes. Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

Shipping and Handling Fees and Costs

The Company reports shipping and handling fees charged to customers as part of revenue and associated expenses as part of the cost of revenue.

Advertising Expenses

Advertising costs are expensed as incurred and were immaterial for all periods presented.

Operating Leases

Leases where substantially all the risks and rewards of ownership of the assets remain with the leasing company are accounted for as operating leases. The related rent expense is recorded as an operating expense in the statements of operations on a straight-line basis over the lease terms.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration Risks

Cash

Phoenix maintains a small amount of cash, less than $20,000, in its bank account at any given time. The excess cash is automatically transferred to Visant on a daily basis. As of August 8, 2015, all of Phoenix’s cash balances were below the federally-insured limit. The Company has not experienced any losses in such accounts and believes there is little or no exposure to any significant credit risk.

Major Customers and Accounts Receivable

A relatively small number of customers account for a significant percentage of the Company’s revenues. The percentage of revenues derived from significant customers is as follows:

	For the Period
	from
	January 4, 2015
	through	Year Ended
	August 8, 2015	January 3, 2015
		(unaudited)
Customer A	19.5%	20.5%
Customer B	14.8	10.8%
Customer C	11.6	**

**Represents less than 10% of revenues.

Trade receivables from these customers totaled $1,700,000 on August 8, 2015. As of August 8, 2015, all Phoenix’s accounts receivable were unsecured. The risk with respect to accounts receivable is mitigated by credit evaluations performed on customers and the short duration of payment terms extended to customers.

Suppliers

A relatively small number of vendors account for a significant percentage of the Company’s inventory purchases. The percentage of inventory purchases from significant suppliers is as follows:

	For the Period
	from
	January 4, 2015
	through	Year Ended
	August 8, 2015	January 3, 2015
		(unaudited)
Vendor A	27.8%	28.4%
Vendor B	13.9	**
Vendor C	11.2	12.0
Vendor D	**	12.9

**Represents less than 10% of purchases.

If these vendors became unable to provide materials promptly, Phoenix would be required to find alternative vendors. Management estimates they could locate and qualify new vendors in approximately four weeks.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” (“ASU 2014-08”). ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. It is effective for annual periods beginning on or after December 15, 2014. Phoenix adopted ASU 2014-08 on January 4, 2015, and it did not have a significant impact on the financial statements.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in FASB Accounting Standards Codification (“ASC”) topic “Revenue Recognition (Topic 605)” and creates a new ASC topic “Revenue from Contracts with a Customer (Topic 606). This guidance requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. Management is currently evaluating the effect that ASU 2014-09 will have on consolidated financial statements and related disclosures.

In February 2015, the FASB issued ASU 2015-02 “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” (“ASU 2015-02”). ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. It is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. Management does not believe the adoption of ASU 2015-02 will have a material effect on consolidated financial statements and related disclosures.

3. Inventories

Inventories at the end of each period were as follows:

	August 8,	January 3,
	2015	2015
		(unaudited)
Raw materials	$2,839,333	$3,254,642
Work in process	1,652,229	555,804

	$4,491,562	$3,810,446

4. Property, Plant and Equipment

Property, plant and equipment at the end of each period were as follows:

	August 8,	January 3,
	2015	2015
		(unaudited)
Computer and office equipment	$3,291,503	$3,315,596
Furniture and fixtures	787,249	794,307
Vehicles	229,862	229,862
Land	3,860,000	3,933,164
Building and improvements	17,336,409	17,931,100
Machinery and equipment	43,006,947	41,166,796

	68,511,970	67,370,825
Less: Accumulated depreciation	(42,772,876)	(40,085,091)

	$25,739,094	$27,285,734

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization expense was $3,259,491 and $5,620,802 (unaudited) for the period from January 4, 2015 to August 8, 2015, and for the year ended January 3, 2015, respectively.

5. Goodwill

Phoenix’s goodwill was recorded primarily as a result of multiple business acquisitions during previous reporting periods by Visant, and recorded by Phoenix under the acquisition method for push-down accounting.

As a result of Visant receiving an offer to buy Phoenix (Note 15), a triggering event occurred which caused Visant to perform a goodwill impairment analysis. The analysis indicated that Phoenix’s carrying value was greater than the offered purchase price, indicating impairment of goodwill. As a result, Phoenix recorded a $53,300,000 impairment of goodwill during the period from January 4, 2015, to August 8, 2015.

There was no goodwill impairment booked during the year ended January 3, 2015 (unaudited).

6. Intangible Assets

Phoenix’s intangible assets was recorded primarily as a result of multiple business acquisitions during previous reporting periods by Visant, and recorded by Phoenix under the acquisition method for push-down accounting. Identified intangible assets at the end of each reporting period were as follows:

	As of August 8, 2015			As of January 3, 2015 (unaudited)
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Life(1)

Customer relationships	$132,815,000	$(64,030,108)	$68,784,892	$132,815,000	$(58,961,250)	$73,853,750	18.3 years

Trade names	11,000,000	-	11,000,000	11,000,000	-	11,000,000	Indefinite

	$143,815,000	$(64,030,108)	$79,784,892	$143,815,000	$(58,961,250)	$84,853,750

(1)Weighted average original life.

Intangible asset amortization expense, included in selling, general, and administrative expense, totaled $5,068,858 and $8,327,333 (unaudited) for the period from January 4, 2015 through August 8, 2015, and for the year ended January 3, 2015, respectively.

Based on identified intangible assets that are subject to amortization as of August 8, 2015, we expect future amortization expense for each period to be as follows:

Year Ending August 8,	Estimated Future Amortization
2016	$ 8,389,833
2017	8,296,708
2018	7,495,833
2019	7,495,833
2020	7,438,021
Thereafter	29,668,664

$68,784,892

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Accrued Expenses

Accrued expenses at the end of each period were as follows:

	August 8,	January 3,
	2015	2015
		(unaudited)
Accrued rebates	$1,090,340	$1,660,218
Other	86,808	141,073

	$1,177,148	$1,801,291

The following table summarizes the activity related to accrued rebates:

	For the Period
	from
	January 4, 2015
	through	Year Ended
	August 8, 2015	January 3, 2015
		(unaudited)
Beginning balance	$1,660,218	$2,092,560
Charged as a reduction of revenue	693,004	1,405,662
Payments/reversal of unclaimed rebates	(1,262,882)	(1,838,004)

	$1,090,340	$1,660,218

8. Term Loan

During the third quarter of 2009, Visant entered into a master equipment financing agreement (“Master Equipment Financing Agreement”) with People’s Capital and Leasing Corporation, (“PCLC”) on behalf of Phoenix. Phoenix financed four separate pieces of equipment under the Master Equipment Financing Agreement as follows:

Loan 1.   In November 2009, Phoenix entered into a $900,000 term loan. This loan called for 60 monthly installments at an annual interest rate of 4.73%. The last monthly installment was paid in October 2014 (unaudited).

Loan 2.   In June 2010, Phoenix entered into a $2,587,200 term loan. This loan called for 60 monthly installments at an annual interest rate of 4.63%. The last monthly installment was paid in May 2015.

Loan 3.   In June 2010, Phoenix entered into a $1,911,700 term loan. This loan called for 60 monthly installments at an annual interest rate of 4.75%. The last monthly installment was paid in May 2015.

Loan 4.   On March 20, 2014, Phoenix entered into a $2,111,250 term loan with People’s Capital and Leasing Corporation (“Term Loan”) that matures April 2019. The Term Loan accrues imputed interest at an annual rate of 4.45% and requires monthly principal and interest payments of $39,312. The Term Loan is secured by the equipment purchased with the loan proceeds. Although the Term Loan does not have financial debt covenants, it does require Phoenix to comply with non-financial debt covenants (e.g. maintain insurance coverage, maintain operations in the facility that houses the equipment) and provide audited financial statements to the lender. As of August 8, 2015, Phoenix was in compliance with all non-financial debt covenants. See Note 15.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of August 8, 2015, future principal payments are as follows:

Year Ending August 8,	Future Principal Payments
2016	$ 407,611
2017	426,124
2018	445,478
2019	347,336

$1,626,549

9. Accrued Severance

During the period from January 4, 2015 through August 8, 2015, Phoenix expensed severance charges totaling $1,259,701 included with selling, general, and administrative expense. Severance charges were incurred to position the Company for sale. As of August 8, 2015, unpaid severance totaled $1,103,517, of which $443,517 is a current liability disclosed as accrued compensation and benefits; and $660,000 is a long-term liability disclosed as accrued severance.

10. Commitments and Contingencies

Phoenix rents space for its sales office under an operating lease that extends through April 2016. See Note 15. As of August 8, 2015, future minimum rental commitments under noncancellable leases were $72,779 through April 2016.

Rent expense was $71,823 and $143,124 (unaudited) for the period from January 4, 2015, through August 8, 2015, and for the year ended January 3, 2015, respectively. This includes rent expense incurred on an as-needed basis, under a month-to-month agreement, for local warehouse space. Rental expense associated with the warehouse space is included in cost of revenue.

Debt Guarantor

As part of Visant’s debt restructure during September 2014, Phoenix’s board of directors, along with other wholly-owned subsidiaries of Visant, agreed to guarantee Visant’s debt. Phoenix was party to the guarantee by pledging substantially all its tangible and intangible assets. See Note 15.

Litigation, Claims, and Assessments

From time to time Phoenix becomes subject to litigation arising out of normal business operations. As of August 8, 2015, Phoenix was not a party to any proceeding that would be expected to have a material adverse effect on its business, consolidated financial position, results of operations or cash flows.

Environmental Matters

The operations of Phoenix are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. Phoenix incurs ongoing expenses associated with the performance of appropriate monitoring and remediation at certain of its locations.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes

Phoenix was included in the consolidated federal income tax filing of its indirect parent company for the period from January 4, 2015, through August 8, 2015, and for the year ended January 3, 2015. The income tax provision was determined under the separate-return method except for the effects of certain provisions of the United States (“US”) tax code, which were accounted for on a consolidated return basis. Income tax amounts payable or receivable among members of the consolidated group were settled based on the filing of income tax returns and the cash requirements of the respective members of the consolidated group.

Phoenix’s benefit for income taxes are summarized as follows:

	For the Period
	from
	January 4, 2015
	through	Year Ended
	August 8, 2015	January 3, 2015
		(unaudited)

Current taxes:
Federal taxes	$174,542	$1,551,096
State taxes	30,340	216,530
Foreign taxes	-	-
Deferred taxes	(3,611,144)	(3,480,581)

	$(3,406,262)	$(1,712,955)

Phoenix’s effective income tax rate was 5.7% and 41.9% (unaudited) for the period from January 4, 2015, through August 8, 2015, and for the year ended January 3, 2015, respectively. The rate for the period from January 4, 2015, through August 8, 2015 was adversely impacted by the impairment of goodwill. A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes for financial reporting purposes is as follows:

	For the Period
	from
	January 4, 2015
	through	Year Ended
	August 8, 2015	January 3, 2015
		(unaudited)

US Federal statutory rate (%)	(35.0)%	(35.0)%
State income taxes, net of federal income taxes	(0.6)	(2.3)
Goodwill impairment	29.7	-
Other	0.2	(4.4)

	(5.7)%	(41.7)%

The tax effect of temporary differences which gave rise to deferred tax assets and liabilities were:

	August 8, 2015	January 3, 2015
		(unaudited)

Property, plant and equipment	$ (1,638,924)	(2,256,881)
Intangible assets	(27,417,475)	(30,219,029)
Other deferred tax liabilities	(146,786)	(135,777)
Allowance for doubtful accounts	196,143	219,106
Employee benefits reserves	417,208	182,083
NOLS	69,432	78,104
Other	19,465	19,490

	$(28,500,937)	$(32,112,904)

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax asset	$ 546,557	$ 351,723
Deferred tax liability	(29,047,494)	(32,464,627)

	$(28,500,937)	$(32,112,904)

Income tax returns were filed in the U.S. federal jurisdiction and various states. With a few exceptions, Phoenix is no longer subject to income tax examinations for years prior to 2007.

Should the Company incur interest and penalties relating to tax uncertainties, such amounts would be classified as a component of interest expense and operating expense, respectively. The Company did not recognize or accrue any interest or penalties during the period from January 4, 2015 through August 8, 2015, or the year ended January 3, 2015 (unaudited).

12. Related-Party Transactions

Management Services Agreement - Visant

On January 1, 2013, Phoenix and Visant entered an agreement (“Management Services Agreement”) whereby Visant provided administrative services to Phoenix including legal, accounting, tax, human resources, raw materials procurement, treasury and cash management, investor relations, and strategic business planning. Under the Management Services Agreement, Phoenix paid a fee to Visant $353,483 and $598,867 (unaudited) during the period from January 4, 2015 through August 8, 2015, and the year ended January 3, 2015, respectively. Additionally, Visant charged a debt management fee to Phoenix. Under this arrangement, Phoenix paid Visant $266,400 and $315,000 (unaudited) during the period from January 4, 2015 through August 8, 2015, and the year ended January 3, 2015, respectively. See Note 15.

Due from Parent Company

The balance sheet caption “Due from Parent Company” reflects the cumulative effect of Visant automatically transferring Phoenix’s excess cash to Visant’s bank account on a daily basis offset by the payment of the Management Services Agreement fees discussed above.

Due to Parent Company

The balance sheet caption “Due to Parent Company” reflects debt incurred by Visant and pushed down to Phoenix. There was no activity during any period presented.

Intercompany Purchases and Sales

In the normal course of business, Phoenix purchases and sells products to Jostens, Inc. (“Jostens”), a wholly-owned subsidiary of Visant. Purchases from Jostens totaled $181,863 and $612,942 (unaudited) during the period from January 4, 2015 through August 8, 2015, and the year ended January 3, 2015, respectively. Sales to Jostens totaled $21,241 during the period from January 4, 2015 through August 8, 2015. Phoenix did not have any sales to Jostens during the year ended January 3, 2015 (unaudited). Phoenix had no amounts due to or due from Jostens at August 8, 2015 or January 3, 2015.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest Expense

Interest expense incurred by Visant and charged to Phoenix was $9,113,290 and $14,202,667 (unaudited) during the period from January 4, 2015 through August 8, 2015, and the year ended January 3, 2015, respectively.

13. Employee Benefits

Phoenix has a 401(k) plan for employees who have employed by Phoenix for six months. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation, but not more than the maximum amounts allowed under the Internal Revenue Code. Phoenix contributions totaled $354,312 and $521,572 (unaudited) for the period from January 4, 2015 through August 8, 2015, and for the year ended January 3, 2015, respectively.

14. Acquisition (unaudited)

On November 3, 2014, Phoenix acquired certain assets and assumed certain liabilities from Brady Palmer Label, Corporation (“Brady Palmer”). Brady Palmer was acquired to increase the Company’s presence in the University Press segment of the book-component business and add sheet fed cut and stack labels to its product offerings. Phoenix accounted for the transaction as an acquisition of a business. Brady Palmer’s results of operations are included with the Company’s results of operations from the date of acquisition. The Company integrated the operations of Brady Palmer with Phoenix’s operations. Brady Palmer’s results of operations are not tracked separately. The purchase price paid was $1,957,559 in cash, which the Company funded with cash on hand.

An allocation of the purchase price to the assets acquired and liabilities assumed was made based on available information and incorporating management’s best estimates. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values while transaction costs associated with the acquisition were expensed as incurred.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition of Brady Palmer:

Accounts receivable	$741,049
Inventory	387,630
Other assets	43,590
Property, plant and equipment	865,181
Intangible assets(1)	375,000

Total assets acquired	2,412,450
Total liabilities	454,891

Net assets acquired	$1,957,559

(1)Intangible assets represent customer relationships, with an estimated five-year life.

15. Subsequent Events

Company Sale

Effective August 9, 2015, ALJ Regional Holdings, Inc. (“ALJ”) acquired all of the capital stock of Phoenix under a stock purchase agreement (“Purchase Agreement”), dated July 11, 2015, from Visant. ALJ acquired Phoenix to establish a presence in the printing industry. ALJ paid $88,300,000 in cash to Visant for 100% of the capital stock in Phoenix.

In connection with the Purchase Agreement, Phoenix paid off its Term Loan (Note 8).

On August 9, 2015, Phoenix terminated the Management Services Agreement (Note 12).

On August 9, 2015, Phoenix entered a transition management services agreement (“Transition Agreement”) with Visant to continue providing administrative services through December 31, 2015. Under the Transition Agreement, Phoenix agreed to pay Visant $106,305 per month and reimburse Visant for any third-party expenses incurred in providing such transition services. The Transition Agreement ended December 31, 2015.

PHOENIX COLOR CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Guarantor

Phoenix’s guarantee of Visant’s debt (Note 10) was terminated effective August 8, 2015.

Building Lease Extension

During October 2015, Phoenix extended the operating lease for its sales office. The lease term was extended to May 2019. As of August 8, 2015, future minimum rental commitments under noncancellable leases, including the existing lease and the lease extension, were:

Year Ending August 8,	Future Minimum Lease Payments
2016	$113,608
2017	123,620
2018	127,024
2019	86,224

$450,476

Building Sale

On January 15, 2016, Phoenix sold one of its buildings for $975,000 cash paid at closing. The building was purchased by Phoenix in 2014 as part of the assets purchased from Brady Palmer (Note 14). Phoenix was not using the building at the time of the sale. As of August 8, 2015, the building was disclosed as an asset held for sale on Phoenix’s balance sheet. Phoenix paid $58,115 of closing costs and realized a $228,779 gain on the sale of the building.

Other

Management has evaluated subsequent events through January 29, 2016, which is the date the financial statements were issued.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Introduction to Unaudited Pro Forma Condensed Combined Statement of Operations

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015, is presented to give effect to the acquisition of Phoenix Color Corp. and subsidiaries (“Phoenix”) by ALJ Regional Holdings, Inc. (“ALJ,” the “Company” or “we”).

The pro forma information was prepared based on the historical consolidated financial statements of ALJ and Phoenix after giving effect to the acquisition using the acquisition method of accounting, and after applying the assumptions and adjustments described in the accompanying notes. The pro forma information is presented as if the acquisition occurred on January 4, 2015.

ALJ and Phoenix have different fiscal year ends. ALJ’s fiscal year ends on September 30 and Phoenix’s fiscal year ends on the Saturday closest to December 31. The ALJ condensed statement of operations included herein was derived from its audited September 30, 2015 statement of operations included elsewhere in this Form 10 and include the results of Phoenix from August 9, 2015, through September 30, 2015. Phoenix’s statement of operations included herein was derived from its audited statement of operations from January 4, 2015, through the acquisition date of August 8, 2015, included elsewhere in this Form 10.

The pro forma information has been prepared for illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations in future periods, or the results that actually would have been achieved had ALJ and Phoenix been a consolidated entity during the period presented.

The pro forma information should be read together with (1) the accompanying notes to the unaudited pro forma condensed combined statement of operations, (2) ALJ’s audited historical financial statements and related notes included elsewhere in this Form 10, and (3) Phoenix’s audited historical financial statements and related notes included elsewhere in this Form 10.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2015

	Historical
		Phoenix			Pro Forma
	ALJ	For the Period			Combined
	For the Nine	from	Phoenix		Nine Months
	Months Ended	January 4, 2015	Pro Forma		Ended
	September 30,	through	Adjustments		September 30,
	2015(1)	August 8, 2015	(See Note 2)		2015
Net revenue	$160,081,958	$49,073,140	$-		$209,155,098
Costs and expenses:
Cost of revenue	125,481,382	29,735,102	-		155,216,484
Depreciation and amortization expense – cost of revenue	518,241	3,076,346	(1,742,346)	(a)	1,852,241
Selling, general, and administrative expense	22,838,728	8,333,390	(207,883)	(b) (c)	30,964,235
Depreciation and amortization expense – selling, general, and administrative	5,221,296	5,252,003	(2,969,289)	(d)	7,504,010
Impairment of goodwill	-	53,300,000	(53,300,000)	(e)	-
Loss (gain) on sale of assets	448,258	(472,341)	-		(24,083)

Total costs and expenses	154,507,905	99,224,500	(58,219,518)		195,512,887

Operating income (loss)	5,574,053	(50,151,360)	58,219,518		13,642,211

Other income (expense):
Interest expense	(1,955,943)	(9,165,322)	5,176,078	(f)(g)	(5,945,187)
Dividend and interest income	7,164	1,550	-		8,714

Income (loss) before income taxes	3,625,274	(59,315,132)	63,395,596		7,705,738
Benefit (expense) from income taxes	5,680,798	3,406,262	(3,532,270)	(h)	5,554,790

Net income (loss)	9,306,072	(55,908,870)	59,863,326		13,260,528
Noncontrolling interest	(296,716)	-	-	(i)	(296,716)

Net income (loss) attributable to ALJ	$9,009,356	$(55,908,870)	$59,863,326		$12,963,812

Net income per common share
Basic	$0.27				$0.38

Diluted	$0.26				$0.37

Shares used in per share calculation
Basic	33,716,182				33,716,182
Diluted	34,767,925				34,767,925

(1)	Includes the results of Phoenix from August 9, 2015, through September 30, 2015.

See notes to unaudited pro forma condensed combined statement operations.

ALJ REGIONAL HOLDINGS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015, is presented to give effect to the acquisition of Phoenix Color Corp. and subsidiaries (“Phoenix”) by ALJ Regional Holdings, Inc. (“ALJ” or “Company”) on August 8, 2015 for $88.3 million cash.

In accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”), Phoenix accounted for the acquisition under the push-down method of accounting, which requires that the financial statements of a subsidiary reflect the costs incurred by the parent company in buying the subsidiaries instead of the subsidiaries’ historical costs. ALJ allocated the total purchase price based on management’s estimated fair value of the assets received and liabilities assumed at the date of acquisition.

The unaudited pro forma condensed combined statement of operations reflect certain adjustments that are necessary to present fairly ALJ’s unaudited pro forma condensed combined statement of operations. The pro forma adjustments give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on us, and are based on assumptions that management believes are reasonable given the best information currently available.

There is no pro forma condensed consolidated balance sheet presented because the audited consolidated balance sheet included elsewhere in this Form 10 contains the balances of Phoenix as of September 30, 2015.

Accounting Periods Presented

ALJ and Phoenix have different fiscal year ends. ALJ’s fiscal year ends on September 30 and Phoenix’s fiscal year ends on the Saturday closest to December 31. ALJ’s condensed statement of operations was derived from its audited September 30, 2015 statement of operations included in this Form 10. Specifically, the results of operations from October 1, 2014 through December 31, 2014 were removed from the audited statement of operations for the year ended September 30, 2015 to derive ALJ’s condensed statement of operations for the nine months ended September 30, 2015. Phoenix’s statement of operations included herein was derived from its audited statement of operations from January 4, 2015 through the acquisition date of August 8, 2015. Phoenix’s results of operations from August 9, 2015 through September 30, 2015 are included with ALJ’s results of operations.

Note 2. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined statement of operations has been prepared as if the acquisition was completed on January 4, 2015, and reflects the following pro forma adjustments:

(a)	To eliminate the historical amortization of intangible assets and record the new amortization expense based on the fair value of identifiable intangible assets acquired.

(b)	To eliminate the historical management fee charged by Phoenix’s prior parent company.

(c)	To record additional personnel-related expenses, that replace management services previously provided by Phoenix’s prior parent company.

(d)	To eliminate the historical depreciation expense related to property, plant and equipment and record the new depreciation expense based on the fair value of property, plant, and equipment acquired.

(e)	To eliminate the historical impairment of goodwill.

(f)	To record additional interest expense associated with acquisition financing.

(g)	To eliminate historical interest expense charged by Phoenix’s prior parent company.

(h)	To record the tax impact of adjustments (a) through (g) above.

(i)	Noncontrolling interest relates to other ALJ subsidiaries. Phoenix is 100% owned by ALJ. As such, noncontrolling interest does not require pro forma adjustment.

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